Commission File Number:  30-246



                       SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549-1004



                                    FORM U5S

                                 ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1996



      Filed pursuant to the Public Utility Holding Company Act of 1935 by


                              NORTHEAST UTILITIES


       174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010

                              (Corporate Address)

                 Selden Street, Berlin, Connecticut 06037-1616

                            (Principal Headquarters)


                              NORTHEAST UTILITIES

                             FORM U5S ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                               TABLE OF CONTENTS




ITEM                                                                    PAGE


1.    System Companies and Investments Therein....................        2

2.    Acquisitions or Sales of Utility Assets.....................        7

3.    Issue, Sale, Pledge, Guarantee or Assumption of System Securities   7

4.    Acquisition, Redemption or Retirement of System Securities..        8

5.    Investments in Securities of Nonsystem Companies............       11

6.    Officers and Directors......................................       12

7.    Contributions and Public Relations..........................       38

8.    Service, Sales and Construction Contracts...................       38

9.    Wholesale Generators and Foreign Utility Companies..........       40


10.   Financial Statements and Exhibits...........................       45

            Report of Independent Public Accountants..............      F-1

            Signature.............................................      F-2






ITEM 1.    SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1996



                                 Name of Company                     No. of                          Issuer        Owner's
Name of Owner                    Name of Issuer                      Common Shares       % of       Book Value    Book Value
                                                                     Shares Owned    Voting Power    (000's)       (000's)

Northeast Utilities(NU)(1)       The Connecticut Light and
                                 Power Company (CL&P) (3)*           12,222,930          100        $1,313,296    $1,313,296

                                 Public Service Company of
                                 New Hampshire (PSNH) (3)*                1,000          100           597,750       597,750

                                 Western Massachusetts
                                 Electric Company (WMECO) (2) (3)     1,072,471          100           274,768       274,768

                                 North Atlantic Energy
                                 Corporation (NAEC) (3)                   1,000          100           214,749       214,749

                                 Holyoke Water Power
                                 Company (HWP) (3)*                     480,000          100            19,892        19,892

                                 Northeast Utilities Service
                                 Company (NUSCO) (4)                          1          100                 1             1

                                 Northeast Nuclear Energy
                                 Company (NNECO) (5)                      1,500          100            16,232        16,232

                                 North Atlantic Energy Service
                                 Corporation (NAESCO) (6)                 1,000          100                11            11

                                 The Rocky River Realty
                                 Company (RRR) (7)                          100          100               684           684

                                 The Quinnehtuk Company (7)               3,500          100            -1,654        -1,654

                                 Charter Oak Energy, Inc. (COE) (8)*        100          100            69,525        69,525

                                 HEC Inc. (9)*                              100          100             3,804         3,804

                                 NUSCO Energy Partners, Inc. (10)           100          100              -412          -412


                                 Mode 1 Communications, Inc.
                                   (Mode 1)  (11)                           100          100             6,338         6,338

The Connecticut Light and        Research Park, Incorporated                 50          100                56            56
Power Company (2)(3)***
                                 CL&P Capital, L.P.                          --          100             3,100         3,100

                                 The City and Suburban Electric
                                 and Gas Company**                          100          100                 1             1

                                 Electric Power, Incorporated**             100          100                 1             1
                                 Noninterest Bearing Advance                                                 1             1

                                 The Connecticut Transmission
                                 Corporation**                              200          100                 5             5

                                 The Connecticut Steam Company**             10          100                 1             1

                                 The Nutmeg Power Company**                  60          100                 2             2

Public Service Company           Properties, Inc. (7)                       200          100             1,270         1,270
of New Hampshire (2) (3)         Interest Bearing Advance                                                5,342         5,342

                                 New Hampshire Electric Company**             1          100                 1             1

Holyoke Water Power              Holyoke Power and Electric Company       4,850          100              -294          -294
Company (3)                      Variable rate demand notes                                                424           424


Charter Oak Energy, Inc.(8)      Charter Oak (Paris) Inc.                   100          100             2,512         2,512

                                 COE Development Corporation                100          100             8,185         8,185

                                 COE (UK) Corp.                             799           79.9           4,399         3,515

                                 COE (Gencoe) Corp.                         490           49               -55           -27
                                 Promissory Note                                                           757           371

                                 COE Argentina I Corp.                      100          100                10            10

                                 COE Argentina II Corp.                     100          100            19,634        19,634

                                 COE Ave Fenix Corporation                  100          100            18,385        18,385

                                 COE Tejona Corporation                     100          100            17,114        17,114

COE (Gencoe) Corp. (8)           COE (UK) Corp.                             201           20.1           3,809           766

HEC Inc. (9)                     HEC International Corporation              100          100                 7             7

                                 HEC Energy Consulting Canada Inc           100          100                24            24

                                 Southwest HEC Energy Services L.L.C.        --           50                54            54


   *Consolidated.
  **Inactive.
***Exempt holding company - see Commission Release Nos. 13048 and 14947.




(1) For information about NU's investment in the hydro-transmission companies, see Note A to Item 1.

(2) For information regarding CL&P's, PSNH's, and WMECO's investment in regional nuclear generating companies, see Note A to Item 1.

(3) Electric utility operating subsidiary.

(4) Service company which provides support services for the NU system companies.

(5) Agent for the NU system companies and other New England utilities in operating the Millstone nuclear generating facilities.

(6) Agent for the joint owners in operating the Seabrook 1 nuclear generating facility.

(7) Subsidiary which constructs, acquires, or leases some of the property and facilities used by one or more of the system companies.

(8) Directly and through its subsidiaries, COE develops and invests in cogeneration, small power production, and other forms of nonutility generation and in exempt wholesale generators and foreign utility companies, as permitted under the Energy Policy Act of 1992. On March 25, 1997, the NU Board of Trustees approved the offering for the sale of COE, as COE no longer fits with NU's core business strategy of being a leading energy and energy services provider in the northeastern United States.
    NU hopes to complete a sale by late 1997.

(9) Directly and through its subsidiaries, HEC provides energy management, demand-side management, and related consulting services for commercial, industrial, and institutional electric companies and electric utility companies.

(10)NUSCO Energy Partners, Inc., a Connecticut corporation,commenced operations in October 1996. The corporation engages in the brokering, marketing, transportation, storage and sale of energy commodities at wholesale in designated geographic areas, and in the brokering and marketing of electricity to retail customers participating in various pilot programs. Effective April 1997, the company's name has been changed to Select Energy, Inc.

(11)In June 1996, Mode 1 Communications, Inc., a Connecticut corporation, was formed for the purpose of investing in FiveCom LLC, its affiliate NECOM
    LLC and/or other affiliates for the construction of the New England Optical Network, a fiber-optic communications network to run throughout New England, and to participate in other associated transactions. NU has a
    9.9 percent equity investment in FiveCom LLC, and a 40 percent equity investment in its affiliate, NECOM LLC. The company was formerly doing business under the name of NU/Mode 1 Communications, Inc. Effective February 1997, the name was changed to read as Mode 1 Communications, Inc.




ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1996 (Continued)


Note A:   The following are CL&P's, PSNH's, and WMECO's total investments in regional nuclear generating companies and Northeast Utilities' investments in New England Hydro-Transmission Electric Company, Inc. and New England
          Hydro-Transmission Corporation:



                                                                    No. of         Percentage of     Carrying Value
Name of Owner       Name of Issuer                               Common Shares     Voting Power        to Owners
                                                                    Owned                               (000's)

The Connecticut Light and Power Company:

                    Connecticut Yankee Atomic Power Co. (b)        120,750            34.50%           $ 36,954
                    Maine Yankee Atomic Power Co.                   60,000            12.0                8,956
                    Vermont Yankee Nuclear Power Corp               37,242             9.5                5,161
                    Yankee Atomic Electric Co. (b)                  37,583            24.5                5,854

Public Service Company of New Hampshire:

                    Connecticut Yankee Atomic Power Co. (b)         17,500             5.0                5,558
                    Maine Yankee Atomic Power Co.                   25,000             5.0                3,675
                    Vermont Yankee Nuclear Power Corp.              15,681             4.0                2,100
                    Yankee Atomic Electric Co. (b)                  10,738             7.0                1,634

Western Massachusetts Electric Company:

                    Connecticut Yankee Atomic Power Co. (b)         33,250             9.5               10,165
                    Maine Yankee Atomic Power Co.                   15,000             3.0                2,247
                    Vermont Yankee Nuclear Power Corp.               9,800             2.5                1,363
                    Yankee Atomic Electric Co. (b)                  10,738             7.0                1,673

Total System Investment:

                    Connecticut Yankee Atomic Power Co. (b)        171,500            49.0               52,677
                    Maine Yankee Atomic Power Co.                  100,000            20.0               14,878
                    Vermont Yankee Nuclear Power Corp.              62,723            16.0                8,624
                    Yankee Atomic Electric Co. (b)                  59,059            38.5                9,161

Northeast Utilities:

                    New England Hydro-Transmission
                    Electric Company, Inc.                         906,324            22.66              13,132

                    New England Hydro-Transmission Corp.             4,871            22.66               8,054


(b) Yankee Atomic Electric Co.'s  and Connecticut Yankee Atomic Power Co.'s nuclear power plants were shut down permanently on February 26, 1992 and December 4, 1996, respectively.








ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

        On June 21, 1996, CL&P entered into an operating lease agreement for CL&P to acquire the use of four turbine generators having an installed cost of approximately $70 million. The initial lease term is for a five-year period. The lease agreement provides for a renewal option under which CL&P may lease the turbines, at their fair market value, for five additional consecutive twelve-month renewal terms. The rental payments are based on a five-year floating interest rate. Upon termination of the lease agreement, ownership of the turbines will remain with the lessor.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

        Descriptions of transactions involving the issue, sale, pledge, guarantee or assumption of system securities, including short-term borrowings, have been filed pursuant to Rule 24, with the exception of certain NU guarantees incident to the procurement of surety bonds and the issue of certain securities, as described below.

        In the ordinary course of their business, the NU subsidiary companies are required to provide surety or performance bonds. From time to time, NU guarantees the payment of such a bond by its subsidiary through the indemnification of the surety company or agency which has agreed to provide the bond. NU's guarantee of these surety bonds is exempt from the provisions of Section 12(b) of the Public Utility Holding Company Act of 1935, pursuant to Rule 45(b)(6) thereunder. As of December 31, 1996, NU had $9,575,480 of such guarantees outstanding, which was the highest amount outstanding during 1996.

        In addition, information relating to the following issuances has been filed on Form U-6B-2 in accordance with Rule 52:


        1. Issuance of up to $225,000,000 aggregate principal amount of variable rate (depending upon borrowing option and interest period chosen from time to time) of secured short-term notes issued pursuant to the Amended and Restated Revolving Credit Agreement between Public Service Company of New Hampshire and a group of banks, including Chemical Bank as Co-Agent and Administrative Agent, dated as of April 1, 1996.

        2. Issuance of $160 million principal amount First and Refunding Mortgage 7 7/8% Bonds, 1996 Series A, by CL&P on June 25, 1996.

        3. Issuance by CL&P of First and Refunding Mortgage Bonds, 1996 Series B, to secure CL&P's repayment obligations under an Amended and Restated Loan Agreement between the Connecticut Development Authority and CL&P, dated May 1, 1996 and amended and restated as of January 1, 1997, relating to the issuance of $62,000,000 of 1996A Series Pollution Control Revenue Bonds (PCRBs). The PCRBs are supported by (1) a municipal bond insurance policy issued by AMBAC Indemnity Corporation and (2) a Standby Bond Purchase Agreement dated January 23, 1997, among CL&P, Societe Generale, New York Branch, and Fleet National Bank, as trustee. The PCRBs may bear interest at daily, commercial paper, weekly, multiannual, or fixed rates. The PCRBs were initially issued bearing interest at weekly rates.





ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)

                                                       Amounts Acquired                 Amounts Retired/Debt Repayment

                                            Number of Shares                         Number of Shares
Name of Issuer and Title of Issue           or Principal Amount   Consideration      or Principal Amount   Consideration

The Connecticut Light and Power Company

     First Mortgage Bonds -

          7.625% Series UU                      $3,957,000          $3,957,000          $3,957,000          $3,957,000
          7.25%   Series VV                      1,000,000           1,000,000           1,000,000           1,000,000
                                                $4,957,000          $4,957,000          $4,957,000          $4,957,000

     Other Notes/Agreements - (2)

          Connecticut Resource Recovery
            Authority Note                      $9,361,200          $9,361,200          $9,361,200          $9,361,200
          Other                                     10,756              10,756              10,756              10,756
                                                $9,371,956          $9,371,956          $9,371,956          $9,371,956

Western Massachusetts Electric Company

     Preferred Stock -

          1988 DARTS                             1,340,000         $33,500,000            1,340,000         $33,500,000
          Series 1987 - 7.60%                      120,000           3,000,000              120,000           3,000,000
                                                 1,460,000         $36,500,000            1,460,000         $36,500,000

Public Service Company of New Hampshire

     First Mortgage Bond                      $172,500,000        $172,500,000         $172,500,000        $172,500,000
          8.875% Series A

Northeast Nuclear Energy Company

          7.17% Senior Notes                      $391,666            $391,666            $391,666            $391,666

NU Parent (Parent) (NU-P)

NU-P, as part of its acquisition of Public
Service Company of New Hampshire (PSNH) on
June 5, 1992, issued 8,430,910 warrants to former PSNH equity security holders. These warrants, which will expire on June 5, 1997, entitle the holder to purchase one share of NU common at an exercise price of $24 per share. As of December 31, 1996, 464,187 shares had been purchased through the exercise of warrants.

          8.58%   Series A Note                  $8,000,000          $8,000,000         $8,000,000          $8,000,000
          8.38%   Series B Note                   6,000,000           6,000,000          6,000,000           6,000,000
                                                $14,000,000         $14,000,000        $14,000,000         $14,000,000

The Rocky River Realty Company

     Other Notes/Agreements -

          7.875% Installment Note (2)              $720,000            $720,000           $720,000            $720,000
          Variable Rate Mortgage Note (3)            61,173              61,173             61,173              61,173
          8.81%  Series A Note (3)                  696,264             696,264            696,264             696,264
          8.82% Series B Note (3)                   443,860             443,860            443,860             443,860
                                                 $1,921,297          $1,921,297         $1,921,297          $1,921,297

North Atlantic Energy Corporation

     First Mortgage Bonds -

          9.05%   Series A                      $20,000,000         $20,000,000        $20,000,000         $20,000,000

     Other Notes - (2)

          Variable Note                         $25,000,000         $25,000,000        $25,000,000         $25,000,000


(1) For acquisitions, redemptions, or retirements of system securities, other than preferred stock, all transactions exempt pursuant to Rule 42(b)(2) or (4).

(2) Unsecured.

(3) Secured.







 ITEM 5.                                INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES


                                                                                                       % of     Carrying
Name of Owner                      Name of Issuer              Security Owned (1)         Number of   Voting    Value to
                                                                                           Shares      Power     Owners
                                                                                                                 (000's)
Western Massachusetts              Massachusetts Mutual
Electric Company                   Life Insurance               Note                          --         --        $190

Public Service Company             Amoskeag Industries,
of New Hampshire                   Inc.                         Stock                      1,000         --        $100

Northeast Utilities (Parent)       Connecticut Seed             Limited Partnership           --         --        $413
                                   Ventures, Ltd.               Interest


8 Subsidiaries (2)                 Various                      Stock, Debentures,
                                                                and Notes                     --         --        $278

Charter Oak (Paris) Inc.           Tenaska III                  Limited Partnership
                                   Partners, Limited            Interest                      --         --      $2,235

COE Argentina II. Corp.            Central Termica              Stock                      4,000       33.3%    $18,204
                                   San Miguel de Tucuman,S.A.

COE Ave Fenix Corp.                Ave Fenix, S.A.              Advanced Capital              --         --     $18,366
                                                                Contributions

COE (UK) Corp.                     Encoe Partners               General Partnership           --       50.0%     $4,397
                                                                Interest

COE Tejona Corp.                   Plantas Eolicas S.A.         Stock                         19       63.33%
                                                                Stock                         11 (3)   36.67%
                                                                                                      100.0%    $13,986

Mode 1 Communications, Inc.        FiveCom LLC                  Limited Liability Interest    --        9.9%     $1,313
                                   NECOM LLC                    Limited Liability Interest    --       40.0%     $5,223


(1) Recorded at cost on owners books.  Partnership interests are accounted for under the equity method of accounting.

(2) The Connecticut Light and Power Company, Western Massachusetts Electric Company, Holyoke Water Power Company,
    The Quinnehtuk Company, Northeast Utilities Service Company, Northeast Utilities (Parent), Public Service Company
    of New Hampshire, and Rocky River Realty Company.

(3) Held in trust by Manuel Emilio Montero Anderson.







ITEM 6.        OFFICERS AND DIRECTORS

Part I.   As of December 31, 1996

1. The following is a list of the names and principal business addresses of the individuals who are Trustees of Northeast Utilities (NU), but who are not officers or directors of any other NU system company. The names of the officers and directors of system companies appear in Section 2 below.


      Alfred F. Boschulte                       William J. Pape II
      PT. EXCELCOMINDO PRATAMA                  Waterbury Republican-American
      c/o NYNEX Corporation                     398 Meadow Street
      2000 Corporate Drive                      P.O. Box 2090
      Orangeburg, NY 10962                      Waterbury, CT 06722-0290



      Cotton Mather Cleveland                   Robert E. Patricelli
      Mather Associates                         Value Health, Inc.
      123 Main Street                           22 Waterville Road
      P.O. Box 935                              Avon, CT  06001
      New London, NH 03257



      John F. Curley (Associate Trustee)        Norman C. Rasmussen
      Morgan Stanley & Co., Inc.                Massachusetts Institute of
      1251 Avenue of the Americas                 Technology
      23rd Floor                                Building 24, Room 205
      New York, NY 10020                        77 Massachusetts Avenue
                                                Cambridge, MA 02139



      E. Gail de Planque                        John F. Swope
      c/o Northeast Utilities                   Sheehan Phinney Bass + Green
      P. O. Box 270                               Professional Associates
      Hartford, CT 06141-0270                   Hampshire Plaza, 1000 Elm St.
                                                P.O. Box 3701
                                                Manchester, NH 03105-3701



      Gaynor N. Kelley                          John F. Turner
      The Perkin-Elmer Corporation              The Conservation Fund
      761 Main Avenue                           1800 North Kent Street
      Norwalk, CT 06859                         Suite 1120
                                                Arlington, VA 22209



      Elizabeth T. Kennan
      c/o Northeast Utilities
      P.O. Box 270
      Hartford, CT 06141-0270




Item 6.   OFFICERS AND DIRECTORS (Continued)

     PART 1.   (Continued)

          2. Following are the names of and positions held by the officers and directors of all system companies (excluding the Trustees of Northeast Utilities who are listed in Section 1 above).

     NAMES OF SYSTEM COMPANIES WITH WHICH CONNECTED AS OF DECEMBER 31, 1996

                            NU                 City and Suburban  CL&P

Bernard M. Fox              CHB, P, CEO, T     CH, P, CEO         CH, D
Bruce D. Kenyon             PN                                    PN, D
Hugh C. MacKenzie           PR                                    P, D
John H. Forsgren            EVP, CFO           EVP, CFO           EVP, CFO, D
Cheryl W. Grise                                                   SVP, CAO, D
Francis L. Kinney                                                 SVP
Robert G. Abair                                                   D
David H. Boguslawski                                              VP
Neil T. Brigham
Richard R. Carella                                                VP
Ronald G. Chevalier                                               VP
David M. Goebel
Barry Ilberman                                                    VP
John B. Keane               VP, TRS            VP, TRS, D         VP, TRS, D
Mary Jo Keating
Robert J. Kost                                                    VP
Kerry J. Kuhlman                                                  VP
Keith R. Marvin                                                   VP
John T. Muro                                                      VP
John W. Noyes
Edward M. Richters
John J. Roman               VP, C              VP, C              VP, C
Frank C. Rothen
Frank P. Sabatino                                                 VP
Robert P. Wax               VP, S, GC          VP, S, GC, D       VP, S, GC
Roger C. Zaklukiewicz                                             VP
Theresa H. Allsop                              D
Thomas V. Foley
Janice P. Jacque
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***                                          D
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)



                            CL&P Capital(5)    COE               COE Argen I


Bernard M. Fox                                 CH, P, CEO, D     CH, P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren                               EVP, CFO, D       EVP, CFO, D
Cheryl W. Grise
Francis L. Kinney
Robert G. Abair
David H. Boguslawski
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier
David M. Goebel
Barry Ilberman                                 VP, D
John B. Keane                                  VP, TRS, D        VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Edward M. Richters
John J. Roman                                  VP, C
Frank C. Rothen
Frank P. Sabatino
Robert P. Wax                                  VP, S, GC         VP, S, GC
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Janice P. Jacque
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)


                            COE Argen II       COE Ave Fenix     COE Develop

Bernard M. Fox              CH, P, CEO, D      CH, P, CEO, D     CH, P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren            EVP, CFO, D        EVP, CFO, D       EVP, CFO, D
Cheryl W. Grise
Francis L. Kinney
Robert G. Abair
David H. Boguslawski
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier
David M. Goebel
Barry Ilberman
John B. Keane               VP, TRS, D         VP, TRS, D        VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Edward M. Richters
John J. Roman
Frank C. Rothen
Frank P. Sabatino
Robert P. Wax               VP, S, GC          VP, S, GC         VP, S, GC
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Janice P. Jacque
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)


                            COE Gencoe         COE Tejona        COE UK

Bernard M. Fox              CH, P, CEO         CH, P, CEO, D     CH, P, CEO
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren            EVP, CFO, D        EVP, CFO, D       EVP, CFO, D
Cheryl W. Grise
Francis L. Kinney
Robert G. Abair
David H. Boguslawski
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier
David M. Goebel
Barry Ilberman
John B. Keane               VP, TRS            VP, TRS, D        VP, TRS
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Edward M. Richters
John J. Roman
Frank C. Rothen
Frank P. Sabatino
Robert P. Wax               VP, S, GC          VP, S, GC         VP, S, GC
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Janice P. Jacque
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry              D                                    D
Eugene G. Vertefeuille                                           D
A. John Stremlaw(4)


                            COE (Paris)        Conn Steam        Conn Trans

Bernard M. Fox              CH, P, CEO, D      CH, P, CEO        CH, P, CEO
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren            EVP, CFO, D        EVP, CFO          EVP, CFO
Cheryl W. Grise
Francis L. Kinney
Robert G. Abair
David H. Boguslawski
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier
David M. Goebel
Barry Ilberman
John B. Keane               VP, TRS, D         VP, TRS, D        VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Edward M. Richters
John J. Roman                                   VP, C            VP, C
Frank C. Rothen
Frank P. Sabatino
Robert P. Wax               VP, S, GC          VP, S, GC, D      VP, S, GC, D
Roger C. Zaklukiewicz
Theresa H. Allsop                              D                 D
Thomas V. Foley
Janice P. Jacque
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)


                            EPI               Encoe Partners (6) HEC

Bernard M. Fox              CH, P, CEO                           CHB, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie                                                CH(E), D
John H. Forsgren            EVP, CFO                             D
Cheryl W. Grise
Francis L. Kinney
Robert G. Abair
David H. Boguslawski
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier
David M. Goebel
Barry Ilberman                                                   D
John B. Keane               VP, TRS, D                           D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Edward M. Richters
John J. Roman               VP, C
Frank C. Rothen
Frank P. Sabatino
Robert P. Wax               VP, S, GC, D
Roger C. Zaklukiewicz
Theresa H. Allsop           D
Thomas V. Foley
Janice P. Jacque
H. Donald Burbank*                                               VP
David S. Dayton*                                                 VP, D
Linda A. Jensen*                                                 VP, TRS, CL
Thomas W. Philbin*                                               P, D
James B. Redden*                                                 VP
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)



                            HEC Canada         HEC International HP&E

Bernard M. Fox              CHB, CEO           CHB, CEO, D       CH, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie           CAO                CAO, D            P, D
John H. Forsgren                               D                 EVP, CFO, D
Cheryl W. Grise                                                  SVP, D
Francis L. Kinney                                                SVP
Robert G. Abair                                                  VP, CAO, D
David H. Boguslawski
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier                                              VP
David M. Goebel
Barry Ilberman                                 D                 VP
John B. Keane                                  D                 VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin                                                  VP
John T. Muro
John W. Noyes
Edward M. Richters
John J. Roman                                                    VP, C
Frank C. Rothen
Frank P. Sabatino                                                VP
Robert P. Wax                                                    VP, S, GC
Roger C. Zaklukiewicz                                            VP
Theresa H. Allsop
Thomas V. Foley                                                  C
Janice P. Jacque
H. Donald Burbank*          VP                 VP
David S. Dayton*            VP                 VP, D
Linda A. Jensen*            VP, TRS, CL        VP, TRS, CL
Thomas W. Philbin*          P                  P, D
James B. Redden*            VP                 VP
Ted C. Feigenbaum**
William T. Frain, Jr.***                                         D
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)         D





                            HWP                Mode 1            NAEC

Bernard M. Fox              CH, CEO, D         P, CEO            CH, D
Bruce D. Kenyon                                                  P, CEO, D
Hugh C. MacKenzie           P, D                                 D
John H. Forsgren            EVP, CFO, D                          EVP, CFO
Cheryl W. Grise             SVP, D             D                 SVP, CAO, D
Francis L. Kinney           SVP                                  SVP
Robert G. Abair             VP, CAO, D
David H. Boguslawski
Neil T. Brigham                                D
Richard R. Carella
Ronald G. Chevalier         VP
David M. Goebel
Barry Ilberman              VP                 D                 VP
John B. Keane               VP, TRS, D         VP, TRS, D        VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin             VP                                   VP
John T. Muro                VP                 D
John W. Noyes
Edward M. Richters
John J. Roman               VP, C              VP, C             VP, C
Frank C. Rothen
Frank P. Sabatino           VP
Robert P. Wax               VP, S, GC          VP, S, GC         VP, S, GC
Roger C. Zaklukiewicz       VP
Theresa H. Allsop
Thomas V. Foley             C
Janice P. Jacque
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**                                              EVP, CNO, D
William T. Frain, Jr.***    D                                    D
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)



                            NAESCO             NHEC              NNECO

Bernard M. Fox              CH, D                                CH, D
Bruce D. Kenyon             P, CEO, D                            P, CEO, CNO, D
Hugh C. MacKenzie           D                                    D
John H. Forsgren            EVP, CFO                             EVP, CFO
Cheryl W. Grise             D                                    SVP, CAO, D
Francis L. Kinney                                                VP
Robert G. Abair                                                  D
David H. Boguslawski                           VP, D
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier
David M. Goebel             VP                                   VP
Barry Ilberman                                                   VP
John B. Keane               VP, TRS, D                           VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin                                                  VP
John T. Muro
John W. Noyes                                  COMP
Edward M. Richters
John J. Roman               VP, C                                VP, C
Frank C. Rothen             VP                                   VP
Frank P. Sabatino
Robert P. Wax               VP, S, GC                            VP, S, GC
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Janice P. Jacque
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**         EVP, CNO, D                          D
William T. Frain, Jr.***    D                  P, D              D
Gary A. Long***                                VP, D
Paul E. Ramsey***
Robert A. Bersak***                            S, D
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)



                            NUSCO              NUSCO Energy      Nutmeg Power
                                               Partners

Bernard M. Fox              CH, P, CEO, D      CH, CEO, D        CH, P, CEO
Bruce D. Kenyon             PN, D
Hugh C. MacKenzie           PR, D              P, D
John H. Forsgren            EVP, CFO, D        D                 EVP, CFO
Cheryl W. Grise             SVP, CAO, D        D
Francis L. Kinney           SVP
Robert G. Abair             D
David H. Boguslawski        VP
Neil T. Brigham             VP, CIO
Richard R. Carella
Ronald G. Chevalier         VP
David M. Goebel             VP
Barry Ilberman              VP
John B. Keane               VP, TRS, D         VP, TRS, D        VP, TRS, D
Mary Jo Keating             VP
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin             VP
John T. Muro                VP                 VP
John W. Noyes               VP
Edward M. Richters          VP
John J. Roman               VP, C                                VP, C
Frank C. Rothen             VP
Frank P. Sabatino           VP                 VP
Robert P. Wax               VP, S, GC          VP, S, GC         VP, S, GC, D

Roger C. Zaklukiewicz       VP
Theresa H. Allsop                                                D
Thomas V. Foley
Janice P. Jacque
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**         EVP, CNO, D
William T. Frain, Jr.***    D
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)



                            Properties, Inc.   PSNH              Quinn.

Bernard M. Fox                                 CH, CEO, D        CH, P, CEO, D
Bruce D. Kenyon                                PN
Hugh C. MacKenzie                              D                 PR, D
John H. Forsgren                               EVP, CFO, D       EVP, CFO
Cheryl W. Grise                                D                 SVP, D
Francis L. Kinney                                                SVP
Robert G. Abair                                                  VP, CAO, D
David H. Boguslawski                           VP
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier                            VP
David M. Goebel
Barry Ilberman                                 VP                VP
John B. Keane               VP, TRS            VP, TRS           VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin                                                  VP
John T. Muro
John W. Noyes
Edward M. Richters
John J. Roman                                  VP, C             VP, C
Frank C. Rothen
Frank P. Sabatino                              VP
Robert P. Wax                                  VP, S, GC         VP, S, GC
Roger C. Zaklukiewicz                                            VP
Theresa H. Allsop
Thomas V. Foley
Janice P. Jacque                                                 C
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***    P, D               P, D              D
Gary A. Long***             VP, D              VP
Paul E. Ramsey***           D
Robert A. Bersak***         S, D
John C. Collins (1)                            D
Gerald Letendre (2)                            D
Jane E. Newman (3)                             D
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)


                            Research Park      RRR               WMECO

Bernard M. Fox              CH, P, CEO, D      CH, P, CEO, D     CH, D
Bruce D. Kenyon                                                  PN, D
Hugh C. MacKenzie           PR, D              PR, D             P, D
John H. Forsgren            EVP, CFO           EVP, CFO          EVP, CFO, D
Cheryl W. Grise             SVP, CAO, D        SVP, CAO, D       SVP, D
Francis L. Kinney           SVP                SVP               SVP
Robert G. Abair             D                  D                 VP, CAO, D
David H. Boguslawski                                             VP
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier                                              VP
David M. Goebel
Barry Ilberman              VP                 VP                VP
John B. Keane               VP, TRS, D         VP, TRS, D        VP, TRS, D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin             VP                 VP                VP
John T. Muro                                                     VP
John W. Noyes
Edward M. Richters
John J. Roman               VP, C              VP, C             VP, C
Frank C. Rothen
Frank P. Sabatino                                                VP
Robert P. Wax               VP, S, GC          VP, S, GC         VP, S, GC
Roger C. Zaklukiewicz       VP                 VP                VP
Theresa H. Allsop
Thomas V. Foley
Janice P. Jacque                                                 C
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***    D                  D                 D
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)


                            HEC Southwest (7)

Bernard M. Fox
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren
Cheryl W. Grise
Francis L. Kinney
Robert P. Wax
Robert G. Abair
David H. Boguslawski
Neil T. Brigham
Richard R. Carella
Ronald G. Chevalier
David M. Goebel
Barry Ilberman
John B. Keane
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman
Keith R. Marvin
John T. Muro
John W. Noyes
Edward M. Richters
John J. Roman
Frank C. Rothen
Frank P. Sabatino
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Janice P. Jacque
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (1)
Gerald Letendre (2)
Jane E. Newman (3)
Brian E. Curry
Eugene G. Vertefeuille
A. John Stremlaw(4)


The principal business address of the individuals listed above is 107 Selden Street, Berlin, Connecticut 06037-1616, except for those individuals designated by a single asterisk (*), whose principal business address is 24 Prime Parkway, Natick, Massachusetts 01760; a double asterisk (**), whose principal business address is Lafayette Road, Seabrook, New Hampshire 03874; and a triple asterisk (***), whose principal business address is is 1000 Elm Street, Manchester, New Hampshire 03101.

(1) Mr. Collins' principal business address is: Lahey Hitchcock Clinic, One Medical Center Drive, Lebanon, New Hampshire 03756.

(2) Mr. Letendre's principal business address is: Diamond Casting & Machine Co., Inc., P.O. Box 420, Route 130, Hollis, New Hampshire 03049.

(3) Ms. Newman's principal business address is: Exeter Trust Company, One Harbour Place, Suite 400, Portsmouth, NH 03801-3871.

(4) Mr. Stremlaw's principal business address is: HEC Energy Consulting Canada Inc., 285 Yorkland Blvd., Willowdale, Ontario Canada, M2J 1S5.

(5) CL&P Capital is a partnership in which CL&P serves as general partner and NUSCO serves as limited partner.

(6) Encoe Partners is a partnership comprised of COE (UK) Corp. and Enron. The officers and directors listed for Encoe Partners are the officers and directors of COE (UK) Corp.

(7) HEC Southwest is a Delaware limited liability company, formed to be the organizational entity for a joint venture between HEC Inc. and Arizona Public Service Company.







KEY:

AVP     -   Assistant Vice President
C       -   Controller
CAO     -   Chief Administrative Officer
CEO     -   Chief Executive Officer
CFO     -   Chief Financial Officer
CIO     -   Chief Information Officer
CH      -   Chairman
CHB     -   Chairman of the Board
CH(E)   -   Chairman of the Executive Committee
CL      -   Clerk
COMP    -   Comptroller
CNO     -   Chief Nuclear Officer
D       -   Director
EVP     -   Executive Vice President
GC      -   General Counsel
P       -   President
PN      -   President - Nuclear Group
PR      -   President - Retail Business Group
S       -   Secretary
SVP     -   Senior Vice President
T       -   Trustee
TRS     -   Treasurer
VP      -   Vice President

NU                   -  Northeast Utilities
City and Suburban    -  The City and Suburban Electric and Gas Company
                                (CL&P Subsidiary)
CL&P                 -  The Connecticut Light and Power Company
COE                  -  Charter Oak Energy,Inc.
COE Argen I          -  COE Argentina I Corp. (Charter Oak Energy Subsidiary)
COE Argen II         -  COE Argentina II Corp. (Charter Oak Energy Subsidiary)
COE Ave Fenix        -  COE Ave Fenix Corporation (Charter Oak Energy
                                 Subsidiary)
COE Develop          -  COE Development Corporation (Charter Oak Energy
                                 Subsidiary)
COE Gencoe           -  COE (Gencoe) Corp. (Charter Oak Energy Subsidiary)
COE Tejona           -  COE Tejona Corp. (Charter Oak Energy Subsidiary)
COE UK               -  COE (UK) Corp. (Charter Oak Energy Subsidiary)
CO (Paris)           -  Charter Oak (Paris) Inc.(Charter Oak Energy Subsidiary)
Conn Steam           -  The Connecticut Steam Company (CL&P Subsidiary)
Conn Trans           -  The Connecticut Transmission Corporation
                                 (CL&P Subsidiary)
EPI                  -  Electric Power, Incorporated (CL&P Subsidiary)
HEC                  -  HEC Inc.
HEC Canada           -  HEC Energy Consulting Canada Inc. (HEC Subsidiary)
HEC International    -  HEC International Corporation (HEC Subsidiary)
HEC Southwest        -  Southwest HEC Energy Services L.L.C.
HP&E                 -  Holyoke Power and Electric Company (HWP Subsidiary)
HWP                  -  Holyoke Water Power Company
Mode 1               -  NU/Mode 1 Communications, Inc.
NAEC                 -  North Atlantic Energy Corporation
NAESCO               -  North Atlantic Energy Service Corporation
NHEC                 -  New Hampshire Electric Company
NNECO                -  Northeast Nuclear Energy Company
NUSCO                -  Northeast Utilities Service Company
NUSCO Energy Partners-  NUSCO  Energy Partners, Inc.
Nutmeg Power         -  The Nutmeg Power Company (CL&P Subsidiary)
Properties, Inc.     -  Properties, Inc. (PSNH Subsidiary)
PSNH                 -  Public Service Company of New Hampshire
Quinn.               -  The Quinnehtuk Company
Research Park        -  Research Park, Inc. (CL&P Subsidiary)
RRR                  -  The Rocky River Realty Company
WMECO                -  Western Massachusetts Electric Company

Part II. The following is a list of the officers, Directors and Trustees who have financial connections within the provisions of Section 17(c) of the Act.

                       Name and              Position
  Name of             Location of             Held in          Applicable
  Officer              Financial             Financial         Exemption
or Director           Institution           Institution          Rule*
    (1)                   (2)                   (3)               (4)

John C. Collins         Fleet Bank-NH         Director             B
                        Nashua, NH

Thomas V. Foley         Hampden Savings Bank  Trustee              E
                        Springfield, MA

Bernard M. Fox          Fleet Financial       Director          A, C, D, E
                          Group, Inc.
                        Boston, MA

Francis L. Kinney       MidConn Bank          Director             E
                        Berlin, CT

Jane E. Newman          Exeter Trust Company  Executive Vice       B
                        Portsmouth, NH        President and
                                              Director



        * "A" designates Rule 70(b)(1), (2), (3) and (4);
          "B" designates Rule 70(c)(1) and (2);
          "C" designates Rule 70(d)(1), (2), (3) and (4);
          "D" designates Rule 70(e)(1) and (2); and
          "E" designates Rule 70(f)(1) and (2).






ITEM 6.        OFFICERS AND DIRECTORS (Continued)


Part III. The information provided herein is applicable to all system companies, except as indicated otherwise.

       a.   COMPENSATION OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS

      Compensation of Trustees

      During 1996, each Trustee who was not an employee of Northeast Utilities or its subsidiaries was compensated at the annual rate of $17,000 plus 250 common shares of Northeast Utilities, and received $900 for each meeting of the Board or its Committees attended in person and $675 for each meeting attended by conference telephone. Also, a non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra services in the interest of the Northeast Utilities system may receive additional compensation of $1,000 per day plus necessary expenses. The Chairs of the Audit Committee, the Corporate Affairs Committee, the Nuclear Committee and the Committee on Organization, Compensation and Board Affairs were compensated at an additional annual rate of $3,500. Effective July 23, 1996, Mrs. Kennan was elected Lead Trustee of the Board. In addition to the above compensation, Mrs. Kennan is paid at the annual rate of $30,000 for the extra services performed as Lead Trustee.

      Prior to the beginning of each calendar year, each non-employee Trustee may irrevocably elect to have all or any portion of the annual retainer cash compensation paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.


                           SECTION 16(A) REPORTING

      Section 16(a) of the Securities Exchange Act of 1934 requires officers and Trustees of Northeast Utilities, and persons who own more than ten percent of the common shares of Northeast Utilities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Based on review of copies of such form furnished to Northeast Utilities, or written representations that no Form 5 was required, Northeast Utilities believes that for the year ended December 31, 1996, all such reporting requirements were complied with in a timely manner, except that
(a) Mr. Kenyon failed to file a required Form 4 for October, 1996 to report an acquisition of common shares, and (b) Mr. Busch failed to file a required Form 4 for April, 1996 to report an acquisition of common shares. These acquisitions were properly reported on Forms 5 for 1996.






<Cation>

CL&P, PSNH, WMECO and NAEC                    SUMMARY COMPENSATION TABLE

The following table presents the cash and non-cash compensation received by the CEO and the next four highest paid executive officers of the System, and by two retired executive officers who would have been among the five highest paid executive officers but for their retirement, in accordance with rules of the Securities and Exchange
Commission (SEC):

                           Annual Compensation                     Long Term Compensation
                                                                   Awards                   Payouts
                                                                                 Options/     Long
                                                                                  Stock       Term
                                                                     Restricted  Appreci-   Incentive        All
                                                            Other     Stock       ation      Program        Other
Name and                             Salary     Bonus   Compensation  Awards      Rights     Payouts    Compensation($)
Principal Position          Year      ($)        ($)        ($)        ($)         (#)         ($)           (1)


Bernard  M. Fox             1996     551,300     None      None        None        None      65,420         7,500
(Note 2)                    1995     551,300    246,168    None        None        None     130,165         7,350
                            1994     544,459    308,896    None        None        None     115,771         4,500

Bruce D. Kenyon             1996     144,231    400,000    None      499,762       None       None          None
(Note 2)                                                             (Note 3)
                            1995       None      None      None        None        None       None          None
                            1994       None      None      None        None        None       None          None

John H. Forsgren            1996     305,577     None     62,390      80,380       None       None          None
(Note 2)                                                 (Note 4)    (Note 4)
                            1995       None      None      None        None        None       None          None
                            1994       None      None      None        None        None       None          None

Hugh C. MacKenzie           1996     264,904     None      None        None        None      19,834         7,500
(Note 2)                    1995     247,665    128,841    None        None        None      46,789         7,350
                            1994     245,832    113,416    None        None        None      40,449         4,500


Ted C. Feigenbaum           1996     248,858     None      None        None        None      14,770         7,222
(Note 2)                    1995     185,300    126,002    None        None        None       None          5,553
                            1994     183,331     47,739    None        None        None       None          4,500

Robert E. Busch             1996     300,385    None       None        None        None      26,747     2,637,500
Formerly President-                                                                                      (Note 6)
Energy Resources            1995     350,000    147,708    None        None        None      63,100         7,350
Group of NU, CL&P,          1994     346,122    173,366    None        None        None      44,073         4,500
WMECO, and PSNH
and formerly
President of NAEC
(Note 5)

</Table)






Notes:

      1. "All Other Compensation" consists of employer matching contributions under the Northeast Utilities Service Company
          401k Plan, generally available to all eligible employees. It also includes, in the case of Mr. Busch, certain payments made to him pursuant to the terms of his separation agreement with Northeast Utilities Service Company (see Note 5).

      2. See Item 6, Part 1 for information on the directorships and officer positions held by each active individual named in the summary compensation table with each of the registrants.

      3. The restricted stock will vest when Millstone Station is removed from the Nuclear Regulatory Commission's "watch list", provided that this occurs within three years of Mr. Kenyon's commencement of employment and the Systematic Assessment of Licensee Performance and Institute of Nuclear Power Operations ratings of Seabrook Station have not materially changed from their 1996 levels. Dividends accruing on these shares are reinvested in additional shares subject to the same restrictions. At the end of 1996, Mr. Kenyon owned 39,585 restricted shares with a market value of $519,555, plus a $9,896 dividend that was reinvested into an additional 740 restricted shares on January 2, 1997.

      4. The "other annual compensation" consists of tax payments on a restricted stock award. The restricted stock will vest on January 1, 1999. Dividends accruing on these shares are reinvested in additional shares subject to the same restrictions. At the end of 1996, Mr. Forsgren owned 5,305 restricted shares with a market value of $69,621, plus a $1,326 dividend that was reinvested into an additional 99 restricted shares on January 2, 1997.

      5. Mr. Busch left the Company during 1996. Pursuant to his separation agreement with Northeast Utilities Service Company,
          Mr. Busch received cash payments of $880,000 during 1996 and $220,000 during 1997, a supplemental retirement benefit with a present value of $1,400,000, continued medical coverage for himself and his family with a present value of $100,000 and career planning with a value of $30,000. See Employment
          Contracts and Termination of Employment Arrangements, below.

PENSION BENEFITS

      The following table shows the estimated annual retirement benefits payable to an executive officer of the registrants upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Northeast Utilities Service Company
Retirement Plan (the Retirement Plan) but also eligible for the make-whole benefit and the target benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental Plan).
The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers.  The make-whole benefit under the
Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as "compensation" awards under the Executive Incentive Compensation Program and the Executive Incentive Plan
and deferred compensation (as earned).  The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees of Northeast Utilities to participate in the target benefit and who remain in the employ of Northeast
Utilities companies until at least age   60 (unless the Board of Trustees sets
an earlier age).  Each of the executive officers of Northeast Utilities named in the Summary Compensation Table is currently eligible for a target benefit, except Mr. Kenyon, whose Employment Agreement provides a specially calculated retirement benefit, based on his previous arrangement with South Carolina
Electric and Gas.  If Mr. Kenyon retires with at least three but less than five years of service with the Company, he will be deemed to have five years of service.  In addition, if Mr. Kenyon retires with at least three years of service with the Company, he will receive a lump sum payment of $500,000.


      The benefits presented below are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments.


                             ANNUAL TARGET BENEFIT

FINAL AVERAGE
COMPENSATION                        YEARS OF CREDITED SERVICE
                  15           20            25             30           35
 $200,000      $72,000      $96,000      $120,000       $120,000     $120,000
  250,000       90,000      120,000       150,000        150,000      150,000
  300,000      108,000      144,000       180,000        180,000      180,000
  350,000      126,000      168,000       210,000        210,000      210,000
  400,000      144,000      192,000       240,000        240,000      240,000
  450,000      162,000      216,000       270,000        270,000      270,000
  500,000      180,000      240,000       300,000        300,000      300,000
  600,000      216,000      288,000       360,000        360,000      360,000
  700,000      252,000      336,000       420,000        420,000      420,000
  800,000      288,000      384,000       480,000        480,000      480,000
  900,000      324,000      432,000       540,000        540,000      540,000
1,000,000      360,000      480,000       600,000        600,000      600,000
1,100,000      396,000      528,000       660,000        660,000      660,000
1,200,000      432,000      576,000       720,000        720,000      720,000


      Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Compensation taken into account under the target benefit described above includes salary, bonus, restricted stock awards, and long-term incentive payouts shown in the Summary Compensation
Table, but does not include employer matching contributions under the 401 k
Plan. In the event that an officer's employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidiaries under long term disability plans and policies.

      As of December 31, 1996, the five executive officers named in the Summary
Compensation Table had the following years of credited service for retirement compensation purposes: Mr. Fox - 32, Mr. Kenyon - 0, Mr. Forsgren - 0, Mr.
MacKenzie - 31, and Mr. Feigenbaum 10. Assuming that retirement were to occur at age 65 for these officers, retirement would occur with 43, 11, 15, 41 and 29 years of credited service, respectively. Mr. Fox has announced that he will retire in the second half of 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

Officer Agreements


     Northeast Utilities Service Company (NUSCO) has entered into employment agreements (the Officer Agreements) with each of the named executive officers
(except for Mr. Fox - see separate description below) and certain other executive officers and subsidiary directors. The Officer Agreements are also binding on Northeast Utilities and on each majority-owned subsidiary of Northeast Utilities with at least fifty employees on its direct payroll.

     Each Officer Agreement obligates the officer to perform such duties as may be directed by the NUSCO Board of Directors or the Northeast Utilities Board of Trustees, protect the Company's confidential information, and refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area. Each Officer Agreement provides that the officer's base salary will not be reduced below certain levels without the consent of the officer, that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan (see Pension Benefits, above), in the applicable executive incentive programs under the Executive
Incentive Plan (see Report on Executive Compensation, below), and, beginning on
January 1, 1999, if the employment term has not ended, in each short-term and long-term incentive compensation program established by the Company for such executives generally, at an incentive opportunity level not less than that in effect for the officer as of January 1, 1996 (or January 1, 1997 for certain officers).

     Each Officer Agreement provides for automatic one-year extensions of the employment term unless at least six months' notice of non-renewal is given by either party. The employment term may also be ended by the Company for "cause", as defined, at any time (in which case no target benefit, if any, shall be due the officer under the Supplemental Executive Retirement Plan), or by the officer on thirty days' prior written notice for any reason. Absent "cause", the Company may remove the officer from his or her position on sixty days' prior written notice, but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive one or two years' base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock.

     Under the terms of an Officer Agreement, upon any termination of employment of the officer within two years following a change in control, as defined, if the officer signs a release of all claims against the Company the officer will be entitled to certain payments including two or three times base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock. Certain of the change in control provisions may be modified by the Board of Trustees prior to a change in control, on at least two years' notice to the affected officer(s).

     Besides the terms described above, Mr. Forsgren's Officer Agreement provides for a starting salary of $350,000 per year and a $100,000 restricted stock grant. Mr. Feigenbaum's Officer Agreement provides for a starting salary of $250,000 per year. Mr. Kenyon's Officer Agreement provides for an initial starting salary at $500,000 per year, a $500,000 restricted stock grant and a $400,000 cash signing bonus (see Summary Compensation Table, above). Mr.
Kenyon's Officer Agreement also provides for a special retirement benefit
(described above in Pension Benefits) instead of a target benefit and a make-whole benefit under the Supplemental Plan, and a special short term incentive compensation program in lieu of a portion of the Stock Price Recovery Program.
Under this incentive program Mr. Kenyon will be eligible to receive a payment up to 100 percent of base salary depending on his fulfillment of certain incentive goals for each of the years ending August 31, 1997 and August 31, 1998, and for the 16 month period ending December 31, 1999.


Transition and Retirement Agreement


     In 1992, Northeast Utilities entered into an agreement with Mr. Fox
(the "1992 Agreement") to provide for an orderly chief executive officer succession. The agreement states that if Mr. Fox is terminated without cause, he will be entitled to two years' base pay; specified employee welfare benefits;
a supplemental retirement benefit equal to the difference between the target benefit he would be entitled to receive if he had reached the age of 55 on the termination date and the actual target benefit to which he is entitled as of the termination date; and a target benefit under the Supplemental Executive
Retirement Plan, notwithstanding that he might not have reached age 60 on the termination date and notwithstanding other forfeiture provisions of that plan.

     In February, 1997, Northeast Utilities entered into a Transition and
Retirement Agreement (the "Transition Agreement") with Mr. Fox to reflect his election to retire on the later of August 1, 1997 and the date his successor is elected. The Transition Agreement is intended to supersede the 1992 Agreement at the time of Mr. Fox's retirement. The Transition Agreement obligates Mr. Fox to maintain the confidentiality of Company information during his employment and following his retirement, and not to compete with the Company for certain periods of time in specified geographic areas.

     The Transition Agreement provides that Mr. Fox will be engaged as a consultant to the Board of Trustees for 24 months following his retirement, with a fee of $500,000 for the first 12 months and $300,000 for the second 12 months, payable in full notwithstanding Mr. Fox's death or disability during such period or the occurrence of a change in control, as defined. The Transition Agreement also provides that Mr. Fox will be entitled to a target benefit under the Supplemental Executive Retirement Plan (actuarially reduced, if applicable, to reflect payments beginning prior to age 57), and for vesting of all stock appreciation rights granted to him in the Stock Price Recovery Program. All payments and benefits under the Transition Agreement are conditioned on Mr. Fox signing a release of claims against the Company "and all related parties" with respect to matters arising out of his employment with the Company, and the Company releasing Mr. Fox from all civil liability which may arise from his being or having been a Trustee or officer of Northeast Utilities and its subsidiaries, except for any liability which has been or may be asserted against Mr. Fox by the Company as the result of an investigation conducted upon the demand of a shareholder or by a shareholder on behalf of the Company. Both the 1992 Agreement and the Transition Agreement are binding on each majority-owned subsidiary of Northeast Utilities with at least fifty employees on its direct payroll.



Separation Agreement


     NUSCO entered into a Separation Agreement with Mr. Busch in August 1996 in connection with the termination of Mr. Busch's employment. The agreement provided for a severance payment of two times annual compensation, and specified supplemental employee welfare and pension benefits. It provides for confidentiality restrictions on Mr. Busch and a two year non-competition period in specified geographic locations. It includes a release by Mr. Busch of claims against the Company and a release by the Company of claims against Mr. Busch, except such as might be brought as the result of an investigation conducted upon the demand of a shareholder or on behalf of the Company by shareholders.
NUSCO's obligations under this agreement are binding on each majority-owned subsidiary of Northeast Utilities with at least fifty employees on its direct payroll.

     The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.


b.  SECURITY OWNERSHIP OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS

      The following table provides information as of February 25, 1997, as to the beneficial ownership of the equity securities of NU for each Trustee, each of the five highest paid executive officers of NU and its subsidiaries, and Directors and executive officers of system companies. Unless otherwise noted, each Trustee and executive officer has sole voting and investment power with respect to the listed shares. No equity securities of other system companies are owned by Trustees, Directors or executive officers.


                                                Amount and
                                                Nature of
Title Of           Name of                      Beneficial           Percent
 Class         Beneficial Owner                 Ownership             Class(1)



NU Common     Robert G. Abair                     7,761
NU Common     Theresa A. Allsop                   1,720
NU Common     Robert A. Bersak (2)                  844
NU Common     David H. Boguslawski                1,725
NU Common     Cotton Mather Cleveland (3)         4,429
NU Common     John C. Collins                         0
NU Common     E. Gail de Planque                    917
NU Common     Ted C. Feigenbaum                   1,917
NU Common     John H. Forsgren  (4)               5,404
NU Common     Bernard M. Fox (5)                 27,532
NU Common     William T. Frain, Jr.               2,726
NU Common     Cheryl W. Grise                     4,553
NU Common     Barry Ilberman(6)                   8,124
NU Common     John B. Keane                       2,971
NU Common     Gaynor N. Kelley (7)                3,158
NU Common     Elizabeth T. Kennan                 3,141
NU Common     Bruce D. Kenyon(8)                 41,075
NU Common     Francis L. Kinney (9)               4,949
NU Common     Gerald Letendre                         0
NU Common     Gary A. Long                          512
NU Common     Hugh C. MacKenzie (10)              9,962
NU Common     Jane E. Newman                          0
NU Common     William J. Pape II (11)             3,790
NU Common     Robert E. Patricelli                3,116
NU Common     Paul E. Ramsey                        453
NU Common     Norman C. Rasmussen                 2,468
NU Common     John J. Roman                       1,986
NU Common     John F. Swope                       3,104
NU Common     John F. Turner (12)                 2,395
NU Common     Robert P. Wax                       3,815


Amount beneficially owned by Trustees, Directors and Executive Officers as a group:

(1) As of February 25, 1997 there were 136,052,050 common shares of NU outstanding. The percentage of such shares beneficially owned by any Director or Executive Officer, or by all Directors and Executive Officers of CL&P, PSNH, WMECO and NAEC as a group, does not exceed one percent.

(2)  Mr. Bersak shares voting and investment power with his wife for 280 shares.

(3)  1,372 of these shares are held in trust.

(4)  Mr. Forsgren's shares are restricted.  See Note 4 of the Summary
     Compensation Table.

(5) Mr. Fox shares voting and investment power with his wife for 5,745 of these shares. In addition, Mr. Fox's wife has sole voting and investment power for 140 shares as to which Mr. Fox disclaims beneficial ownership.

(6) Mr. Ilberman shares voting and investment power with his wife for 319 of these shares and voting and investment power with his mother for 1,277 of these shares.

(7) 3,120 of these shares are held in trust. Mr. Kelley is no longer a Trustee of Northeast Utilities. He was replaced with Mr. John F. Curley who holds
     15,000 shares.

(8)  40,325 of Mr. Kenyon's shares are restricted.  See Note 2 of the Summary
     Compensation Table.

(9) Mr. Kinney shares voting and investment power with his wife for 2,243 of these shares.

(10) Mr. MacKenzie shares voting and investment power with his wife for 1,584 of these shares.

(11) 500 of these shares are held in trust.

(12) Mr. Turner shares voting and investment power with his wife for 438 of these shares.


c. CONTRACTS AND TRANSACTIONS OF TRUSTEES, DIRECTORS AND EXECUTIVE
   OFFICERS WITH SYSTEM COMPANIES

       Mr. Patricelli, who is standing for re-election as a Trustee of Northeast
Utilities, is Chairman, President and Chief Executive Officer of Value Health,
Inc.  NUSCO, a subsidiary of Northeast   Utilities, selected ValueRx, a
subsidiary of Value Health, Inc., through a competitive bid process to serve as one of NUSCO's prescription drug providers under its Group Insurance Plan during
1996.  The total payments made by NUSCO to ValueRx during 1996 to administer the
Company's prescription drug program were $896,045.

      The law firm of Sulloway & Hollis, P.L.L.C. provided legal services to The Connecticut Light and Power Company, Public Service Company of New Hampshire and North Atlantic Energy Service Corporation (NAESCO), subsidiaries of
Northeast Utilities, during 1996. Ms. Cleveland, who is standing for re-election as a Trustee of Northeast Utilities, is married to John B. Garvey, a partner in the firm.

      The law firm of Sheehan Phinney Bass + Green Professional Associates, provided legal services to NAESCO during 1996. Mr. Swope, who is standing for re-election as a Trustee of Northeast Utilities, is of counsel to the firm.


d. INDEBTEDNESS OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS OF SYSTEM
   COMPANIES


        No Trustee, Director or executive officer was indebted to a system company during 1996.



e. PARTICIPATION OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS IN BONUS
   AND PROFIT-SHARING ARRANGEMENTS

        This disclosure was included in the discussion of compensation in
        Part III, Section (a) above.



f. RIGHTS TO INDEMNITY OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS


        No disclosures were made in any system company's most recent proxy statement or annual report on Form 10-K with respect to the rights to indemnity of Trustees, Directors or executive officers except that in a written Consent in Lieu of a Meeting of Common Shareholders of CL&P
        ("Consent") dated December 18, 1996, shareholders voted to amend CL&P's
        Restated Certificate of Incorporation to include the following language regarding the indemnification of directors, officers, employees, and agents:


        "RESOLVED, that Section IX of Part Two of Article IV of the Restated
        Certificate of Incorporation of the Company is hereby amended to read as follows:



                                 SECTION IX
        IMMUNITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS, AND AGENTS

        No director, officer or agent of the Company shall be held personally responsible for any action in good faith though subsequently adjudged to be in violation of these Sections.

        Effective January 1, 1997, the Company shall indemnify and advance expenses to an individual made a party to a proceeding because he/she is or was a Director of the Company under Section 33-771 of the Connecticut General Statutes, Revision of 1958, as amended. The
        Company shall also indemnify and advance expenses under Sections
        33-770 to 33-778, inclusive, of the Connecticut General Statutes, to any officer, employee or agent of the company who is not a director to the same extent as provided to a director."

        The vote to amend the Restated Certificate of Incorporation was 12,222,930 shares in favor, representing 100 percent of the issued and outstanding shares of common stock of CL&P.



ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

        (1) There were no expenditures, disbursements or payments made during 1996, in money, goods or services, directly or indirectly, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefore.

        (2) The following expenditures, disbursements or payments were made during 1996 to citizens groups or public relations counsel:

                     Name of
    Name of          Ultimate            Total      Purpose Of       Account
 System Company     Beneficiary          Paid       The Payment      Charged


 Corporate
   Communications:
      PSNH          Porter McGee       $135,543   Public Relations    923.99
      PSNH          J. D. Firth Assoc. $ 26,995   Public Relations    912.00
      PSNH          Burson Marsteller  $ 31,162   Public Relations    426.54


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART 1:

      1. In 1996, HEC Inc. provided the following energy management and/or demand-side management services to one or more system companies, as authorized by prior Commission orders under the Act:

                                                          Company
                                              Serving   Receiving
          Transaction                         Company     Benefit  Compensation


          Various Demand Side Management
            Services                          HEC Inc.    PSNH     $  124,799

          Various Demand Side Management
            Services                          HEC Inc.    CL&P     $1,061,336

          Various Energy Management Services  HEC Inc.    WMECO    $   89,118


      2.  In 1996, PSNH rendered the following services to NAESCO:

            Description of Service                             Amount

                                                       (Thousands of Dollars)

            Employee Related Expenses                           $107
            Construction Services                                 11
            Transmission Services                                  3
            Legal Services                                        12
            Accounting and Auditing Services                      20
            Miscellaneous Services                                30


      3. In 1996, the following revenues were received from NAESCO in connection with leasing PSNH assets.

            Newington station building and outside storage      $186*

            *Includes operation and maintenance charges and property taxes associated with leased property.



PART II:

      See Item 6, Part III(c).


PART III:

      None to be reported.




ITEM 9.   WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I.

1(a) Identification of Company:

     1.   Company:              Encoe Partners

     2.   Location:             4 Millbank
                                London SWIP 3ET

     3.   Business address:     Same

     4.   Description:          An English general partnership
                                formed for the sole purpose of building,
                                owning, and operating a 2.176 megawatt (MW)
                                power generating facility acquiring a one-third
                                interest in certain rights and obligations
                                under a power contract.  This power generating
                                facility, which began full commercial operation
                                during April of 1993, produces power by
                                harnessing the pressure in the natural gas
                                pipeline feeding the 1,875 MW gas-fired
                                combined cycle power plant in Teesside,
                                Wilton, Cleveland, England (Teesside).

     5.   System company
          that holds interest: COE (Gencoe) Corp. and COE (UK) Corp. both
                               Connecticut corporations.

     6.   EWG or FUCO:         FUCO


(b)  Capital investment in company by NU, direct or indirect:

     1.   Type:               Capital contribution

     2.   Amount:             $4.4 million

     3.   Debt:               Promissory note for Charter Oak Energy, Inc.
                              to loan COE (Gencoe) Corp. approximately
                              $757 thousand.

     4.   Other financial obligations with recourse to NU or another system
          company:            None

     5.   Guarantees by NU:   None

     Transfer of assets to an affiliated EWG or FUCO:

     1.   Market value:       None

     2.   Book value:         None

     3.   Sale price:         None

(c)  State the ratio of debt to common equity and earnings as of 12/31/96:

     This information is not available at this filing date and will be subsequently provided under Form U5S/A.


(d)  Service, Sales, or Construction Contracts:  None


2(a) Identification of Company:

     1.   Company:            Central Termica San Miguel de
                              Tucuman   S.A. (C.T.S.M.T.)

     2.   Location:           Reconquesta
                              1001 Buenos Aires, Argentina

     3.   Business address:   Same

     4.   Description:        An Argentinean company whose sole purpose is to
                              own and operate the C.T.S.M.T. Facility which
                              began operations in December of 1995.  The
                              facility is a 114 MW simple cycle natural gas
                              combustion turbine and associated electrical and
                              natural gas interconnection equipment located in
                              Tucuman Province, Argentina.

     5.   System company
          that holds
          interest:           COE Argentina II Corp. a Connecticut corporation.

     6.   EWG or FUCO:        FUCO

(b)  Capital investment in company by NU, direct or indirect:

     1.   Type:               Capital contribution

     2.   Amount:             $18.2 million

     3.   Debt:               None

     4.   Other financial obligations with resource to NU or another system company:  None

     5.   Guarantees by NU:   $3 million

     Transfer of assets to an affiliated EWG or FUCO:

     1.   Market value:       None

     2.   Book value:         None

     3.   Sale price:         None

(c)  State the ratio of debt to common equity and earnings as of 12/31/96:

     This information is not available at this filing date and will be subsequently provided, if applicable, under Form U5S/A.

(d)  Service, Sales, or Construction Contracts:  None


3(a) Identification of Company:

     1.   Company:            Ave Fenix Energia S.A.

     2.   Location:           Av. Leandro N. Alen 1110
                              1001 Buenos Aires, Argentina

     3.   Business address:   Same

     4.   Description:        An Argentinean company whose sole purpose is to
                              own and operate the Ave Fenix Facility.  The
                              Facility is a 168 MW simple cycle natural gas
                              combustion turbine and associated electrical and
                              natural gas interconnection equipment located in
                              Tucuman Province, Argentina.  The project
                              commenced operations in October of 1996.

     5.   System company
          that holds
          interest:           COE Ave Fenix Corporation, a Connecticut
                              corporation.

     6.   EWG or FUCO:        FUCO

(b)  Capital investment in company by NU, direct or indirect:

     1.   Type:               Advanced capital contribution (12/31/96)

     2.   Amount:             $18.4 million

     3.   Debt:               None

     4.   Other financial obligations with recourse to NU or another system
          company:            None

     5.   Guarantees by NU:   $10 million

     Transfer of assets to an affiliated EWG or FUCO:

     1.   Market value:       None

     2.   Book value:         None

     3.   Sale price:         None

(c)  State the ratio of debt to common equity and earnings as of 12/31/96:

     This information is not available at this filing date and will be subsequently provided, if applicable, under Form U5S/A.

(d)  Service, Sales, or Construction Contracts:  None



4(a) Identification of Company:

     1.   Company:            Plantas Eolicas S.A.

     2.   Location:           29th Street, 3rd and 5th Avenues
                              San Jose, Costa Rica

     3.   Business address:   Same

     4.   Description:        COE Development Corporation engaged in the
                              construction of a 20 MW wind project located in
                              the Republic of Cost Rica beginning in July of
                              1995.  The project began full commercial
                              operation in the second quarter of 1996.

     5.   System company
          that holds
          interest:           COE Tejona Corporation, a Connecticut
                              corporation.

     6.   EWG or FUCO:        FUCO


(b)  Capital investment in company by NU, direct or indirect:

     1.   Type:               Capital Contribution

     2.   Amount:             $17.1 million

     3.   Debt:               None

     4.   Other financial obligations with recourse to NU or another system
          company:            None

     5.   Guarantees by NU:   $50,000

     Transfer of assets to an affiliated EWG or FUCO:

     1.   Market value:       None

     2.   Book value:         None

     3.   Sale price:         None


(c) State the ratio of debt to common equity and earnings as of December 31, 1996:

     This information is not available at this filing date and will be subsequently provided, if applicable, under Form U5S/A.

(d)  Services, Sales, or Construction Contracts:  None


PART II.

An organizational chart showing the relationship of the foreign utility companies to other NU system companies is provided as Exhibit H. Required financial data is provided as Exhibit I.

PART III.

(a)  NU's aggregate investment in EWGs and FUCOs, respectively, as of 12/31/96:

     EWGs:          $ 0.0 million
     FUCOs:         $58.1 million

(b)  Ratio of aggregate investment to aggregate retained earnings of NU's public-utility subsidiary companies as of 12/31/96:  0.070



ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

                                                                     Page

Financial Statements filed pursuant to the  Public Utility Holding
Company Act of 1935


Report of Independent Public Accountants                              F-1

Signature                                                             F-2

Financial Statements
  Northeast Utilities and Subsidiaries:

      Consolidating Balance Sheet as of December 31, 1996             F-4--F7
      Consolidating Statement of Income for year ended  December 31,
        1996                                                          F-8--F9
      Consolidating Statement of Retained Earnings for year ended
        December 31, 1996                                             F-10--F11
      Consolidating Statement of Capital Surplus, Paid In for the
        year ended December 31, 1996                                  F-10--F11
      Consolidating Statement of Cash Flows for year ended
        December 31, 1996                                             F-12--F13

  The Connecticut Light and Power Company and Subsidiaries:

      Consolidating Balance Sheet as of December 31, 1996             F-14--F15
      Consolidating Statement of Income for year ended December 31,
        1996                                                          F-16
      Consolidating Statement of Retained Earnings for year ended
        December 31, 1996                                             F-17
      Consolidating Statement of Capital Surplus, Paid In for the
        year ended December 31, 1996                                  F-17
      Consolidating Statement of Cash Flows for year ended
        December 31, 1996                                             F-18

  Public Service Company of New Hampshire and Subsidiary:

      Consolidating Balance Sheet as of December 31, 1996             F-20--F21
      Consolidating Statement of Income for year ended December 31,
        1996                                                          F-22
      Consolidating Statement of Retained Earnings for year ended
        December 31, 1996                                             F-23
      Consolidating Statement of Capital Surplus, Paid In for the
        year ended December 31, 1996                                  F-23
      Consolidating Statement of Cash Flows for year ended
        December 31, 1996                                             F-24

  Holyoke Water Power Company and Subsidiary:

      Consolidating Balance Sheet as of December 31, 1996             F-26--F27
      Consolidating Statement of Income for year ended December 31,
        1996                                                          F-28
      Consolidating Statement of Retained Earnings for year ended
        December 31, 1996                                             F-29
      Consolidating Statement of Capital Surplus, Paid In for the
        year ended December 31, 1996                                  F-29
      Consolidating Statement of Cash Flows for year ended
        December 31, 1996                                             F-30

Charter Oak Energy Incorporated and Subsidiaries:

      Consolidating Balance Sheet as of December 31, 1996             F-32--F35
      Consolidating Statement of Income for year ended December 31,
        1996                                                          F-36--F37
      Consolidating Statement of Retained Earnings for year ended
        December 31, 1996                                             F-38--F39
      Consolidating Statement of Capital Surplus, Paid In for the
        year ended December 31, 1996                                  F-38--F39
      Consolidating Statement of Cash Flows for year ended
        December 31, 1996                                             F-40--F41

HEC Incorporated and Subsidiaries:

     Consolidating Balance Sheet as of December 31, 1996              F-42--F43
     Consolidating Statement of Income for the year ended
       December 31, 1996                                              F-44
     Consolidating Statement of Retained Earnings for the year ended
       December 31, 1996                                              F-45
     Consolidating Statement of Capital Surplus, Paid In for the
       year ended December 31, 1996                                   F-45
     Consolidating Statement of Cash Flows for the year ended
       December 31, 1996                                              F-46

  Notes to Financial Statements                                       F-47
  Exhibits                                                            E-1--E-14




                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Northeast Utilities and Subsidiaries:

We have audited the consolidated balance sheets and consolidated statements of capitalization of Northeast Utilities (a Massachusetts trust) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, common shareholders' equity, cash flows, and income taxes for each of the three years in the period ended December 31, 1996, included in the 1996 annual report to shareholders and incorporated by reference in this Form U5S and have issued our report thereon dated February 21, 1997 (except with respect to the matter discussed in the "Subsequent Event" footnote, as to which the date is March 10, 1997). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Utilities and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and cash flows for each of the three years in the period then ended
December 31, 1996, in conformity with generally accepted accounting principles.



                                   /s/ ARTHUR ANDERSEN LLP

                                       ARTHUR ANDERSEN LLP


Hartford, Connecticut
February 21, 1997 (except with respect to the matter discussed in the "Subsequent Event" footnote, as to which the date is March 10, 1997)

                                   SIGNATURE



Northeast Utilities, a registered holding company, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                                 NORTHEAST UTILITIES



                                                 By:   /s/ John J. Roman

                                                           John J. Roman
                                                           Vice President and
                                                           Controller




April 28, 1997









       NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Balance Sheet (a)
                      Assets
                December 31, 1996
               (Thousands of Dollars)



                                                                The
                                                            Connecticut   Public Service
                                                             Light and     Company of
                                                 Northeast Power Company  New Hampshire
                                                 Utilities (consolidated) (consolidated)
                                                 (parent)       (b)            (b)
                                                ---------- -------------- --------------
Utility Plant, at cost:
  Electric                                              0      6,283,736      1,878,155
  Other                                                 0              0          8,694
                                                ---------- -------------- --------------
                                                        0      6,283,736      1,886,849
    Less:  Accumulated provision for
           depreciation                                 0      2,665,519        555,155
                                                ---------- -------------- --------------
                                                        0      3,618,217      1,331,694
  Unamortized PSNH acquisition costs                    0              0        491,709
  Construction work in progress                         0         95,873         11,032
  Nuclear fuel, net                                     0        133,050          1,313
                                                ---------- -------------- --------------
         Total net utility plant                        0      3,847,140      1,835,748
                                                ---------- -------------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market             0        296,960          3,229
  Investments in regional nuclear generating
   companies, at equity                                 0         56,925         12,967
  Investments in transmission companies, at
   equity                                          21,186              0              0
  Investments in subsidiary companies, at
   equity                                       2,506,254              0              0
  Investments in Charter Oak Energy, Inc.
   projects                                             0              0              0
  Other, at cost                                      413         16,565          2,085
                                                ---------- -------------- --------------
                                                2,527,853        370,450         18,281
                                                ---------- -------------- --------------
Current Assets:
  Cash and cash equivalents                            10            404          1,138
  Special deposits                                      0              0              0
  Notes receivable from affiliated companies        5,475        109,050         18,250
  Receivables, net                                    813        226,112        105,381
  Accounts receivable from affiliated companies     7,106          3,481         32,312
  Taxes receivables                                     0         40,134            613
  Accrued utility revenues                              0         78,451         36,317
  Fuel, materials, and supplies, at average cost        0         79,937         44,852
  Recoverable energy costs, net--current portion        0         25,436              0
  Prepayments and other                               224         63,344         24,044
                                                ---------- -------------- --------------
                                                   13,628        626,349        262,907
                                                ---------- -------------- --------------
Deferred Charges:

  Regulatory assets                                     0      1,370,781        684,504
  Accumulated deferred income taxes                 5,293              0              0
  Unamortized debt expense                            524         17,033         12,731
  Deferred receivable from affiliated company           0              0         33,284
  Other                                                46         12,283          3,926
                                                ---------- -------------- --------------
                                                    5,863      1,400,097        734,445
                                                ---------- -------------- --------------
       Total Assets                             2,547,344      6,244,036      2,851,381
                                                ========== ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1996
             (Thousands of Dollars)

                                                                                Holyoke
                                                   Western                    Water Power
                                                Massachusetts North Atlantic    Company
                                                  Electric       Energy      (consolidated)
                                                   Company     Corporation        (b)
                                                ------------- -------------- --------------
Utility Plant, at cost:
  Electric                                         1,257,097        775,794         95,902
  Other                                                    0              0              0
                                                ------------- -------------- --------------
                                                   1,257,097        775,794         95,902
    Less:  Accumulated provision for
           depreciation                              503,989        124,530         41,225
                                                ------------- -------------- --------------
                                                     753,108        651,264         54,677
  Unamortized PSNH acquisition costs                       0              0              0
  Construction work in progress                       15,968          8,887          1,956
  Nuclear fuel, net                                   30,296         31,765              0
                                                ------------- -------------- --------------
         Total net utility plant                     799,372        691,916         56,633
                                                ------------- -------------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market           83,611         19,744              0
  Investments in regional nuclear generating
   companies, at equity                               15,448              0              0
  Investments in transmission companies, at
   equity                                                  0              0              0
  Investments in subsidiary companies, at
   equity                                                  0              0              0
  Investments in Charter Oak Energy, Inc.
   projects                                                0              0              0
  Other, at cost                                       4,367              0          3,479
                                                ------------- -------------- --------------
                                                     103,426         19,744          3,479
                                                ------------- -------------- --------------
Current Assets:
  Cash and cash equivalents                               67            299             21
  Special deposits                                         0          7,039              0
  Notes receivable from affiliated companies               0              0          8,500
  Receivables, net                                    40,168              0          3,336
  Accounts receivable from affiliated companies        3,525         16,422            359
  Taxes receivables                                        0              0              0
  Accrued utility revenues                            12,394              0              0
  Fuel, materials, and supplies, at average cost       5,317         13,093          6,648
  Recoverable energy costs, net--current portion         576              0              0
  Prepayments and other                               11,686          4,302            190
                                                ------------- -------------- --------------
                                                      73,733         41,155         19,054
                                                ------------- -------------- --------------
Deferred Charges:

  Regulatory assets                                  210,852        259,881          2,489
  Accumulated deferred income taxes                        0              0              0
  Unamortized debt expense                             1,866          4,692            946
  Deferred receivable from affiliated company              0              0              0
  Other                                                  888              0            349
                                                ------------- -------------- --------------
                                                     213,606        264,573          3,784
                                                ------------- -------------- --------------
       Total Assets                                1,190,137      1,017,388         82,950
                                                ============= ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4A





      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1996
             (Thousands of Dollars)


                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------
Utility Plant, at cost:
  Electric                                             0    52,331              0
  Other                                           96,550         0              0
                                                --------- --------- --------------
                                                  96,550    52,331              0
    Less:  Accumulated provision for
           depreciation                           54,841    11,202              0
                                                --------- --------- --------------
                                                  41,709    41,129              0
  Unamortized PSNH acquisition costs                   0         0              0
  Construction work in progress                    3,843     1,556              0
  Nuclear fuel, net                                    0         0              0
                                                --------- --------- --------------
         Total net utility plant                  45,552    42,685              0
                                                --------- --------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market            0         0              0
  Investments in regional nuclear generating
   companies, at equity                                0         0              0
  Investments in transmission companies, at
   equity                                              0         0              0
  Investments in subsidiary companies, at
   equity                                              0         0              0
  Investments in Charter Oak Energy, Inc.
   projects                                            0         0              0
  Other, at cost                                   4,815         0              0
                                                --------- --------- --------------
                                                   4,815         0              0
                                                --------- --------- --------------
Current Assets:
  Cash and cash equivalents                      187,395         2            739
  Special deposits                                     0         0              0
  Notes receivable from affiliated companies      72,275    75,000              0
  Receivables, net                                35,251     9,694         51,111
  Accounts receivable from affiliated companies   95,591    36,590            523
  Taxes receivables                                    0         0              0
  Accrued utility revenues                             0         0              0
  Fuel, materials, and supplies, at average cost      71    61,136            298
  Recoverable energy costs, net--current portion       0         0              0
  Prepayments and other                            1,828     5,557          3,024
                                                --------- --------- --------------
                                                 392,411   187,979         55,695
                                                --------- --------- --------------
Deferred Charges:

  Regulatory assets                                    0         0              0
  Accumulated deferred income taxes               16,308    15,197            313
  Unamortized debt expense                             0       152              0
  Deferred receivable from affiliated company          0         0              0
  Other                                           15,575     6,364         20,348
                                                --------- --------- --------------
                                                  31,883    21,713         20,661
                                                --------- --------- --------------
       Total Assets                              474,661   252,377         76,356
                                                ========= ========= ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4B






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1996
             (Thousands of Dollars)


                                                                         Charter Oak
                                                   The      The Rocky    Energy, Inc.
                                                Quinnehtuk River Realty (consolidated)
                                                 Company     Company         (b)
                                                ---------- ------------ --------------
Utility Plant, at cost:
  Electric                                              0            0             52
  Other                                             1,829       81,283              0
                                                ---------- ------------ --------------
                                                    1,829       81,283             52
    Less:  Accumulated provision for
           depreciation                             1,161       27,549             49
                                                ---------- ------------ --------------
                                                      668       53,734              3
  Unamortized PSNH acquisition costs                    0            0              0
  Construction work in progress                       389        6,925              8
  Nuclear fuel, net                                     0            0              0
                                                ---------- ------------ --------------
         Total net utility plant                    1,057       60,659             11
                                                ---------- ------------ --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market             0            0              0
  Investments in regional nuclear generating
   companies, at equity                                 0            0              0
  Investments in transmission companies, at
   equity                                               0            0              0
  Investments in subsidiary companies, at
   equity                                               0            0              0
  Investments in Charter Oak Energy, Inc.
   projects                                             0            0         57,188
  Other, at cost                                    2,604        2,508              0
                                                ---------- ------------ --------------
                                                    2,604        2,508         57,188
                                                ---------- ------------ --------------
Current Assets:
  Cash and cash equivalents                            71           71          2,843
  Special deposits                                      0            0              0
  Notes receivable from affiliated companies            0            0              0
  Receivables, net                                      0            9             84
  Accounts receivable from affiliated companies         1        2,350              0
  Taxes receivables                                     0            0          1,522
  Accrued utility revenues                              0            0              0
  Fuel, materials, and supplies, at average cost        0            0              0
  Recoverable energy costs, net--current portion        0            0              0
  Prepayments and other                                 0          788              0
                                                ---------- ------------ --------------
                                                       72        3,218          4,449
                                                ---------- ------------ --------------
Deferred Charges:

  Regulatory assets                                     4            0              0
  Accumulated deferred income taxes                     0            0            130
  Unamortized debt expense                              0          201              0
  Deferred receivable from affiliated company           0            0              0
  Other                                                 0            0          9,935
                                                ---------- ------------ --------------
                                                        4          201         10,065
                                                ---------- ------------ --------------
       Total Assets                                 3,737       66,586         71,713
                                                ========== ============ ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4C






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1996
             (Thousands of Dollars)



                                                                   Mode 1         HEC Inc.
                                                 NUSCO Energy  Communications, (consolidated)
                                                Partners, Inc.      Inc.            (b)
                                                -------------- --------------- --------------
Utility Plant, at cost:
  Electric                                                  0               0          2,850
  Other                                                     0               0          1,098
                                                -------------- --------------- --------------
                                                            0               0          3,948
    Less:  Accumulated provision for
           depreciation                                     0               0          2,129
                                                -------------- --------------- --------------
                                                            0               0          1,819
  Unamortized PSNH acquisition costs                        0               0              0
  Construction work in progress                             0               0              0
  Nuclear fuel, net                                         0               0              0
                                                -------------- --------------- --------------
         Total net utility plant                            0               0          1,819
                                                -------------- --------------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market                 0               0              0
  Investments in regional nuclear generating
   companies, at equity                                     0               0              0
  Investments in transmission companies, at
   equity                                                   0               0              0
  Investments in subsidiary companies, at
   equity                                                   0               0              0
  Investments in Charter Oak Energy, Inc.
   projects                                                 0               0              0
  Other, at cost                                            0           6,536              0
                                                -------------- --------------- --------------
                                                            0           6,536              0
                                                -------------- --------------- --------------
Current Assets:
  Cash and cash equivalents                                 0              77          1,059
  Special deposits                                          0               0              0
  Notes receivable from affiliated companies                0               0              0
  Receivables, net                                        126               0          4,937
  Accounts receivable from affiliated companies             0               0            389
  Taxes receivables                                       229             310              0
  Accrued utility revenues                                  0               0              0
  Fuel, materials, and supplies, at average cost            0               0             63
  Recoverable energy costs, net--current portion            0               0              0
  Prepayments and other                                     0               0            101
                                                -------------- --------------- --------------
                                                          355             387          6,549
                                                -------------- --------------- --------------
Deferred Charges:

  Regulatory assets                                         0               0              0
  Accumulated deferred income taxes                         0               0              0
  Unamortized debt expense                                  0               0              0
  Deferred receivable from affiliated company               0               0              0
  Other                                                     0               0          2,808
                                                -------------- --------------- --------------
                                                            0               0          2,808
                                                -------------- --------------- --------------
       Total Assets                                       355           6,923         11,176
                                                ============== =============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4D




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1996
             (Thousands of Dollars)





                                                Eliminations Consolidated
                                                ------------ ------------
Utility Plant, at cost:
  Electric                                          657,913    9,688,005
  Other                                                   0      189,453
                                                ------------ ------------
                                                    657,913    9,877,458
    Less:  Accumulated provision for
           depreciation                               7,485    3,979,864
                                                ------------ ------------
                                                    650,428    5,897,594
  Unamortized PSNH acquisition costs                      0      491,709
  Construction work in progress                           0      146,438
  Nuclear fuel, net                                       0      196,424
                                                ------------ ------------
         Total net utility plant                    650,428    6,732,165
                                                ------------ ------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market               0      403,544
  Investments in regional nuclear generating
   companies, at equity                                   0       85,340
  Investments in transmission companies, at
   equity                                                 0       21,186
  Investments in subsidiary companies, at
   equity                                         2,506,254            0
  Investments in Charter Oak Energy, Inc.
   projects                                               0       57,188
  Other, at cost                                          0       43,372
                                                ------------ ------------
                                                  2,506,254      610,630
                                                ------------ ------------
Current Assets:
  Cash and cash equivalents                               0      194,197
  Special deposits                                        0        7,039
  Notes receivable from affiliated companies        288,550            0
  Receivables, net                                        0      477,021
  Accounts receivable from affiliated companies     198,647            0
  Taxes receivables                                  42,809            0
  Accrued utility revenues                                0      127,162
  Fuel, materials, and supplies, at average cost          0      211,414
  Recoverable energy costs, net--current portion     24,209        1,804
  Prepayments and other                              66,808       48,279
                                                ------------ ------------
                                                    621,023    1,066,916
                                                ------------ ------------
Deferred Charges:

  Regulatory assets                                 306,672    2,221,839
  Accumulated deferred income taxes                  37,241            0
  Unamortized debt expense                                0       38,146
  Deferred receivable from affiliated company        33,284            0
  Other                                                 471       72,052
                                                ------------ ------------
                                                    377,668    2,332,037
                                                ------------ ------------
       Total Assets                               4,155,373   10,741,748
                                                ============ ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-4E












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





      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1996
             (Thousands of Dollars)

                                                                The
                                                            Connecticut   Public Service
                                                             Light and     Company of
                                                 Northeast Power Company  New Hampshire
                                                 Utilities (consolidated) (consolidated)
                                                 (parent)       (b)            (b)
                                                ---------- -------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                  680,260        122,229              1
   Capital surplus, paid in                       940,446        639,657        423,058
   Deferred benefit plan-employee stock
     ownership plan                              (176,091)             0              0
   Retained earnings                              832,520        551,410        174,691
                                                ---------- -------------- --------------
    Total common shareholders' equity           2,277,135      1,313,296        597,750
  Preferred stock not subject to mandatory
    redemption                                          0        116,200              0
  Preferred stock subject to mandatory
    redemption                                          0        155,000        100,000
  Long-term debt                                  194,000      1,834,405        686,485
                                                ---------- -------------- --------------
    Total capitalization                        2,471,135      3,418,901      1,384,235
                                                ---------- -------------- --------------


Minority Interest in Consolidated Subsidiaries          0        100,000              0
                                                ---------- -------------- --------------

Obligations Under Capital Leases                        0        143,347        871,707
                                                ---------- -------------- --------------
Current Liabilities:
  Notes payable to banks                           38,750              0              0
  Notes payable to affiliated company                   0              0              0
  Long-term debt and preferred stock--current
   portion                                         16,000        204,116         25,000
  Obligations under capital leases--current
   portion                                              0         12,361         42,910
  Accounts payable                                 15,504        160,945         37,676
  Accounts payable to affiliated companies            600         78,481         30,981
  Accrued taxes                                     2,158         28,707            131
  Accrued interest                                  2,602         31,513          7,992
  Accrued pension benefits                              0              0         44,790
  Nuclear compliance                                    0         50,500            900
  Other                                                 2         34,433         36,685
                                                ---------- -------------- --------------
                                                   75,616        601,056        227,065
                                                ---------- -------------- --------------

Deferred Credits:
  Accumulated deferred income taxes                     0      1,365,641        258,515
  Accumulated deferred investment tax credits           0        135,080          4,511
  Deferred contractual obligations                      0        305,627         50,271
  Deferred obligation to affiliated company             0              0              0
  Deferred credit--SFAS 109                             0              0              0
  Other                                               593        174,384         55,077
                                                ---------- -------------- --------------
                                                      593      1,980,732        368,374
                                                ---------- -------------- --------------

    Total Capitalization and Liabilities        2,547,344      6,244,036      2,851,381
                                                ========== ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1996
             (Thousands of Dollars)


                                                                                Holyoke
                                                   Western                    Water Power
                                                Massachusetts North Atlantic    Company
                                                  Electric       Energy      (consolidated)
                                                   Company     Corporation        (b)
                                                ------------- -------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                      26,812              1          2,400
   Capital surplus, paid in                          150,911        160,999          6,000
   Deferred benefit plan-employee stock
     ownership plan                                        0              0              0
   Retained earnings                                  97,045         53,749         11,492
                                                ------------- -------------- --------------
    Total common shareholders' equity                274,768        214,749         19,892
  Preferred stock not subject to mandatory
    redemption                                        20,000              0              0
  Preferred stock subject to mandatory
    redemption                                        21,000              0              0
  Long-term debt                                     334,742        495,000         38,300
                                                ------------- -------------- --------------
    Total capitalization                             650,510        709,749         58,192
                                                ------------- -------------- --------------


Minority Interest in Consolidated Subsidiaries             0              0              0
                                                ------------- -------------- --------------

Obligations Under Capital Leases                      29,269              0              0
                                                ------------- -------------- --------------
Current Liabilities:
  Notes payable to banks                                   0              0              0
  Notes payable to affiliated company                 47,400          2,500              0
  Long-term debt and preferred stock--current
   portion                                            14,700         20,000              0
  Obligations under capital leases--current
   portion                                             2,965              0              0
  Accounts payable                                    26,698         20,714          3,012
  Accounts payable to affiliated companies            20,256          5,073          1,188
  Accrued taxes                                          881          3,486            348
  Accrued interest                                     5,643          2,888            173
  Accrued pension benefits                                 0              0          1,439
  Nuclear compliance                                  11,800              0              0
  Other                                                4,754            271            690
                                                ------------- -------------- --------------
                                                     135,097         54,932          6,850
                                                ------------- -------------- --------------

Deferred Credits:
  Accumulated deferred income taxes                  245,253        196,650         13,353
  Accumulated deferred investment tax credits         24,833              0          2,777
  Deferred contractual obligations                    84,598              0              0
  Deferred obligation to affiliated company                0         33,284              0
  Deferred credit--SFAS 109                                0              0              0
  Other                                               20,577         22,773          1,778
                                                ------------- -------------- --------------
                                                     375,261        252,707         17,908
                                                ------------- -------------- --------------

    Total Capitalization and Liabilities           1,190,137      1,017,388         82,950
                                                ============= ============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6A






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1996
             (Thousands of Dollars)



                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                       0        15              1
   Capital surplus, paid in                            1    15,350              9
   Deferred benefit plan-employee stock
     ownership plan                                    0         0              0
   Retained earnings                                   0       867              1
                                                --------- --------- --------------
    Total common shareholders' equity                  1    16,232             11
  Preferred stock not subject to mandatory
    redemption                                         0         0              0
  Preferred stock subject to mandatory
    redemption                                         0         0              0
  Long-term debt                                       0    23,784              0
                                                --------- --------- --------------
    Total capitalization                               1    40,016             11
                                                --------- --------- --------------


Minority Interest in Consolidated Subsidiaries         0         0              0
                                                --------- --------- --------------

Obligations Under Capital Leases                      18    11,368              0
                                                --------- --------- --------------
Current Liabilities:
  Notes payable to banks                               0         0              0
  Notes payable to affiliated company            216,275         0              0
  Long-term debt and preferred stock--current
   portion                                             0       398              0
  Obligations under capital leases--current
   portion                                           302     2,847              0
  Accounts payable                               123,957    71,953         41,425
  Accounts payable to affiliated companies        33,179    18,784          1,994
  Accrued taxes                                   15,583     7,257            376
  Accrued interest                                     2         0              0
  Accrued pension benefits                        28,625    30,451         17,028
  Nuclear compliance                                   0         0              0
  Other                                           18,518    52,466         12,399
                                                --------- --------- --------------
                                                 436,441   184,156         73,222
                                                --------- --------- --------------

Deferred Credits:
  Accumulated deferred income taxes                    0         0              0
  Accumulated deferred investment tax credits          0     1,241              0
  Deferred contractual obligations                     0         0              0
  Deferred obligation to affiliated company            0         0              0
  Deferred credit--SFAS 109                        4,223     9,452              0
  Other                                           33,978     6,144          3,123
                                                --------- --------- --------------
                                                  38,201    16,837          3,123
                                                --------- --------- --------------

    Total Capitalization and Liabilities         474,661   252,377         76,356
                                                ========= ========= ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6B




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1996
             (Thousands of Dollars)



                                                                         Charter Oak
                                                   The      The Rocky    Energy, Inc.
                                                Quinnehtuk River Realty (consolidated)
                                                 Company     Company         (b)
                                                ---------- ------------ --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                      350           10              0
   Capital surplus, paid in                           155            0         87,651
   Deferred benefit plan-employee stock
     ownership plan                                     0            0              0
   Retained earnings                               (2,159)         674        (18,126)
                                                ---------- ------------ --------------
    Total common shareholders' equity              (1,654)         684         69,525
  Preferred stock not subject to mandatory
    redemption                                          0            0              0
  Preferred stock subject to mandatory
    redemption                                          0            0              0
  Long-term debt                                        0        6,716              0
                                                ---------- ------------ --------------
    Total capitalization                           (1,654)       7,400         69,525
                                                ---------- ------------ --------------


Minority Interest in Consolidated Subsidiaries          0            0            (28)
                                                ---------- ------------ --------------

Obligations Under Capital Leases                        0            0              0
                                                ---------- ------------ --------------
Current Liabilities:
  Notes payable to banks                                0            0              0
  Notes payable to affiliated company               5,000       16,900              0
  Long-term debt and preferred stock--current
   portion                                              0       39,288              0
  Obligations under capital leases--current
   portion                                              0            0              0
  Accounts payable                                      0            3            459
  Accounts payable to affiliated companies              4            2            235
  Accrued taxes                                       276          151          1,229
  Accrued interest                                      0          573              0
  Accrued pension benefits                              0            0              0
  Nuclear compliance                                    0            0              0
  Other                                                 0            2            293
                                                ---------- ------------ --------------
                                                    5,280       56,919          2,216
                                                ---------- ------------ --------------

Deferred Credits:
  Accumulated deferred income taxes                    98        1,439              0
  Accumulated deferred investment tax credits           0            0              0
  Deferred contractual obligations                      0            0              0
  Deferred obligation to affiliated company             0            0              0
  Deferred credit--SFAS 109                             0            0              0
  Other                                                13          828              0
                                                ---------- ------------ --------------
                                                      111        2,267              0
                                                ---------- ------------ --------------

    Total Capitalization and Liabilities            3,737       66,586         71,713
                                                ========== ============ ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6C






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1996
             (Thousands of Dollars)




                                                                   Mode 1         HEC Inc.
                                                 NUSCO Energy  Communications, (consolidated)
                                                Partners, Inc.      Inc.            (b)
                                                -------------- --------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                            0               0              0
   Capital surplus, paid in                                 1           6,766          4,000
   Deferred benefit plan-employee stock
     ownership plan                                         0               0              0
   Retained earnings                                     (413)           (428)          (196)
                                                -------------- --------------- --------------
    Total common shareholders' equity                    (412)          6,338          3,804
  Preferred stock not subject to mandatory
    redemption                                              0               0              0
  Preferred stock subject to mandatory
    redemption                                              0               0              0
  Long-term debt                                            0               0            250
                                                -------------- --------------- --------------
    Total capitalization                                 (412)          6,338          4,054
                                                -------------- --------------- --------------


Minority Interest in Consolidated Subsidiaries              0               0              0
                                                -------------- --------------- --------------

Obligations Under Capital Leases                            0               0              0
                                                -------------- --------------- --------------
Current Liabilities:
  Notes payable to banks                                    0               0              0
  Notes payable to affiliated company                       0               0            475
  Long-term debt and preferred stock--current
   portion                                                  0               0              0
  Obligations under capital leases--current
   portion                                                  0               0              0
  Accounts payable                                          7               0          4,785
  Accounts payable to affiliated companies                762             585             36
  Accrued taxes                                             0               0             73
  Accrued interest                                          0               0              0
  Accrued pension benefits                                  0               0              0
  Nuclear compliance                                        0               0              0
  Other                                                    (2)              0          1,337
                                                -------------- --------------- --------------
                                                          767             585          6,706
                                                -------------- --------------- --------------

Deferred Credits:
  Accumulated deferred income taxes                         0               0            416
  Accumulated deferred investment tax credits               0               0              0
  Deferred contractual obligations                          0               0              0
  Deferred obligation to affiliated company                 0               0              0
  Deferred credit--SFAS 109                                 0               0              0
  Other                                                     0               0              0
                                                -------------- --------------- --------------
                                                            0               0            416
                                                -------------- --------------- --------------

    Total Capitalization and Liabilities                  355           6,923         11,176
                                                ============== =============== ==============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6D





      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1996
             (Thousands of Dollars)






                                                Eliminations Consolidated
                                                ------------ ------------
Capitalization:
  Common shareholders' equity:
   Common shares                                    151,819      680,260
   Capital surplus, paid in                       1,494,559      940,446
   Deferred benefit plan-employee stock
     ownership plan                                       0     (176,091)
   Retained earnings                                868,608      832,520
                                                ------------ ------------
    Total common shareholders' equity             2,514,986    2,277,135
  Preferred stock not subject to mandatory
    redemption                                            0      136,200
  Preferred stock subject to mandatory
    redemption                                            0      276,000
  Long-term debt                                          0    3,613,681
                                                ------------ ------------
    Total capitalization                          2,514,986    6,303,016
                                                ------------ ------------


Minority Interest in Consolidated Subsidiaries            0       99,972
                                                ------------ ------------

Obligations Under Capital Leases                    868,849      186,860
                                                ------------ ------------
Current Liabilities:
  Notes payable to banks                                  0       38,750
  Notes payable to affiliated company               288,550            0
  Long-term debt and preferred stock--current
   portion                                                0      319,503
  Obligations under capital leases--current
   portion                                           42,080       19,305
  Accounts payable                                        0      507,139
  Accounts payable to affiliated companies          192,158            0
  Accrued taxes                                      53,608        7,050
  Accrued interest                                        0       51,386
  Accrued pension benefits                           22,635       99,699
  Nuclear compliance                                      0       63,200
  Other                                              63,277       98,570
                                                ------------ ------------
                                                    662,308    1,204,602
                                                ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes                  37,241    2,044,123
  Accumulated deferred investment tax credits             0      168,444
  Deferred contractual obligations                        0      440,495
  Deferred obligation to affiliated company          33,284            0
  Deferred credit--SFAS 109                          13,675            0
  Other                                              25,030      294,236
                                                ------------ ------------
                                                    109,230    2,947,298
                                                ------------ ------------

    Total Capitalization and Liabilities          4,155,373   10,741,748
                                                ============ ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-6E













           (This page intentionally left blank)

      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)



                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                                Northeast Power Company  New Hampshire
                                                Utilities (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                                --------- -------------- --------------

Operating Revenues                                     0      2,397,460      1,110,169
                                                --------- -------------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power          0        830,924        356,629
    Other                                          8,867        778,329        326,031
  Maintenance                                          3        300,005         45,728
  Depreciation                                         0        247,109         42,983
  Amortization of regulatory assets, net               0         57,432         56,884
  Federal and state income taxes                 (10,390)       (20,174)        80,373
  Taxes other than income taxes                       50        174,062         45,227
                                                --------- -------------- --------------
       Total operating expenses                   (1,470)     2,367,687        953,855
                                                --------- -------------- --------------
  Operating (Loss) Income                          1,470         29,773        156,314
                                                --------- -------------- --------------

Other Income:
  Equity in earnings of subsidiaries              18,272              0              0
  Deferred nuclear plants return--other funds          0          1,268              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                      3,306          6,619          1,430
  Other, net                                         368         10,142          7,601
  Income taxes--credit                                 0            160         (7,723)
                                                --------- -------------- --------------
      Other income (loss), net                    21,946         18,189          1,308
                                                --------- -------------- --------------
      Income (loss) before interest charges       23,416         47,962        157,622
                                                --------- -------------- --------------
Interest Charges:
  Interest on long-term debt                      18,668        127,198         57,557
  Other interest                                   2,917          1,147          3,163
  Deferred nuclear plants return--borrowed funds       0           (146)             0
                                                --------- -------------- --------------
      Interest charges, net                       21,585        128,199         60,720
                                                --------- -------------- --------------

    Net Income (Loss)                              1,831        (80,237)        96,902
                                                ========= ============== ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)




                                                                                Holyoke
                                                   Western                    Water Power
                                                Massachusetts North Atlantic    Company
                                                  Electric        Energy     (consolidated)
                                                   Company     Corporation        (b)
                                                ------------- -------------- --------------

Operating Revenues                                   421,337        162,152         36,847
                                                ------------- -------------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power        115,664         15,013         19,018
    Other                                            148,724         35,268         10,443
  Maintenance                                         56,201          9,154          3,442
  Depreciation                                        39,710         24,056          2,016
  Amortization of regulatory assets, net               9,170           (912)             0
  Federal and state income taxes                       5,995         12,341           (327)
  Taxes other than income taxes                       19,850         12,343          2,236
                                                ------------- -------------- --------------
       Total operating expenses                      395,314        107,263         36,828
                                                ------------- -------------- --------------
  Operating (Loss) Income                             26,023         54,889             19
                                                ------------- -------------- --------------

Other Income:
  Equity in earnings of subsidiaries                       0              0              0
  Deferred nuclear plants return--other funds             20          7,700              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                          1,800              0              0
  Other, net                                           1,133          1,200            951
  Income taxes--credit                                 1,068          5,052           (304)
                                                ------------- -------------- --------------
      Other income (loss), net                         4,021         13,952            647
                                                ------------- -------------- --------------
      Income (loss) before interest charges           30,044         68,841            666
                                                ------------- -------------- --------------
Interest Charges:
  Interest on long-term debt                          24,094         52,414          1,473
  Other interest                                       2,053           (697)           (35)
  Deferred nuclear plants return--borrowed funds         (25)       (14,948)             0
                                                ------------- -------------- --------------
      Interest charges, net                           26,122         36,769          1,438
                                                ------------- -------------- --------------

    Net Income (Loss)                                  3,922         32,072           (772)
                                                ============= ============== ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8A






      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)





                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------

Operating Revenues                               381,360   471,860        128,718
                                                --------- --------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power          0         0          9,297
    Other                                        330,574   234,371         87,653
  Maintenance                                     22,781   220,395         28,093
  Depreciation                                     8,395     1,621              0
  Amortization of regulatory assets, net               0         0              0
  Federal and state income taxes                   3,275     2,556            (83)
  Taxes other than income taxes                   13,115    10,717          3,656
                                                --------- --------- --------------
       Total operating expenses                  378,140   469,660        128,616
                                                --------- --------- --------------
  Operating (Loss) Income                          3,220     2,200            102
                                                --------- --------- --------------

Other Income:
  Equity in earnings of subsidiaries                   0         0              0
  Deferred nuclear plants return--other funds          0         0              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                          0         0              0
  Other, net                                      (3,047)    1,996            (49)
  Income taxes--credit                                 0         0              0
                                                --------- --------- --------------
      Other income (loss), net                    (3,047)    1,996            (49)
                                                --------- --------- --------------
      Income (loss) before interest charges          173     4,196             53
                                                --------- --------- --------------
Interest Charges:
  Interest on long-term debt                          13     1,788              0
  Other interest                                     160       476             52
  Deferred nuclear plants return--borrowed funds       0         0              0
                                                --------- --------- --------------
      Interest charges, net                          173     2,264             52
                                                --------- --------- --------------

    Net Income (Loss)                                  0     1,932              1
                                                ========= ========= ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8B






      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)





                                                                         Charter Oak
                                                   The      The Rocky    Energy, Inc.
                                                Quinnehtuk River Realty (consolidated)
                                                 Company     Company         (b)
                                                ---------- ------------ --------------

Operating Revenues                                    208        9,965              0
                                                ---------- ------------ --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power           0            0              0
    Other                                              20          522          4,510
  Maintenance                                           0            0              1
  Depreciation                                         59        2,477            435
  Amortization of regulatory assets, net                0            0              0
  Federal and state income taxes                     (136)           1         (1,108)
  Taxes other than income taxes                       311        1,837             21
                                                ---------- ------------ --------------
       Total operating expenses                       254        4,837          3,859
                                                ---------- ------------ --------------
  Operating (Loss) Income                             (46)       5,128         (3,859)
                                                ---------- ------------ --------------

Other Income:
  Equity in earnings of subsidiaries                    0            0              0
  Deferred nuclear plants return--other funds           0            0              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                           0            0              0
  Other, net                                           26          (91)         2,452
  Income taxes--credit                                  0            0              0
                                                ---------- ------------ --------------
      Other income (loss), net                         26          (91)         2,452
                                                ---------- ------------ --------------
      Income (loss) before interest charges           (20)       5,037         (1,407)
                                                ---------- ------------ --------------
Interest Charges:
  Interest on long-term debt                            0        4,058              0
  Other interest                                      269          979             15
  Deferred nuclear plants return--borrowed funds        0            0              0
                                                ---------- ------------ --------------
      Interest charges, net                           269        5,037             15
                                                ---------- ------------ --------------

    Net Income (Loss)                                (289)           0         (1,422)
                                                ========== ============ ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8C





      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)






                                                                   Mode 1         HEC Inc.
                                                 NUSCO Energy  Communications, (consolidated)
                                                Partners, Inc.      Inc.            (b)
                                                -------------- --------------- --------------

Operating Revenues                                        578               0         44,016
                                                -------------- --------------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power             487               0              0
    Other                                                 732             571         42,779
  Maintenance                                               0               2             31
  Depreciation                                              0               0            419
  Amortization of regulatory assets, net                    0               0              0
  Federal and state income taxes                         (229)           (310)           259
  Taxes other than income taxes                             2              35            282
                                                -------------- --------------- --------------
       Total operating expenses                           992             298         43,770
                                                -------------- --------------- --------------
  Operating (Loss) Income                                (414)           (298)           246
                                                -------------- --------------- --------------

Other Income:
  Equity in earnings of subsidiaries                        0               0              0
  Deferred nuclear plants return--other funds               0               0              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                               0               0              0
  Other, net                                                1            (117)           240
  Income taxes--credit                                      0               0              0
                                                -------------- --------------- --------------
      Other income (loss), net                              1            (117)           240
                                                -------------- --------------- --------------
      Income (loss) before interest charges              (413)           (415)           486
                                                -------------- --------------- --------------
Interest Charges:
  Interest on long-term debt                                0               0              0
  Other interest                                            0              13             69
  Deferred nuclear plants return--borrowed funds            0               0              0
                                                -------------- --------------- --------------
      Interest charges, net                                 0              13             69
                                                -------------- --------------- --------------

    Net Income (Loss)                                    (413)           (428)           417
                                                ============== =============== ==============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8D





      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)








                                                Eliminations Consolidated
                                                ------------ ------------

Operating Revenues                                1,372,521    3,792,148
                                                ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power       207,415    1,139,616
    Other                                           851,886    1,157,510
  Maintenance                                       270,305      415,532
  Depreciation                                        9,773      359,507
  Amortization of regulatory assets, net                  0      122,573
  Federal and state income taxes                      3,780       68,261
  Taxes other than income taxes                      26,166      257,577
                                                ------------ ------------
       Total operating expenses                   1,369,325    3,520,576
                                                ------------ ------------
  Operating (Loss) Income                             3,196      271,572
                                                ------------ ------------

Other Income:
  Equity in earnings of subsidiaries                 18,272            0
  Deferred nuclear plants return--other funds             0        8,988
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                             0       13,155
  Other, net                                          1,173       21,632
  Income taxes--credit                                    0       (1,747)
                                                ------------ ------------
      Other income (loss), net                       19,445       42,028
                                                ------------ ------------
      Income (loss) before interest charges          22,641      313,600
                                                ------------ ------------
Interest Charges:
  Interest on long-term debt                          1,800      285,463
  Other interest                                      2,932        7,649
  Deferred nuclear plants return--borrowed funds          0      (15,119)
                                                ------------ ------------
      Interest charges, net                           4,732      277,993
                                                ------------ ------------

    Net Income (Loss)                                17,909       35,607
                                                ============ ============








Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-8E














         (This page intentionally left blank)

     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1996
             (Thousands of Dollars)

                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                               Northeast  Power Company  New Hampshire
                                               Utilities  (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                               ---------- -------------- --------------

Balance at beginning of period                 1,007,340        785,476        143,039
Addition: Net income (loss)                        1,831        (80,237)        96,902
                                               ---------- -------------- --------------
                                               1,009,171        705,239        239,941
                                               ---------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company                      15,221
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire                                     13,250

   Common shares:
    $1.38 per share                              176,277
    $11.34 per share                                            138,608
    $15.38 per share
    $1,332.00 per share
    $38,000.00 per share
    $52,000.00 per share                                                        52,000
   Loss on retirement of preferred stock             374
   Miscellaneous adjustment
                                               ---------- -------------- --------------
                                                 176,651        153,829         65,250
                                               ---------- -------------- --------------
Balance at end of period                         832,520        551,410        174,691
                                               ========== ============== ==============



     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1996
            (Thousands of Dollars)

                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                               Northeast  Power Company  New Hampshire
                                               Utilities  (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                               ---------- -------------- --------------

Balance at beginning of period                   936,308        637,981        422,385

Capital contribution from Northeast Utilities          0              0              0
Issuance of 440,772 common shares                  8,418              0              0
Allocation of benefits--ESOP                      (8,103)             0              0
Currency translation adjustment                      746              0              0
Capital stock expenses, net                        3,077          1,676            673
                                               ---------- -------------- --------------

Balance at end of period                         940,446        639,657        423,058
                                               ========== ============== ==============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1996
             (Thousands of Dollars)


                                                                               Holyoke
                                                  Western                    Water Power
                                               Massachusetts North Atlantic    Company
                                                 Electric       Energy      (consolidated)
                                                  Company     Corporation        (b)
                                               ------------- -------------- --------------

Balance at beginning of period                      115,296         59,677         12,264
Addition: Net income (loss)                           3,922         32,072           (772)
                                               ------------- -------------- --------------
                                                    119,218         91,749         11,492
                                               ------------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company            5,305
    Public Service Company of New Hampshire

   Common shares:
    $1.38 per share
    $11.34 per share
    $15.38 per share                                 16,494
    $1,332.00 per share
    $38,000.00 per share                                            38,000
    $52,000.00 per share
   Loss on retirement of preferred stock                374
   Miscellaneous adjustment
                                               ------------- -------------- --------------
                                                     22,173         38,000              0
                                               ------------- -------------- --------------
Balance at end of period                             97,045         53,749         11,492
                                               ============= ============== ==============



     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1996
            (Thousands of Dollars)


                                                                               Holyoke
                                                  Western                    Water Power
                                               Massachusetts North Atlantic    Company
                                                 Electric       Energy      (consolidated)
                                                  Company     Corporation        (b)
                                               ------------- -------------- --------------

Balance at beginning of period                      150,182        160,999          6,000

Capital contribution from Northeast Utilities             0              0              0
Issuance of 440,772 common shares                         0              0              0
Allocation of benefits--ESOP                              0              0              0
Currency translation adjustment                           0              0              0
Capital stock expenses, net                             729              0              0
                                               ------------- -------------- --------------

Balance at end of period                            150,911        160,999          6,000
                                               ============= ============== ==============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10A





     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1996
             (Thousands of Dollars)



                                               Northeast
                                                Nuclear  North Atlantic       The
                                                Energy   Energy Service    Quinnehtuk
                                                Company    Corporation      Company
                                               --------- -------------- --------------

Balance at beginning of period                      933              1         (1,870)
Addition: Net income (loss)                       1,932              1           (289)
                                               --------- -------------- --------------
                                                  2,865              2         (2,159)
                                               --------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire

   Common shares:
    $1.38 per share
    $11.34 per share
    $15.38 per share
    $1,332.00 per share                           1,998
    $38,000.00 per share
    $52,000.00 per share
   Loss on retirement of preferred stock
   Miscellaneous adjustment                                          1
                                               --------- -------------- --------------
                                                  1,998              1              0
                                               --------- -------------- --------------
Balance at end of period                            867              1         (2,159)
                                               ========= ============== ==============



     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1996
            (Thousands of Dollars)



                                               Northeast   Northeast
                                               Utilities    Nuclear     North Atlantic
                                                Service     Energy      Energy Service
                                                Company     Company       Corporation
                                               --------- -------------- --------------

Balance at beginning of period                        1         15,350              9

Capital contribution from Northeast Utilities         0              0              0
Issuance of 440,772 common shares                     0              0              0
Allocation of benefits--ESOP                          0              0              0
Currency translation adjustment                       0              0              0
Capital stock expenses, net                           0              0              0
                                               --------- -------------- --------------

Balance at end of period                              1         15,350              9
                                               ========= ============== ==============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10B






     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1996
             (Thousands of Dollars)



                                                               Charter Oak
                                                 The Rocky     Energy, Inc.
                                                River Realty  (consolidated)   NUS Energy
                                                  Company          (b)       Partners, Inc.
                                               -------------- -------------- --------------

Balance at beginning of period                           674        (16,704)             0
Addition: Net income (loss)                                0         (1,422)          (413)
                                               -------------- -------------- --------------
                                                         674        (18,126)          (413)
                                               -------------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire

   Common shares:
    $1.38 per share
    $11.34 per share
    $15.38 per share
    $1,332.00 per share
    $38,000.00 per share
    $52,000.00 per share
   Loss on retirement of preferred stock
   Miscellaneous adjustment
                                               -------------- -------------- --------------
                                                           0              0              0
                                               -------------- -------------- --------------
Balance at end of period                                 674        (18,126)          (413)
                                               ============== ============== ==============



     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1996
            (Thousands of Dollars)



                                                               Charter Oak
                                                     The       Energy, Inc.
                                                  Quinnehtuk  (consolidated)   NUS Energy
                                                   Company         (b)       Partners, Inc.
                                               -------------- -------------- --------------

Balance at beginning of period                           155         63,913              0

Capital contribution from Northeast Utilities              0         23,000              1
Issuance of 440,772 common shares                          0              0              0
Allocation of benefits--ESOP                               0              0              0
Currency translation adjustment                            0            738              0
Capital stock expenses, net                                0              0              0
                                               -------------- -------------- --------------

Balance at end of period                                 155         87,651              1
                                               ============== ============== ==============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10C





     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1996
             (Thousands of Dollars)




                                                   Mode 1         HEC Inc.
                                               Communications, (consolidated)
                                                    Inc.            (b)
                                               --------------- --------------

Balance at beginning of period                              0           (613)
Addition: Net income (loss)                              (428)           417
                                               --------------- --------------
                                                         (428)          (196)
                                               --------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire

   Common shares:
    $1.38 per share
    $11.34 per share
    $15.38 per share
    $1,332.00 per share
    $38,000.00 per share
    $52,000.00 per share
   Loss on retirement of preferred stock
   Miscellaneous adjustment
                                               --------------- --------------
                                                            0              0
                                               --------------- --------------
Balance at end of period                                 (428)          (196)
                                               =============== ==============



     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1996
            (Thousands of Dollars)




                                                   Mode 1         HEC Inc.
                                               Communications, (consolidated)
                                                    Inc.            (b)
                                               --------------- --------------

Balance at beginning of period                              0          3,992

Capital contribution from Northeast Utilities           6,766              0
Issuance of 440,772 common shares                           0              0
Allocation of benefits--ESOP                                0              0
Currency translation adjustment                             0              8
Capital stock expenses, net                                 0              0
                                               --------------- --------------

Balance at end of period                                6,766          4,000
                                               =============== ==============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10D







     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1996
             (Thousands of Dollars)






                                               Eliminations Consolidated
                                               ------------ ------------

Balance at beginning of period                   1,098,173    1,007,340
Addition: Net income (loss)                         17,909       35,607
                                               ------------ ------------
                                                 1,116,082    1,042,947
                                               ------------ ------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company                      15,221
    Western Massachusetts Electric Company                        5,305
    Public Service Company of New Hampshire                      13,250

   Common shares:
    $1.38 per share                                             176,277
    $11.34 per share                               138,608            0
    $15.38 per share                                16,494            0
    $1,332.00 per share                              1,998            0
    $38,000.00 per share                            38,000            0
    $52,000.00 per share                            52,000            0
   Loss on retirement of preferred stock               374          374
   Miscellaneous adjustment                              1            0
                                               ------------ ------------
                                                   247,474      210,427
                                               ------------ ------------
Balance at end of period                           868,608      832,520
                                               ============ ============



     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1996
            (Thousands of Dollars)






                                               Eliminations Consolidated
                                               ------------ ------------

Balance at beginning of period                   1,460,968      936,308

Capital contribution from Northeast Utilities       29,768            0
Issuance of 440,772 common shares                        0        8,418
Allocation of benefits--ESOP                             0       (8,103)
Currency translation adjustment                        746          746
Capital stock expenses, net                          3,077        3,077
                                               ------------ ------------

Balance at end of period                         1,494,559      940,446
                                               ============ ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.

      F-10E













         (This page intentionally left blank)

          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1996
                 (Thousands of Dollars)

                                                                             The
                                                                         Connecticut   Public Service
                                                                          Light and      Company of
                                                              Northeast Power Company  New Hampshire
                                                              Utilities (consolidated) (consolidated)
                                                              (parent)     (b)            (b)
                                                           ------------ -------------- --------------
Operating Activities:
  Net income (loss)                                        $     1,831  $     (80,237) $      96,902
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                     0        247,109         42,983
    Deferred income taxes and investment tax credits, net        3,868        (60,773)        94,681
    Deferred nuclear plants return, net of amortization              0          7,746              0
    Deferred demand side management costs, net of amort.             0         26,941              0
    Recoverable energy costs, net of amortization                    0        (35,567)        31,663
    Amortization of PSNH acquisition costs                           0              0         56,884
    Deferred cogeneration costs-CL&P, net of amortization            0         25,957              0
    Nuclear compliance, net                                          0         50,500              0
    Sale of Seabrook 2 steam generator                               0              0              0
    Deferred refueling outage, net of amortization                   0         45,643              0
    Equity in earnings of subsidiary companies                 (18,272)             0              0
    Cash dividends received from subsidiary companies          247,101              0              0
    Other sources of cash                                       17,961         75,552         65,977
    Other uses of cash                                          (3,065)       (23,862)       (51,188)
    Changes in working capital:
      Receivables and accrued utility revenues                  (7,312)       (22,378)       (36,869)
      Fuel, materials and supplies                                   0        (11,455)        (3,135)
      Accounts payable                                          (3,183)        83,951         (7,714)
      Accrued taxes                                             (4,381)       (23,561)          (883)
      Other working capital (excludes cash)                     (9,343)        (5,385)       (12,590)
                                                           ------------ -------------- --------------
Net cash flows from (used for) operating activities            225,205        300,181        276,711
                                                           ------------ -------------- --------------
Financing Activities:
  Issuance of common shares                                     10,622              0              0
  Issuance of long-term debt                                         0        222,000              0
  Issuance of Monthly Income Preferred Securities                    0              0              0
  Net (decrease) increase in short-term debt                   (18,750)       (51,750)             0
  Reacquisitions and retirements of long-term debt             (14,000)       (14,329)      (172,500)
  Reacquisitions and retirements of preferred stock                  0              0              0
  Cash dividends on preferred stock                                  0        (15,221)       (13,250)
  Cash dividends on common shares                             (176,276)      (138,608)       (52,000)
  Other paid in capital                                              0              0              0
                                                           ------------ -------------- --------------
Net cash flows (used for) from financing activities           (198,404)         2,092       (237,750)
                                                           ------------ -------------- --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                 0       (140,086)       (37,480)
    Nuclear fuel                                                     0            553            129
                                                           ------------ -------------- --------------
  Net cash flows used for investments in plant                       0       (139,533)       (37,351)
  NU System Money Pool                                           4,200       (109,050)           850
  Investment in subsidiaries                                   (33,217)             0              0
  Investment in nuclear decommissioning trusts                       0        (50,998)          (521)
  Other investment activities, net                               2,208         (2,625)        (1,146)
                                                           ------------ -------------- --------------

Net cash flows (used for) from investments                     (26,809)      (302,206)       (38,168)
                                                           ------------ -------------- --------------
Net (decrease) increase in cash for the period                      (8)            67            793
Cash and cash equivalents - beginning of period                     18            337            345
                                                           ------------ -------------- --------------
Cash and cash equivalents - end of period                  $        10  $         404  $       1,138
                                                           ============ ============== ==============

Supplemental Cash Flow Information:
Cash paid (received) during the year for:
  Interest, net of amounts capitalized                     $    21,770  $     114,458  $      58,835
  Income taxes (refund)                                    $    (7,700) $      77,790  $        (337)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $        -   $       2,855  $        -
  Seabrook Power Contracts                                 $        -   $        -     $          93


Note: Individual columns may not add to consolidated due to rounding.
       The accompaning notes are an integral part of these financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.





           NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1996
                 (Thousands of Dollars)

                                                                                          Holyoke
                                                               Western       North      Water Power
                                                            Massachusetts   Atlantic      Company
                                                              Electric       Energy    (consolidated)
                                                               Company     Corporation    (b)
                                                           -------------- ------------ --------------
Operating Activities:
  Net income (loss)                                        $       3,922  $    32,072  $        (772)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                  39,710       24,056          2,016
    Deferred income taxes and investment tax credits, net         (3,439)      15,749          1,211
    Deferred nuclear plants return, net of amortization          -            (22,648)             0
    Deferred demand side management costs, net of amort.               0            0              0
    Recoverable energy costs, net of amortization                (10,517)           0              0
    Amortization of PSNH acquisition costs                             0            0              0
    Deferred cogeneration costs-CL&P, net of amortization              0            0              0
    Nuclear compliance, net                                       11,800            0              0
    Sale of Seabrook 2 steam generator                                 0       20,931              0
    Deferred refueling outage, net of amortization                 6,188            0              0
    Equity in earnings of subsidiary companies                         0            0              0
    Cash dividends received from subsidiary companies                  0            0              0
    Other sources of cash                                         21,248       20,843            132
    Other uses of cash                                           (10,270)      (2,582)        (1,301)
    Changes in working capital:
      Receivables and accrued utility revenues                    (1,853)       2,270            283
      Fuel, materials and supplies                                  (203)        (824)          (235)
      Accounts payable                                            20,875       19,509          2,128
      Accrued taxes                                                 (805)       2,140         (1,322)
      Other working capital (excludes cash)                       (8,144)      (7,675)           446
                                                           -------------- ------------ --------------
Net cash flows from (used for) operating activities               68,512      103,841          2,586
                                                           -------------- ------------ --------------
Financing Activities:
  Issuance of common shares                                            0            0              0
  Issuance of long-term debt                                           0            0              0
  Issuance of Monthly Income Preferred Securities                      0            0              0
  Net (decrease) increase in short-term debt                      23,350       (5,500)             0
  Reacquisitions and retirements of long-term debt                     0      (45,000)             0
  Reacquisitions and retirements of preferred stock              (36,500)           0              0
  Cash dividends on preferred stock                               (5,305)           0              0
  Cash dividends on common shares                                (16,494)     (38,000)             0
  Other paid in capital                                                0            0              0
                                                           -------------- ------------ --------------
Net cash flows (used for) from financing activities              (34,949)     (88,500)             0
                                                           -------------- ------------ --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                             (23,468)      (5,921)          (999)
    Nuclear fuel                                                     541      (15,752)             0
                                                           -------------- ------------ --------------
  Net cash flows used for investments in plant                   (22,927)     (21,673)          (999)
  NU System Money Pool                                           -              2,500         (1,500)
  Investment in subsidiaries                                           0            0              0
  Investment in nuclear decommissioning trusts                    (9,794)      (4,404)             0
  Other investment activities, net                                  (977)         222           (122)
                                                           -------------- ------------ --------------

Net cash flows (used for) from investments                       (33,698)     (23,355)        (2,621)
                                                           -------------- ------------ --------------
Net (decrease) increase in cash for the period                      (135)      (8,014)           (35)
Cash and cash equivalents - beginning of period                      202        8,313             56
                                                           -------------- ------------ --------------
Cash and cash equivalents - end of period                  $          67  $       299  $          21
                                                           ============== ============ ==============

Supplemental Cash Flow Information:
Cash paid (received) during the year for:
  Interest, net of amounts capitalized                     $      21,725  $    46,322  $       1,577
  Income taxes (refund)                                    $       7,816  $   (13,160) $         (58)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $         669  $       -    $        -
  Seabrook Power Contracts                                 $        -     $       -    $        -


Note: Individual columns may not add to consolidated due to rounding.
       The accompaning notes are an integral part of these financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.






          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1996
                 (Thousands of Dollars)

                                                                                         North
                                                              Northeast   Northeast     Atlantic
                                                              Utilities    Nuclear       Energy
                                                               Service     Energy        Service
                                                               Company     Company     Corporation
                                                           ------------ ------------- ------------
Operating Activities:
  Net income (loss)                                        $         0  $      1,932  $         1
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                 8,395         1,621            0
    Deferred income taxes and investment tax credits, net       (1,395)       (4,326)        (313)
    Deferred nuclear plants return, net of amortization              0             0            0
    Deferred demand side management costs, net of amort.             0             0            0
    Recoverable energy costs, net of amortization                    0             0            0
    Amortization of PSNH acquisition costs                           0             0            0
    Deferred cogeneration costs-CL&P, net of amortization            0             0            0
    Nuclear compliance, net                                          0             0            0
    Sale of Seabrook 2 steam generator                               0             0            0
    Deferred refueling outage, net of amortization                   0             0            0
    Equity in earnings of subsidiary companies                       0             0            0
    Cash dividends received from subsidiary companies                0             0            0
    Other sources of cash                                       12,124            52            0
    Other uses of cash                                          (8,963)       (8,302)      (1,613)
    Changes in working capital:
      Receivables and accrued utility revenues                 (72,761)        4,421      (26,057)
      Fuel, materials and supplies                                  58         5,319         (298)
      Accounts payable                                          93,503        33,372       26,604
      Accrued taxes                                              7,964         2,710         (286)
      Other working capital (excludes cash)                      3,804        13,756        1,892
                                                           ------------ ------------- ------------
Net cash flows from (used for) operating activities             42,729        50,555          (70)
                                                           ------------ ------------- ------------
Financing Activities:
  Issuance of common shares                                          0             0            0
  Issuance of long-term debt                                         0             0            0
  Issuance of Monthly Income Preferred Securities                    0             0            0
  Net (decrease) increase in short-term debt                   151,000             0            0
  Reacquisitions and retirements of long-term debt                   0          (391)           0
  Reacquisitions and retirements of preferred stock                  0             0            0
  Cash dividends on preferred stock                                  0             0            0
  Cash dividends on common shares                                    0        (1,998)           0
  Other paid in capital                                              0             0            0
                                                           ------------ ------------- ------------
Net cash flows (used for) from financing activities            151,000        (2,389)           0
                                                           ------------ ------------- ------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                           (14,896)         (169)           0
    Nuclear fuel                                                     0             0            0
                                                           ------------ ------------- ------------
  Net cash flows used for investments in plant                 (14,896)         (169)           0
  NU System Money Pool                                          (7,000)      (48,000)           0
  Investment in subsidiaries                                         0             0            0
  Investment in nuclear decommissioning trusts                       0             0            0
  Other investment activities, net                                (185)            0           37
                                                           ------------ ------------- ------------

Net cash flows (used for) from investments                     (22,081)      (48,169)          37
                                                           ------------ ------------- ------------
Net (decrease) increase in cash for the period                 171,648            (3)         (33)
Cash and cash equivalents - beginning of period                 15,747             5          772
                                                           ------------ ------------- ------------
Cash and cash equivalents - end of period                  $   187,395  $          2  $       739
                                                           ============ ============= ============

Supplemental Cash Flow Information:
Cash paid (received) during the year for:
  Interest, net of amounts capitalized                     $       161  $      1,965  $       -
  Income taxes (refund)                                    $    (2,764) $      3,563  $       -
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $        -   $       -     $       -
  Seabrook Power Contracts                                 $        -   $       -     $       -


Note: Individual columns may not add to consolidated due to rounding.
       The accompaning notes are an integral part of these financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.





          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1996
                 (Thousands of Dollars)


                                                                        The Rocky  Charter Oak
                                                               The       River     Energy, Inc.
                                                            Quinnehtuk   Realty   (consolidated)
                                                             Company     Company     (b)
                                                           ----------- ---------- --------------
Operating Activities:
  Net income (loss)                                        $     (289) $       0  $      (1,422)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                   59      2,477            435
    Deferred income taxes and investment tax credits, net          26        114              0
    Deferred nuclear plants return, net of amortization             0          0              0
    Deferred demand side management costs, net of amort.            0          0              0
    Recoverable energy costs, net of amortization                   0          0              0
    Amortization of PSNH acquisition costs                          0          0              0
    Deferred cogeneration costs-CL&P, net of amortization           0          0              0
    Nuclear compliance, net                                         0          0              0
    Sale of Seabrook 2 steam generator                              0          0              0
    Deferred refueling outage, net of amortization                  0          0              0
    Equity in earnings of subsidiary companies                      0          0              0
    Cash dividends received from subsidiary companies               0          0              0
    Other sources of cash                                          22        147             37
    Other uses of cash                                             (1)         0         (4,662)
    Changes in working capital:
      Receivables and accrued utility revenues                      0       (860)        (1,606)
      Fuel, materials and supplies                                  0          0              0
      Accounts payable                                              0       (270)          (868)
      Accrued taxes                                               (29)         4          1,171
      Other working capital (excludes cash)                        (6)       (70)           252
                                                           ----------- ---------- --------------
Net cash flows from (used for) operating activities              (218)     1,542         (6,663)
                                                           ----------- ---------- --------------
Financing Activities:
  Issuance of common shares                                         0          0              0
  Issuance of long-term debt                                        0          0              0
  Issuance of Monthly Income Preferred Securities                   0          0              0
  Net (decrease) increase in short-term debt                      200        400              0
  Reacquisitions and retirements of long-term debt                  0     (1,921)             0
  Reacquisitions and retirements of preferred stock                 0          0              0
  Cash dividends on preferred stock                                 0          0              0
  Cash dividends on common shares                                   0          0              0
  Other paid in capital                                             0          0         23,738
                                                           ----------- ---------- --------------
Net cash flows (used for) from financing activities               200     (1,521)        23,738
                                                           ----------- ---------- --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                              (57)        45            (63)
    Nuclear fuel                                                    0          0              0
                                                           ----------- ---------- --------------
  Net cash flows used for investments in plant                    (57)        45            (63)
  NU System Money Pool                                              0          0              0
  Investment in subsidiaries                                        0          0              0
  Investment in nuclear decommissioning trusts                      0          0              0
  Other investment activities, net                                 21          5        (15,967)
                                                           ----------- ---------- --------------

Net cash flows (used for) from investments                        (36)        50        (16,030)
                                                           ----------- ---------- --------------
Net (decrease) increase in cash for the period                    (54)        71          1,045
Cash and cash equivalents - beginning of period                   125          0          1,798
                                                           ----------- ---------- --------------
Cash and cash equivalents - end of period                  $       71  $      71  $       2,843
                                                           =========== ========== ==============

Supplemental Cash Flow Information:
Cash paid (received) during the year for:
  Interest, net of amounts capitalized                     $      268  $   5,049  $        -
  Income taxes (refund)                                    $     (110) $    (116) $        (944)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $     -     $     -    $        -
  Seabrook Power Contracts                                 $     -     $     -    $        -


Note: Individual columns may not add to consolidated due to rounding.
       The accompaning notes are an integral part of these financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.




           NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1996
                 (Thousands of Dollars)


                                                               NUSCO
                                                              Energy       Mode 1         HEC, Inc.
                                                             Partners, Communications, (consolidated)
                                                                Inc.       Inc.           (b)
                                                           ----------- --------------- --------------
Operating Activities:
  Net income (loss)                                        $     (413) $         (428) $         417
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                    0               0            419
    Deferred income taxes and investment tax credits, net           0               0             14
    Deferred nuclear plants return, net of amortization             0               0              0
    Deferred demand side management costs, net of amort.            0               0              0
    Recoverable energy costs, net of amortization                   0               0              0
    Amortization of PSNH acquisition costs                          0               0              0
    Deferred cogeneration costs-CL&P, net of amortization           0               0              0
    Nuclear compliance, net                                         0               0              0
    Sale of Seabrook 2 steam generator                              0               0              0
    Deferred refueling outage, net of amortization                  0               0              0
    Equity in earnings of subsidiary companies                      0               0              0
    Cash dividends received from subsidiary companies               0               0              0
    Other sources of cash                                           1               0              8
    Other uses of cash                                              0               0         (1,848)
    Changes in working capital:
      Receivables and accrued utility revenues                   (355)           (310)         1,375
      Fuel, materials and supplies                                  0               0            (63)
      Accounts payable                                            769             585           (291)
      Accrued taxes                                                 0               0             68
      Other working capital (excludes cash)                        (2)              0            813
                                                           ----------- --------------- --------------
Net cash flows from (used for) operating activities                 0            (153)           912
                                                           ----------- --------------- --------------
Financing Activities:
  Issuance of common shares                                         0               0              0
  Issuance of long-term debt                                        0               0            150
  Issuance of Monthly Income Preferred Securities                   0               0              0
  Net (decrease) increase in short-term debt                        0               0         (1,200)
  Reacquisitions and retirements of long-term debt                  0               0              0
  Reacquisitions and retirements of preferred stock                 0               0              0
  Cash dividends on preferred stock                                 0               0              0
  Cash dividends on common shares                                   0               0              0
  Other paid in capital                                             0           6,766              0
                                                           ----------- --------------- --------------
Net cash flows (used for) from financing activities                 0           6,766         (1,050)
                                                           ----------- --------------- --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                0               0           (125)
    Nuclear fuel                                                    0               0              0
                                                           ----------- --------------- --------------
  Net cash flows used for investments in plant                      0               0           (125)
  NU System Money Pool                                              0               0              0
  Investment in subsidiaries                                        0               0              0
  Investment in nuclear decommissioning trusts                      0               0              0
  Other investment activities, net                                  0          (6,536)             0
                                                           ----------- --------------- --------------

Net cash flows (used for) from investments                          0          (6,536)          (125)
                                                           ----------- --------------- --------------
Net (decrease) increase in cash for the period                      0              77           (263)
Cash and cash equivalents - beginning of period                     0               0          1,322
                                                           ----------- --------------- --------------
Cash and cash equivalents - end of period                  $        0  $           77  $       1,059
                                                           =========== =============== ==============

Supplemental Cash Flow Information:
Cash paid (received) during the year for:
  Interest, net of amounts capitalized                     $        -  $        -      $          55
  Income taxes (refund)                                    $        -  $        -      $         210
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $        -  $        -      $        -
  Seabrook Power Contracts                                 $        -  $        -      $        -


Note: Individual columns may not add to consolidated due to rounding.
       The accompaning notes are an integral part of these financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.






          NORTHEAST UTILITIES AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1996
                 (Thousands of Dollars)





                                                            Eliminations  Consolidated
                                                           ------------- -------------
Operating Activities:
  Net income (loss)                                        $     17,909  $     35,607
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                  9,773       359,507
    Deferred income taxes and investment tax credits, net          (313)       45,730
    Deferred nuclear plants return, net of amortization              46       (14,948)
    Deferred demand side management costs, net of amort.              0        26,941
    Recoverable energy costs, net of amortization                  (132)      (14,289)
    Amortization of PSNH acquisition costs                            0        56,884
    Deferred cogeneration costs-CL&P, net of amortization             0        25,957
    Nuclear compliance, net                                        (900)       63,200
    Sale of Seabrook 2 steam generator                           20,931             0
    Deferred refueling outage, net of amortization                    0        51,831
    Equity in earnings of subsidiary companies                  (18,272)            0
    Cash dividends received from subsidiary companies           247,101             0
    Other sources of cash                                        49,189       164,915
    Other uses of cash                                          (76,068)      (41,589)
    Changes in working capital:
      Receivables and accrued utility revenues                 (130,020)      (31,992)
      Fuel, materials and supplies                                   (2)      (10,834)
      Accounts payable                                           80,869       188,101
      Accrued taxes                                              50,958       (68,168)
      Other working capital (excludes cash)                        (869)      (21,383)
                                                           ------------- -------------
Net cash flows from (used for) operating activities             250,200       815,470
                                                           ------------- -------------
Financing Activities:
  Issuance of common shares                                           0        10,622
  Issuance of long-term debt                                          0       222,150
  Issuance of Monthly Income Preferred Securities                     0             0
  Net (decrease) increase in short-term debt                    158,000       (60,250)
  Reacquisitions and retirements of long-term debt                    1      (248,142)
  Reacquisitions and retirements of preferred stock                   0       (36,500)
  Cash dividends on preferred stock                                   0       (33,776)
  Cash dividends on common shares                              (247,099)     (176,277)
  Other paid in capital                                          30,504             0
                                                           ------------- -------------
Net cash flows (used for) from financing activities             (58,594)     (322,173)
                                                           ------------- -------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                               (390)     (222,829)
    Nuclear fuel                                                      0       (14,529)
                                                           ------------- -------------
  Net cash flows used for investments in plant                     (390)     (237,358)
  NU System Money Pool                                         (158,000)            0
  Investment in subsidiaries                                    (33,217)            0
  Investment in nuclear decommissioning trusts                       (1)      (65,716)
  Other investment activities, net                                   (1)      (25,064)
                                                           ------------- -------------

Net cash flows (used for) from investments                     (191,609)     (328,138)
                                                           ------------- -------------
Net (decrease) increase in cash for the period                       (3)      165,159
Cash and cash equivalents - beginning of period                       3        29,038
                                                           ------------- -------------
Cash and cash equivalents - end of period                  $          0  $    194,197
                                                           ============= =============

Supplemental Cash Flow Information:
Cash paid (received) during the year for:
  Interest, net of amounts capitalized                     $      4,056  $    268,129
  Income taxes (refund)                                    $          1  $     64,189
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases          $          0  $      3,524
  Seabrook Power Contracts                                 $         93  $       -


Note: Individual columns may not add to consolidated due to rounding.
       The accompaning notes are an integral part of these financial statements.
(a) Not covered by auditors' report.
(b) See supporting statements.





   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 1996
           (Thousands of Dollars)

                                                  The                     Electric
                                              Connecticut                  Power,
                                               Light and       CL&P     Incorporated
                                             Power Company Capital,L.P.  (inactive)
                                             ------------- ------------ ------------
Utility Plant, at original cost:
  Electric                                      6,283,734            0            2

    Less:  Accumulated provision for
            depreciation                        2,665,519            0            0
                                             ------------- ------------ ------------
                                                3,618,215            0            2
  Construction work in progress                    95,873            0            0
  Nuclear fuel, net                               133,050            0            0
                                             ------------- ------------ ------------
         Total net utility plant                3,847,138            0            2
                                             ------------- ------------ ------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market       296,960            0            0
  Investments in regional nuclear
   generating companies, at equity                 56,925            0            0
  Investments in subsidiary companies,
   at equity                                        3,167            0            0
  Other, at cost                                   16,557            0            0
                                             ------------- ------------ ------------
                                                  373,609            0            0
                                             ------------- ------------ ------------
Long-term Loan Receivable                               0      103,100            0
                                             ------------- ------------ ------------

Current Assets:
  Cash                                                 59          288            0
  Notes receivable from affiliated companies      109,050            0            0
  Receivables, net                                226,112            0            0
  Receivables from affiliated companies             3,769            0            0
  Taxes receivable                                 40,134            0            0
  Accrued utility revenues                         78,451            0            0
  Fuel, materials, and supplies, at
   average cost                                    79,937            0            0
  Recoverable energy costs, net--current
   portion                                         25,436            0            0
  Prepayments and other                            63,344            0            0
                                             ------------- ------------ ------------
                                                  626,292          288            0
                                             ------------- ------------ ------------
Deferred Charges:
  Regulatory assets                             1,370,781            0            0
  Unamortized debt expense                         17,033            0            0
  Other                                            12,283            0            0
                                             ------------- ------------ ------------
                                                1,400,097            0            0
                                             ------------- ------------ ------------
       Total Assets                             6,247,136      103,388            2
                                             ============= ============ ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 1996
           (Thousands of Dollars)

                                             The City and
                                               Suburban
                                             Electric and   Research
                                              Gas Company     Park,
                                              (inactive)  Incorporated Eliminations
                                             ------------ ------------ ------------
Utility Plant, at original cost:
  Electric                                             0            0            0

    Less:  Accumulated provision for
            depreciation                               0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
  Construction work in progress                        0            0            0
  Nuclear fuel, net                                    0            0            0
                                             ------------ ------------ ------------
         Total net utility plant                       0            0            0
                                             ------------ ------------ ------------

Long-term Loan Receivable                              0            0      103,100
                                             ------------ ------------ ------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market            0            0            0
  Investments in regional nuclear
   generating companies, at equity                     0            0            0
  Investments in subsidiary companies,
   at equity                                           0            0        3,167
  Other, at cost                                       0            0           (8)
                                             ------------ ------------ ------------
                                                       0            0        3,159
                                             ------------ ------------ ------------
Current Assets:
  Cash                                                 1           56            0
  Notes receivable from affiliated companies           0            0            0
  Receivables, net                                     0            0            0
  Receivables from affiliated companies                0            0          288
  Taxes receivable                                     0            0            0
  Accrued utility revenues                             0            0            0
  Fuel, materials, and supplies, at
   average cost                                        0            0            0
  Recoverable energy costs, net--current
   portion                                             0            0            0
  Prepayments and other                                0            0            0
                                             ------------ ------------ ------------
                                                       1           56          288
                                             ------------ ------------ ------------
Deferred Charges:
  Regulatory assets                                    0            0            0
  Unamortized debt expense                             0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------
       Total Assets                                    1           56      106,547
                                             ============ ============ ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

      F-14A





   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 1996
           (Thousands of Dollars)




                                             Consolidated
                                             ------------
Utility Plant, at original cost:
  Electric                                     6,283,736

    Less:  Accumulated provision for
            depreciation                       2,665,519
                                             ------------
                                               3,618,217
  Construction work in progress                   95,873
  Nuclear fuel, net                              133,050
                                             ------------
         Total net utility plant               3,847,140
                                             ------------

Long-term Loan Receivable                              0
                                             ------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market      296,960
  Investments in regional nuclear
   generating companies, at equity                56,925
  Investments in subsidiary companies,
   at equity                                           0
  Other, at cost                                  16,565
                                             ------------
                                                 370,450
                                             ------------
Current Assets:
  Cash                                               404
  Notes receivable from affiliated companies     109,050
  Receivables, net                               226,112
  Receivables from affiliated companies            3,481
  Taxes receivable                                40,134
  Accrued utility revenues                        78,451
  Fuel, materials, and supplies, at
   average cost                                   79,937
  Recoverable energy costs, net--current
   portion                                        25,436
  Prepayments and other                           63,344
                                             ------------
                                                 626,349
                                             ------------
Deferred Charges:
  Regulatory assets                            1,370,781
  Unamortized debt expense                        17,033
  Other                                           12,283
                                             ------------
                                               1,400,097
                                             ------------
       Total Assets                            6,244,036
                                             ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

      F-14B





   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 1996
           (Thousands of Dollars)

                                                  The                     Electric
                                              Connecticut                  Power,
                                               Light and       CL&P     Incorporated
                                             Power Company Capital,L.P.  (inactive)
                                             ------------- ------------ ------------
  Common stockholder's equity:
   Common stock                                   122,229            0            1
   Capital surplus, paid in                       639,657        3,100            0
   Retained earnings                              551,410            0            0
                                             ------------- ------------ ------------
    Total common stockholder's equity           1,313,296        3,100            1
  Preferred stock not subject to mandatory
    redemption                                    116,200            0            0
  Preferred stock subject to mandatory
    redemption                                    155,000            0            0
  MIPS Preferred stock                                  0      100,000            0
  Long-term debt                                1,937,505            0            0
                                             ------------- ------------ ------------
    Total capitalization                        3,522,001      103,100            1
                                             ------------- ------------ ------------

Minority Interest in Common Equity
 of Subsidiary                                          0            0            0
                                             ------------- ------------ ------------

Obligations Under Capital Leases                  143,347            0            0
                                             ------------- ------------ ------------
Current Liabilities:
  Notes payable to affiliated companies                 0            0            1
  Long-term debt and preferred stock--
   current portion                                204,116            0            0
  Obligations under capital leases--
   current portion                                 12,361            0            0
  Accounts payable                                160,945            0            0
  Accounts payable to affiliated companies         78,481          288            0
  Accrued taxes                                    28,707            0            0
  Accrued interest                                 31,513            0            0
  Nuclear compliance                               50,500            0            0
  Other                                            34,433            0            0
                                             ------------- ------------ ------------
                                                  601,056          288            1
                                             ------------- ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes             1,365,641            0            0
  Accumulated deferred investment
   tax credits                                    135,080            0            0
  Deferred contractual obligation                 305,627            0            0
  Other                                           174,384            0            0
                                             ------------- ------------ ------------
                                                1,980,732            0            0
                                             ------------- ------------ ------------

    Total Capitalization and Liabilities        6,247,136      103,388            2
                                             ============= ============ ============



Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 1996
           (Thousands of Dollars)

                                             The City and
                                               Suburban
                                             Electric and   Research
                                              Gas Company     Park,
                                              (inactive)  Incorporated Eliminations
                                             ------------ ------------ ------------
  Common stockholder's equity:
   Common stock                                        1            5            7
   Capital surplus, paid in                            0            0        3,100
   Retained earnings                                   0           51           51
                                             ------------ ------------ ------------
    Total common stockholder's equity                  1           56        3,158
  Preferred stock not subject to mandatory
    redemption                                         0            0            0
  Preferred stock subject to mandatory
    redemption                                         0            0            0
  MIPS Preferred stock                                 0            0      100,000
  Long-term debt                                       0            0      103,100
                                             ------------ ------------ ------------
    Total capitalization                               1           56      206,258
                                             ------------ ------------ ------------

Minority Interest in Common Equity
 of Subsidiary                                         0            0     (100,000)
                                             ------------ ------------ ------------

Obligations Under Capital Leases                       0            0            0
                                             ------------ ------------ ------------
Current Liabilities:
  Notes payable to affiliated companies                0            0            1
  Long-term debt and preferred stock--
   current portion                                     0            0            0
  Obligations under capital leases--
   current portion                                     0            0            0
  Accounts payable                                     0            0            0
  Accounts payable to affiliated companies             0            0          288
  Accrued taxes                                        0            0            0
  Accrued interest                                     0            0            0
  Nuclear compliance                                   0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       0            0          289
                                             ------------ ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes                    0            0            0
  Accumulated deferred investment
   tax credits                                         0            0            0
  Deferred contractual obligation                      0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------

    Total Capitalization and Liabilities               1           56      106,547
                                             ============ ============ ============



Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

      F-15A





   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 1996
           (Thousands of Dollars)




                                             Consolidated
                                             ------------
  Common stockholder's equity:
   Common stock                                  122,229
   Capital surplus, paid in                      639,657
   Retained earnings                             551,410
                                             ------------
    Total common stockholder's equity          1,313,296
  Preferred stock not subject to mandatory
    redemption                                   116,200
  Preferred stock subject to mandatory
    redemption                                   155,000
  MIPS Preferred stock                                 0
  Long-term debt                               1,834,405
                                             ------------
    Total capitalization                       3,418,901
                                             ------------

Minority Interest in Common Equity
 of Subsidiary                                   100,000
                                             ------------

Obligations Under Capital Leases                 143,347
                                             ------------
Current Liabilities:
  Notes payable to affiliated companies                0
  Long-term debt and preferred stock--
   current portion                               204,116
  Obligations under capital leases--
   current portion                                12,361
  Accounts payable                               160,945
  Accounts payable to affiliated companies        78,481
  Accrued taxes                                   28,707
  Accrued interest                                31,513
  Nuclear compliance                              50,500
  Other                                           34,433
                                             ------------
                                                 601,056
                                             ------------

Deferred Credits:
  Accumulated deferred income taxes            1,365,641
  Accumulated deferred investment
   tax credits                                   135,080
  Deferred contractual obligation                305,627
  Other                                          174,384
                                             ------------
                                               1,980,732
                                             ------------

    Total Capitalization and Liabilities       6,244,036
                                             ============



Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)Not included are the following
       inactive subsidiaries: The Connecticut
       Transmission Corporation,
       The Connecticut Steam Company and
       The Nutmeg Power Company.
(b)Not covered by auditors' report.

      F-15B





   THE CONNECTICUT LIGHT AND POWER COMPANY
             AND SUBSIDIARIES(a)

    Consolidating Statement of Income(b)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                                 The
                                             Connecticut
                                              Light and                 Research
                                                Power        CL&P        Park,
                                               Company   Capital,L.P. Incorporated
                                             ----------- ------------ ------------
Operating Revenues                            2,397,460            0            0
                                             ----------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net
      interchange power                         830,924            0            0
    Other                                       778,329            0            0
  Maintenance                                   300,005            0            0
  Depreciation                                  247,109            0            0
  Amortization of regulatory assets, net         57,432            0            0
  Federal and state income taxes                (20,174)           0            0
  Taxes other than income taxes                 174,062            0            0
                                             ----------- ------------ ------------
       Total operating expenses               2,367,687            0            0
                                             ----------- ------------ ------------
Operating Income                                 29,773            0            0
                                             ----------- ------------ ------------

Other Income:
  Deferred nuclear plants return--
    other funds                                   1,268            0            0
  Equity in earnings of regional nuclear
    generating companies                          6,619            0            0
  Other, net                                     19,730        9,588            0
  Income taxes--credit                              160            0            0
                                             ----------- ------------ ------------
      Other income, net                          27,777        9,588            0
                                             ----------- ------------ ------------
      Income before interest charges             57,550        9,588            0
                                             ----------- ------------ ------------

Interest Charges:
  Interest on long-term debt                    127,198            0            0
  Other interest                                 10,735            0            0
  Deferred nuclear plants return--
    borrowed funds                                 (146)           0            0
                                             ----------- ------------ ------------
      Interest charges, net                     137,787            0            0
                                             ----------- ------------ ------------
    Net Income                                 ($80,237)      $9,588           $0
                                             =========== ============ ============
Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a) Not included are the following
        inactive subsidiaries:  Electric
        Power,Incorporated, The City and
        Suburban Electric and Gas Company,
        The Connecticut Transmission
        Corporation, The Connecticut Steam
        Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.

   THE CONNECTICUT LIGHT AND POWER COMPANY
             AND SUBSIDIARIES(a)

    Consolidating Statement of Income(b)
        Year Ended December 31, 1996
           (Thousands of Dollars)





                                             Eliminations Consolidated
                                             ------------ ------------
Operating Revenues                                     0    2,397,460
                                             ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net
      interchange power                                0      830,924
    Other                                              0      778,329
  Maintenance                                          0      300,005
  Depreciation                                         0      247,109
  Amortization of regulatory assets, net               0       57,432
  Federal and state income taxes                       0      (20,174)
  Taxes other than income taxes                        0      174,062
                                             ------------ ------------
       Total operating expenses                        0    2,367,687
                                             ------------ ------------
Operating Income                                       0       29,773
                                             ------------ ------------

Other Income:
  Deferred nuclear plants return--
    other funds                                        0        1,268
  Equity in earnings of regional nuclear
    generating companies                               0        6,619
  Other, net                                       9,876       19,442
  Minority interest in income of subsidiary        9,300       (9,300)
  Income taxes--credit                                 0          160
                                             ------------ ------------
      Other income, net                           19,176       18,189
                                             ------------ ------------
      Income before interest charges              19,176       47,962
                                             ------------ ------------

Interest Charges:
  Interest on long-term debt                           0      127,198
  Other interest                                   9,588        1,147
  Deferred nuclear plants return--
    borrowed funds                                     0         (146)
                                             ------------ ------------
      Interest charges, net                        9,588      128,199
                                             ------------ ------------
    Net Income                                    $9,588     ($80,237)
                                             ============ ============
Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a) Not included are the following
        inactive subsidiaries:  Electric
        Power,Incorporated, The City and
        Suburban Electric and Gas Company,
        The Connecticut Transmission
        Corporation, The Connecticut Steam
        Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.

      F-16A





      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 1996
               (Thousands of Dollars)

                                                         The
                                                     Connecticut
                                                      Light and                 Research
                                                        Power        CL&P         Park,
                                                       Company   Capital,L.P. Incorporated
                                                    ------------ ------------ ------------
Balance at beginning of period                          785,476            0           51
Addition:  Net income                                   (80,237)       9,588            0
                                                    ------------ ------------ ------------
                                                        705,239        9,588           51
Deductions:                                         ------------ ------------ ------------
  Dividends declared:

    Preferred stock (at required
     annual rates)                                       15,221

    Common stock $11.34 per share                       138,608

  MIPS Partnership distribution                               0        9,300

  Cash distribution to The Connecticut Light
    and Power Company                                         0          288

  Loss on the retirement of preferred stock                   0            0
                                                    ------------ ------------ ------------
           Total deductions                             153,829        9,588            0
                                                    ------------ ------------ ------------
Balance at end of period                                551,410            0           51
                                                    ============ ============ ============



      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

            Consolidating Statement of
            Capital Surplus, Paid In (b)
            Year Ended December 31, 1996
               (Thousands of Dollars)

                                                         The
                                                     Connecticut
                                                      Light and                 Research
                                                        Power        CL&P         Park,
                                                       Company   Capital,L.P. Incorporated
                                                    ------------ ------------ ------------
Balance at beginning of period                          637,981        3,100            0

Capital stock expenses, net                               1,676            0            0
                                                    ------------ ------------ ------------
Balance at end of period                                639,657        3,100            0
                                                    ============ ============ ============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

    (a) Not included are the following
        inactive subsidiaries:  Electric
        Power,Incorporated, The City and
        Suburban Electric and Gas Company,
        The Connecticut Transmission
        Corporation, The Connecticut Steam
        Company and The Nutmeg Power Company.
    (b) Not covered by auditors' report.

      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 1996
               (Thousands of Dollars)





                                                    Eliminations Consolidated
                                                    ------------ ------------
Balance at beginning of period                               51      785,476
Addition:  Net income                                     9,588      (80,237)
                                                    ------------ ------------
                                                          9,639      705,239
Deductions:                                         ------------ ------------
  Dividends declared:

    Preferred stock (at required
     annual rates)                                                    15,221

    Common stock $11.34 per share                                    138,608

  MIPS Partnership distribution                           9,300            0

  Cash distribution to The Connecticut Light
    and Power Company                                       288            0

  Loss on the retirement of preferred stock                   0            0
                                                    ------------ ------------
          Total deductions                                9,588      153,829
                                                    ------------ ------------
Balance at end of period                                     51      551,410
                                                    ============ ============



      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

            Consolidating Statement of
            Capital Surplus, Paid In (b)
            Year Ended December 31, 1996
               (Thousands of Dollars)





                                                    Eliminations Consolidated
                                                    ------------ ------------
Balance at beginning of period                            3,100      637,981

Capital stock expenses, net                                   0        1,676
                                                    ------------ ------------
Balance at end of period                                  3,100      639,657
                                                    ============ ============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

    (a) Not included are the following
        inactive subsidiaries:  Electric
        Power,Incorporated, The City and
        Suburban Electric and Gas Company,
        The Connecticut Transmission
        Corporation, The Connecticut Steam
        Company and The Nutmeg Power Company.
    (b) Not covered by auditors' report.

      F-17A





THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES (a)
        Consolidating Statement of Cash Flows (b)
              Year Ended December 31, 1996
                 (Thousands of Dollars)

                                                                      The
                                                                  Connecticut                   Research
                                                                   Light and        CL&P          Park,
                                                                 Power Company  Capital, LP   Incorporated
                                                                -------------- ------------- -------------
Operating Activities:
  Net (loss)/income                                             $     (80,237) $      9,588  $          0
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                      247,109             0             0
    Deferred income taxes and investment tax credits, net             (60,773)            0             0
    Deferred nuclear plants return, net of amortization                 7,746             0             0
    Deferred demand-side-management costs, net of amort.               26,941             0             0
    Recoverable energy costs, net of amortization                     (35,567)            0             0
    Deferred cogeneration costs, net of amortization                   25,957             0             0
    Nuclear compliance, net                                            50,500             0             0
    Deferred nuclear refueling outage, net of amortization             45,643             0             0
    Other sources of cash                                              75,552             0             0
    Other uses of cash                                                (23,862)            0             0
    Changes in working capital:
      Receivables and accrued utility revenues                        (22,666)            0             0
      Fuel, materials, and supplies                                   (11,455)            0             0
      Accounts payable                                                 84,165            74             0
      Accrued taxes                                                   (23,561)            0             0
      Other working capital (excludes cash)                            (5,385)            0             0
                                                                -------------- ------------- -------------
Net cash flows from operating activities                              300,107         9,662             0
                                                                -------------- ------------- -------------

Financing Activities:
  Issuance of long-term debt                                          222,000             0             0
  Issuance of Monthly Income Preferred Securities (MIPS)                    0             0             0
  Loan receivable from associated company                                   0             0             0
  Other paid in capital                                                     0             0             0
  Net decrease in short-term debt                                     (51,750)            0             0
  Reacquisitions and retirements of long-term debt                    (14,329)            0             0
  Reacquisitions and retirements of preferred stock                         0             0             0
  MIPS partnership distribution                                             0        (9,300)            0
  Cash distribution to CL&P                                                 0          (288)            0
  Cash dividends on preferred stock                                   (15,221)            0             0
  Cash dividends on common stock                                     (138,608)            0             0
                                                                -------------- ------------- -------------
Net cash flows used for financing activities                            2,092        (9,588)            0
                                                                -------------- ------------- -------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                           (140,086)            0             0
    Nuclear fuel                                                          553             0             0
                                                                -------------- ------------- -------------
  Net cash flows used for investments in plant                       (139,533)            0             0
  Investment in NU system money pool                                 (109,050)            0             0
  Investment in nuclear decommissioning trusts                        (50,998)            0             0
  Other investment activities, net                                     (2,625)            0             0
                                                                -------------- ------------- -------------
Net cash flows used for investments                                  (302,206)            0             0
                                                                -------------- ------------- -------------
Net (decrease) increase in cash for the period                             (7)           74             0

Cash and cash equivalents - beginning of period                            66           214            56
                                                                -------------- ------------- -------------
Cash and cash equivalents - end of period                       $          59  $        288  $         56
                                                                ============== ============= =============

Supplemental Cash Flow Information
Cash paid during the year for:
  Interest, net of amounts capitalized                          $     124,046  $          0  $          0
                                                                ============== ============= =============
  Income taxes                                                  $      77,790  $          0  $          0
                                                                ============== ============= =============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases               $       2,855  $          0  $          0
                                                                ============== ============= =============



Note:  Individual columns may not add to consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.
(a) Not included are the following inactive subsidiaries:  Electric Power, Incorporated,
        The City and Suburban Electric and Gas Company, The Connecticut Transmission
        Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.
F-18








THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES (a)
        Consolidating Statement of Cash Flows (b)
              Year Ended December 31, 1996
                 (Thousands of Dollars)



                                                                 Eliminations  Consolidated
                                                                ------------- --------------
Operating Activities:
  Net (loss)/income                                             $      9,588  $     (80,237)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                           0        247,109
    Deferred income taxes and investment tax credits, net                  0        (60,773)
    Deferred nuclear plants return, net of amortization                    0          7,746
    Deferred demand-side-management costs, net of amort.                   0         26,941
    Recoverable energy costs, net of amortization                          0        (35,567)
    Deferred cogeneration costs, net of amortization                       0         25,957
    Nuclear compliance, net                                                0         50,500
    Deferred nuclear refueling outage, net of amortization                 0         45,643
    Other sources of cash                                                  0         75,552
    Other uses of cash                                                     0        (23,862)
    Changes in working capital:
      Receivables and accrued utility revenues                          (288)       (22,378)
      Fuel, materials, and supplies                                        0        (11,455)
      Accounts payable                                                   288         83,951
      Accrued taxes                                                        0        (23,561)
      Other working capital (excludes cash)                                0         (5,385)
                                                                ------------- --------------
Net cash flows from operating activities                               9,588        300,181
                                                                ------------- --------------

Financing Activities:
  Issuance of long-term debt                                               0        222,000
  Issuance of Monthly Income Preferred Securities (MIPS)                   0              0
  Loan receivable from associated company                                  0              0
  Other paid in capital                                                    0              0
  Net decrease in short-term debt                                          0        (51,750)
  Reacquisitions and retirements of long-term debt                         0        (14,329)
  Reacquisitions and retirements of preferred stock                        0              0
  MIPS partnership distribution                                       (9,300)             0
  Cash distribution to CL&P                                             (288)             0
  Cash dividends on preferred stock                                        0        (15,221)
  Cash dividends on common stock                                           0       (138,608)
                                                                ------------- --------------
Net cash flows used for financing activities                          (9,588)         2,092
                                                                ------------- --------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                                 0       (140,086)
    Nuclear fuel                                                           0            553
                                                                ------------- --------------
  Net cash flows used for investments in plant                             0       (139,533)
  Investment in NU system money pool                                       0       (109,050)
  Investment in nuclear decommissioning trusts                             0        (50,998)
  Other investment activities, net                                         0         (2,625)
                                                                ------------- --------------
Net cash flows used for investments                                        0       (302,206)
                                                                ------------- --------------
Net (decrease) increase in cash for the period                             0             67

Cash and cash equivalents - beginning of period                            0            337
                                                                ------------- --------------
Cash and cash equivalents - end of period                       $          0  $         404
                                                                ============= ==============

Supplemental Cash Flow Information
Cash paid during the year for:
  Interest, net of amounts capitalized                          $      9,588  $     114,458
                                                                ============= ==============
  Income taxes                                                  $          0  $      77,790
                                                                ============= ==============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases               $          0  $       2,855
                                                                ============= ==============



Note:  Individual columns may not add to consolidated due to rou
The accompanying notes are an integral part of these financial s
(a) Not included are the following inactive subsidiaries:  Elect
        The City and Suburban Electric and Gas Company, The Conn
        Corporation, The Connecticut Steam Company and The Nutme
(b) Not covered by auditors' report.






PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)
    Consolidating Balance Sheet (b)
                 Assets
           December 31, 1996
         (Thousands of Dollars)


                                        Public Service
                                          Company of   Properties,
                                        New Hampshire      Inc.    Eliminations Consolidated
                                        -------------- ----------- ------------ ------------
Utility Plant, at cost:
  Electric                                  1,877,955         201            0    1,878,155
  Other                                             0       8,694            0        8,694
                                        -------------- ----------- ------------ ------------
                                            1,877,955       8,895            0    1,886,849
    Less:  Accumulated provision for
            depreciation                      552,780       2,376            0      555,155
                                        -------------- ----------- ------------ ------------
                                            1,325,175       6,519            0    1,331,694
  Unamortized acquisition costs               491,709           0            0      491,709
  Construction work in progress                11,032           0            0       11,032
  Nuclear fuel, net                             1,313           0            0        1,313
                                        -------------- ----------- ------------ ------------
         Total net utility plant            1,829,229       6,519            0    1,835,748
                                        -------------- ----------- ------------ ------------

Other Property and Investments:
  Nuclear decommissioning trusts,
   at market                                    3,229           0            0        3,229
  Investments in regional nuclear
   generating companies, at equity             12,967           0            0       12,967
  Investments in subsidiary companies,
   at equity                                    6,611           0        6,611            0
  Other, at cost                                1,835         250            0        2,085
                                        -------------- ----------- ------------ ------------
                                               24,642         250        6,611       18,281
                                        -------------- ----------- ------------ ------------
Current Assets:
  Cash                                          1,015         123            0        1,138
  Notes receivable from affiliated
   companies                                   18,250           0            0       18,250
  Receivables, net                            105,381           0            0      105,381
  Accounts receivable from affiliated
   companies                                   32,452         150          290       32,312
  Taxes receivable from affiliated
   companies                                      613           0            0          613
  Accrued utility revenues                     36,317           0            0       36,317
  Fuel, materials, and supplies,
   at average cost                             44,852           0            0       44,852
  Prepayments and other                        24,016          28            0       24,044
                                        -------------- ----------- ------------ ------------
                                              262,896         301          290      262,907
                                        -------------- ----------- ------------ ------------
Deferred Charges:
  Regulatory assets                           684,504           0            0      684,504
  Unamortized debt expense                     12,731           0            0       12,731
  Deferred receivable from affiliated
   company                                     33,284           0            0       33,284
  Other                                         3,926           0            0        3,926
                                        -------------- ----------- ------------ ------------
                                              734,445           0            0      734,445
                                        -------------- ----------- ------------ ------------
       Total Assets                         2,851,212       7,070        6,901    2,851,381
                                        ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)  Not covered by auditors' report.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)
    Consolidating Balance Sheet (b)
     Capitalization and Liabilities
           December 31, 1996
         (Thousands of Dollars)


                                        Public Service
                                          Company of   Properties,
                                        New Hampshire      Inc.    Eliminations Consolidated
                                        -------------- ----------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                     1           1            1            1
   Capital surplus, paid in                   423,058           0            0      423,058
   Retained earnings                          174,691       1,269        1,269      174,691
                                        -------------- ----------- ------------ ------------
    Total common stockholder's equity         597,750       1,270        1,270      597,750
  Preferred stock subject to mandatory
   redemption                                 100,000           0            0      100,000
  Long-term debt                              686,485       5,342        5,341      686,485
                                        -------------- ----------- ------------ ------------
    Total capitalization                    1,384,235       6,612        6,611    1,384,235
                                        -------------- ----------- ------------ ------------

Obligations Under Seabrook Power
 Contracts and Other Capital Leases           871,707           0            0      871,707
                                        -------------- ----------- ------------ ------------
Current Liabilities:
  Long-term debt and preferred stock--
   current portion                             25,000           0            0       25,000
  Obligations under Seabrook Power
   Contracts and other capital
   leases--current portion                     42,910           0            0       42,910
  Accounts payable                             37,675           1            0       37,676
  Accounts payable to affiliated
   companies                                   31,130         140          290       30,981
  Accrued taxes                                    81          50            0          131
  Accrued interest                              7,992           0            0        7,992
  Accrued pension benefits                     44,790           0            0       44,790
  Other                                        37,516          69            0       37,585
                                        -------------- ----------- ------------ ------------
                                              227,094         260          290      227,065
                                        -------------- ----------- ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes           258,317         198            0      258,515
  Accumulated deferred investment
   tax credits                                  4,511           0            0        4,511
  Deferred contractual obligation              50,271           0            0       50,271
  Deferred revenue from affiliated
   company                                     33,284           0            0       33,284
  Other                                        21,793           0            0       21,793
                                        -------------- ----------- ------------ ------------
                                              368,176         198            0      368,374
                                        -------------- ----------- ------------ ------------

    Total Capitalization and Liabilities    2,851,212       7,070        6,901    2,851,381
                                        ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)  Not covered by auditors' report.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)

 Consolidating Statement of Income (b)
      Year Ended December 31, 1996
         (Thousands of Dollars)


                                        Public Service
                                          Company of    Properties,
                                         New Hampshire     Inc.     Eliminations Consolidated
                                        --------------- ----------- ------------ ------------
Operating Revenues                           1,110,169       1,260        1,260    1,110,169
                                        --------------- ----------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange
     power                                     356,629           0            0      356,629
    Other                                      327,287           4        1,260      326,031
  Maintenance                                   45,728           0            0       45,728
  Depreciation                                  42,983           0            0       42,983
  Amortization of regulatory assets, net        56,884           0            0       56,884
  Federal and state income taxes                80,340          33            0       80,373
  Taxes other than income taxes                 45,123         104            0       45,227
                                        --------------- ----------- ------------ ------------
       Total operating expenses                954,974         141        1,260      953,855
                                        --------------- ----------- ------------ ------------
Operating Income                               155,195       1,119            0      156,314
                                        --------------- ----------- ------------ ------------

Other Income:
  Equity in earnings of regional nuclear
   generating companies                          1,430           0            0        1,430
  Other, net                                     8,720        (147)         972        7,601
  Income taxes--credit                          (7,723)          0            0       (7,723)
                                        --------------- ----------- ------------ ------------
      Other income, net                          2,427        (147)         972        1,308
                                        --------------- ----------- ------------ ------------
      Income before interest charges           157,622         972          972      157,622
                                        --------------- ----------- ------------ ------------

Interest Charges:
  Interest on long-term debt                    57,557           0            0       57,557
  Other interest                                 3,163         327          327        3,163
                                        --------------- ----------- ------------ ------------
      Interest charges, net                     60,720         327          327       60,720
                                        --------------- ----------- ------------ ------------

  Net Income                                    96,902         645          645       96,902
                                        =============== =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)  Not covered by auditors' report.

     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
             AND SUBSIDIARIES (a)

Consolidating Statement of Retained Earnings (b)
          Year Ended December 31, 1996
             (Thousands of Dollars)


                                       Public Service
                                         Company of   Properties,
                                       New Hampshire     Inc.     Eliminations Consolidated
                                       -------------- ----------- ------------ ------------
Balance at beginning of period               143,039         624          624      143,039
Addition:  Net income                         96,902         645          645       96,902
                                       -------------- ----------- ------------ ------------
                                             239,941       1,269        1,269      239,941

Deductions:
  Dividends declared:

   Preferred Stock                            13,250           0            0       13,250

   Common stock $52,000.00 per share          52,000           0            0       52,000
                                       -------------- ----------- ------------ ------------
        Total deductions                      65,250           0            0       65,250
                                       -------------- ----------- ------------ ------------

Balance at end of period                     174,691       1,269        1,269      174,691
                                       ============== =========== ============ ============



     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
             AND SUBSIDIARIES (a)

Consolidating Statement of Capital Surplus, Paid In (b)
          Year Ended December 31, 1996
             (Thousands of Dollars)


                                       Public Service
                                         Company of   Properties,
                                       New Hampshire     Inc.     Eliminations Consolidated
                                       -------------- ----------- ------------ ------------
Balance at beginning of period               422,385           0            0      422,385

Capital stock expenses, net                      673           0            0          673
                                       -------------- ----------- ------------ ------------
Balance at end of period                     423,058           0            0      423,058
                                       ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

    (b)  Not covered by auditors' report.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES (a)
         Consolidating Statement of Cash Flows (b)
               Year Ended December 31, 1996
                  (Thousands of Dollars)

                                                            Public Service
                                                              Company of    Properties,
                                                            New Hampshire      Inc.
                                                           --------------- -------------
Operating Activities:
  Net income                                               $       96,902  $        645
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                   42,983             0
    Deferred income taxes and investment tax credits, net          94,646            35
    Recoverable energy costs, net of amortization                  31,663             0
    Amortization of acquisition costs                              56,884             0
    Other sources of cash                                          65,922            56
    Other uses of cash                                            (51,188)            0
    Changes in working capital:
      Receivables and accrued utility revenues                    (36,907)            2
      Fuel, materials, and supplies                                (3,135)            0
      Accounts payable                                             (7,714)           36
      Accrued taxes                                                  (717)         (166)
      Other working capital (excludes cash)                       (12,659)           68
                                                           --------------- -------------
Net cash flows from operating activities                          276,680           676
                                                           --------------- -------------

Financing Activities:
  Reacquisitions and retirements of long-term debt               (172,500)         (781)
  Cash dividends on preferred stock                               (13,250)            0
  Cash dividends on common stock                                  (52,000)            0
                                                           --------------- -------------
Net cash flows used for financing activities                     (237,750)         (781)
                                                           --------------- -------------
Investment Activities:
  Investment in plant:
    Electric utility plant                                        (37,480)            0
    Nuclear fuel                                                      129             0
                                                           --------------- -------------
  Net cash flows used for investments in plant                    (37,351)            0
  Investment in NU system money pool                                  850             0
  Investment in nuclear decommissioning trusts                       (521)            0
  Other investment activities, net                                 (1,010)            0
                                                           --------------- -------------
Net cash flows (used for) from investments                        (38,032)            0
                                                           --------------- -------------
Net increase in cash for the period                                   898          (105)
Cash - beginning of period                                            117           228
                                                           --------------- -------------
Cash - end of period                                       $        1,015  $        123
                                                           =============== =============

Supplemental Cash Flow Information
Cash (received) paid during the year for:
  Interest, net of amounts capitalized                     $       58,835  $        327
                                                           =============== =============
  Income taxes                                             $         (457) $        120
                                                           =============== =============
Increase in obligations:
  Seabrook Power Contracts and other capital leases        $           93  $          0

                                                          =============== =============



Note:  Individual columns may not add to consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.
(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.
(b) Not covered by auditors' report.


F-24





PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES (a)
         Consolidating Statement of Cash Flows (b)
               Year Ended December 31, 1996
                  (Thousands of Dollars)



                                                            Eliminations   Consolidated
                                                           -------------  -------------
Operating Activities:
  Net income                                               $        645   $     96,902
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                      0         42,983
    Deferred income taxes and investment tax credits, net             0         94,681
    Recoverable energy costs, net of amortization                     0         31,663
    Amortization of acquisition costs                                 0         56,884
    Other sources of cash                                             1         65,977
    Other uses of cash                                                0        (51,188)
    Changes in working capital:
      Receivables and accrued utility revenues                      (36)       (36,869)
      Fuel, materials, and supplies                                   0         (3,135)
      Accounts payable                                               36         (7,714)
      Accrued taxes                                                   0           (883)
      Other working capital (excludes cash)                          (1)       (12,590)
                                                           -------------  -------------
Net cash flows from operating activities                            645        276,711
                                                           -------------  -------------

Financing Activities:
  Reacquisitions and retirements of long-term debt                 (781)      (172,500)
  Cash dividends on preferred stock                                   0        (13,250)
  Cash dividends on common stock                                      0        (52,000)
                                                           -------------  -------------
Net cash flows used for financing activities                       (781)      (237,750)
                                                           -------------  -------------
Investment Activities:
  Investment in plant:
    Electric utility plant                                            0        (37,480)
    Nuclear fuel                                                      0            129
                                                           -------------  -------------
  Net cash flows used for investments in plant                        0        (37,351)
  Investment in NU system money pool                                  0            850
  Investment in nuclear decommissioning trusts                        0           (521)
  Other investment activities, net                                  136         (1,146)
                                                           -------------  -------------
Net cash flows (used for) from investments                          136        (38,168)
                                                           -------------  -------------
Net increase in cash for the period                                   0            793
Cash - beginning of period                                            0            345
                                                           -------------  -------------
Cash - end of period                                       $          0   $      1,138
                                                           =============  =============

Supplemental Cash Flow Information
Cash (received) paid during the year for:
  Interest, net of amounts capitalized                     $        327   $     58,835
                                                           =============  =============
  Income taxes                                             $          0   $       (337)
                                                           =============  =============
Increase in obligations:
  Seabrook Power Contracts and other capital leases        $          0   $         93

                                                          =============  =============



Note:  Individual columns may not add to consolidated due to rounding
The accompanying notes are an integral part of these financial statements
(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.
(b) Not covered by auditors' report.


F-24



      HOLYOKE WATER POWER COMPANY
             AND SUBSIDIARY

     Consolidating Balance Sheet (a)
                 Assets
            December 31, 1996
         (Thousands of Dollars)

                                                 Holyoke   Holyoke
                                                  Water   Power and
                                                  Power   Electric
                                                 Company   Company  Eliminations Consolidated
                                                 -------- --------- ------------ ------------
Utility Plant, at original cost:
  Electric                                        94,466     1,436            0       95,902

    Less:  Accumulated provision for
            depreciation                          40,265       959            0       41,225
                                                 -------- --------- ------------ ------------
                                                  54,201       477            0       54,677
  Construction work in progress                    1,952         3            0        1,956
                                                 -------- --------- ------------ ------------
         Total net utility plant                  56,153       480            0       56,633
                                                 -------- --------- ------------ ------------

Other Property and Investments:
  Investments in subsidiary company, at
   equity                                            172         0          172            0
  Other, at cost                                   3,479         0            0        3,479
                                                 -------- --------- ------------ ------------
                                                   3,651         0          172        3,479
                                                 -------- --------- ------------ ------------
Current Assets:
  Cash                                                 1        20            0           21
  Notes receivables from affiliated companies      8,500         0            0        8,500
  Receivables, net                                 3,333         3            0        3,336
  Accounts receivable from affiliated companies    2,501     2,573        4,715          359
  Taxes receivable                                   662         0          662            0
  Fuel, materials, and supplies, at average cost   6,648         0            0        6,648
  Prepayments and other                              190         0            0          190
                                                 -------- --------- ------------ ------------
                                                  21,835     2,596        5,377       19,054
                                                 -------- --------- ------------ ------------
Deferred Charges:
  Regulatory assets                                2,441        48            0        2,489
  Unamortized debt expense                           946         0            0          946
  Other                                              349         0            0          349
                                                 -------- --------- ------------ ------------
                                                   3,736        48            0        3,784
                                                 -------- --------- ------------ ------------
       Total Assets                               85,375     3,124        5,549       82,950
                                                 ======== ========= ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.

      HOLYOKE WATER POWER COMPANY
             AND SUBSIDIARY

     Consolidating Balance Sheet (a)
     Capitalization and Liabilities
            December 31, 1996
         (Thousands of Dollars)

                                                 Holyoke   Holyoke
                                                  Water   Power and
                                                  Power   Electric
                                                 Company   Company  Eliminations Consolidated
                                                 -------- --------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                    2,400       485          485        2,400
   Capital surplus, paid in                        6,000         0            0        6,000
   Retained earnings                              11,492      (779)        (779)      11,492
                                                 -------- --------- ------------ ------------
    Total common stockholder's equity             19,892      (294)        (294)      19,892

  Long-term debt                                  38,300       424          424       38,300
                                                 -------- --------- ------------ ------------
    Total capitalization                          58,192       130          130       58,192
                                                 -------- --------- ------------ ------------



Current Liabilities:
  Accounts payable                                 3,012         0            0        3,012
  Accounts payable to affiliated companies         3,766     2,137        4,715        1,188
  Accrued taxes                                      356       654          662          348
  Accrued interest                                   173         0            0          173
  Accrued pension benefits                         1,439         0            0        1,439
  Other                                              668        22            0          690
                                                 -------- --------- ------------ ------------
                                                   9,414     2,813        5,377        6,850
                                                 -------- --------- ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes               13,235       117            0       13,353
  Accumulated deferred investment tax credits      2,756        22            0        2,777
  Other                                            1,778        42           42        1,778
                                                 -------- --------- ------------ ------------
                                                  17,769       181           42       17,908
                                                 -------- --------- ------------ ------------

    Total Capitalization and Liabilities          85,375     3,124        5,549       82,950
                                                 ======== ========= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.


(a)  Not covered by auditors' report.

      HOLYOKE WATER POWER COMPANY
            AND SUBSIDIARY

 Consolidating Statement of Income (a)
     Year Ended December 31, 1996
        (Thousands of Dollars)

                                       Holyoke  Holyoke
                                       Water   Power and
                                        Power  Electric
                                       Company  Company  Eliminations Consolidated
                                       ------- --------- ------------ ------------
Operating Revenues                     63,968    27,337       54,458       36,847
                                       ------- --------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net
     interchange power                 36,594    17,612       35,189       19,018
    Other                              19,962     9,750       19,269       10,443
  Maintenance                           3,442         0            0        3,442
  Depreciation                          1,976        41            0        2,016
  Federal and state income taxes         (302)      (25)           0         (327)
  Taxes other than income taxes         2,200        36            0        2,236
                                       ------- --------- ------------ ------------
      Total operating expenses         63,872    27,414       54,458       36,828
                                       ------- --------- ------------ ------------
Operating Income (Loss)                    96       (77)           0           19
                                       ------- --------- ------------ ------------
Other Income:
  Other, net                              881        (1)         (71)         951
  Income taxes--credit                   (311)        7            0         (304)
                                       ------- --------- ------------ ------------
      Other income, net                   570         6          (71)         647
                                       ------- --------- ------------ ------------
      Income before interest charges      666       (71)         (71)         666
                                       ------- --------- ------------ ------------
Interest Charges:
  Interest on long-term debt            1,473         0            0        1,473
  Other interest                          (35)       21           21          (35)
                                       ------- --------- ------------ ------------
      Interest charges, net             1,438        21           21        1,438
                                       ------- --------- ------------ ------------
Net Income                               (772)      (92)         (92)        (772)
                                       ======= ========= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.


(a)  Not covered by auditors' report.

  HOLYOKE WATER POWER COMPANY AND SUBSIDIARY

Consolidating Statement of Retained Earnings(a)
        Year Ended December 31, 1996
           (Thousands of Dollars)


                                            Holyoke  Holyoke
                                             Water  Power and
                                             Power  Electric
                                            Company  Company  Eliminations Consolidated
                                            ------- --------- ------------ ------------
Balance at beginning of period              12,264      (687)        (687)      12,264
Addition:  Net income                         (772)      (92)         (92)        (772)
                                            ------- --------- ------------ ------------



Balance at end of period                    11,492      (779)        (779)      11,492
                                            ======= ========= ============ ============







  HOLYOKE WATER POWER COMPANY AND SUBSIDIARY

Consolidating Statement of Capital Surplus, Paid In (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)


                                            Holyoke  Holyoke
                                             Water  Power and
                                             Power  Electric
                                            Company  Company  Eliminations Consolidated
                                            ------- --------- ------------ ------------
Balance at beginning of period               6,000         0            0        6,000

                                                 0         0            0            0
                                            ------- --------- ------------ ------------
Balance at end of period                     6,000         0            0        6,000
                                            ======= ========= ============ ============


Note:  Individual companies may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.

   HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
   Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)

                                                                   Holyoke
                                                      Holyoke     Power and
                                                    Water Power   Electric
                                                      Company      Company
                                                   ------------ ------------
Operating Activities:
  Net loss                                         $      (772) $       (92)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                         1,976           41
    Deferred income taxes, net                           1,203            8
    Other sources of cash                                  129           28
    Other uses of cash                                  (1,305)           0
    Changes in working capital:
      Receivables, net                                    (562)        (175)
      Fuel, materials, and supplies                       (235)           0
      Accounts payable                                   2,307          180
      Accrued taxes                                       (625)         (36)
      Other working capital (excludes cash)                435           10
                                                   ------------ ------------
Net cash flows from (used for) operating activities      2,551          (36)
                                                   ------------ ------------


Investment Activities:
  Investment in plant:
    Electric utility plant                              (1,000)           1
    Investment in NU system money pool                  (1,500)           0
    Other investment activities, net                       (51)           0
                                                   ------------ ------------
Net cash flows (used for) from investments              (2,551)           1
                                                   ------------ ------------
Net decrease in cash for the period                          0          (35)
Cash - beginning of period                                   1           55
                                                   ------------ ------------
Cash - end of period                               $         1  $        20
                                                   ============ ============



Supplemental Cash Flow Information
Cash (received) paid during the year for:
  Interest, net of amounts capitalized             $     1,577  $        21
                                                   ============ ============
  Income taxes (refund)                            $       (50) $        (8)
                                                   ============ ============



Note:  Individual columns may not add to consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.
(a) Not covered by auditors' report.

 F-30




   HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
   Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)



                                                    Eliminations  Consolidated
                                                   ------------- -------------
Operating Activities:
  Net loss                                         $        (92) $       (772)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                              1         2,016
    Deferred income taxes, net                                0         1,211
    Other sources of cash                                    25           132
    Other uses of cash                                       (4)       (1,301)
    Changes in working capital:
      Receivables, net                                   (1,020)          283
      Fuel, materials, and supplies                           0          (235)
      Accounts payable                                      359         2,128
      Accrued taxes                                         661        (1,322)
      Other working capital (excludes cash)                  (1)          446
                                                   ------------- -------------
Net cash flows from (used for) operating activities         (71)        2,586
                                                   ------------- -------------


Investment Activities:
  Investment in plant:
    Electric utility plant                                    0          (999)
    Investment in NU system money pool                        0        (1,500)
    Other investment activities, net                         71          (122)
                                                   ------------- -------------
Net cash flows (used for) from investments                   71        (2,621)
                                                   ------------- -------------
Net decrease in cash for the period                           0           (35)
Cash - beginning of period                                    0            56
                                                   ------------- -------------
Cash - end of period                               $          0  $         21
                                                   ============= =============



Supplemental Cash Flow Information
Cash (received) paid during the year for:
  Interest, net of amounts capitalized             $         21  $      1,577
                                                   ============= =============
  Income taxes (refund)                            $          0  $        (58)
                                                   ============= =============



Note:  Individual columns may not add to consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.
(a) Not covered by auditors' report.






       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1996
           (Thousands of Dollars)

                                                                           COE
                                             Charter Oak  Charter Oak  Development
                                             Energy, Inc. (Paris) Inc. Corporation
                                             ------------ ------------ -----------
Utility Plant, at original cost:
  Electric                                            40            0          11

    Less:  Accumulated provision for
            depreciation                              40            0           9
                                             ------------ ------------ -----------
                                                       0            0           2
  Construction work in progress                        1            0           5
                                             ------------ ------------ -----------
         Total net utility plant                       1            0           7
                                             ------------ ------------ -----------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                      70,116            0           0
  Other, at cost                                       0        2,236           0
                                             ------------ ------------ -----------
                                                  70,116        2,236           0
                                             ------------ ------------ -----------
Current Assets:
  Cash                                                76          528         910
  Receivables, net                                     0            0           0
  Receivables from affiliated companies              680            0       1,177
  Taxes receivable                                     0            0       1,449
                                             ------------ ------------ -----------
                                                     756          528       3,536
                                             ------------ ------------ -----------
Deferred Charges:
  Accumulated deferred income taxes                  107           23           0
  Other                                              575            0       5,233
                                             ------------ ------------ -----------
                                                     682           23       5,233
                                             ------------ ------------ -----------
    Total Assets                                  71,555        2,787       8,776
                                             ============ ============ ===========

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1996
           (Thousands of Dollars)

                                                        COE        COE
                                             COE (UK) (Gencoe) Argentina I
                                               Corp.    Corp.     Corp.
                                             -------- -------- ------------
Utility Plant, at original cost:
  Electric                                         0        0            0

    Less:  Accumulated provision for
            depreciation                           0        0            0
                                             -------- -------- ------------
                                                   0        0            0
  Construction work in progress                    0        0            0
                                             -------- -------- ------------
         Total net utility plant                   0        0            0
                                             -------- -------- ------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                       0      854            0
  Other, at cost                               4,397        0            0
                                             -------- -------- ------------
                                               4,397      854            0
                                             -------- -------- ------------
Current Assets:
  Cash                                           305        0           10
  Receivables, net                                84        0            0
  Receivables from affiliated companies            0        0            0
  Taxes receivable                                 0        0            0
                                             -------- -------- ------------
                                                 389        0           10
                                             -------- -------- ------------
Deferred Charges:
  Accumulated deferred income taxes                0        0            0
  Other                                          638        0            0
                                             -------- -------- ------------
                                                 638        0            0
                                             -------- -------- ------------
    Total Assets                               5,424      854           10
                                             ======== ======== ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-32A




       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1996
           (Thousands of Dollars)

                                                 COE
                                             Argentina II COE Tejona  COE Ave Fenix
                                                Corp.     Corporation  Corporation
                                             ------------ ----------- -------------
Utility Plant, at original cost:
  Electric                                             0           0             0

    Less:  Accumulated provision for
            depreciation                               0           0             0
                                             ------------ ----------- -------------
                                                       0           0             0
  Construction work in progress                        2           0             0
                                             ------------ ----------- -------------
         Total net utility plant                       2           0             0
                                             ------------ ----------- -------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                           0           0             0
  Other, at cost                                  18,204      13,985        18,366
                                             ------------ ----------- -------------
                                                  18,204      13,985        18,366
                                             ------------ ----------- -------------
Current Assets:
  Cash                                               987           8            19
  Receivables, net                                     0           0             0
  Receivables from affiliated companies                0           0             0
  Taxes receivable                                    73           1             0
                                             ------------ ----------- -------------
                                                   1,060           9            19
                                             ------------ ----------- -------------
Deferred Charges:
  Accumulated deferred income taxes                    0           0             0
  Other                                              369       3,120             0
                                             ------------ ----------- -------------
                                                     369       3,120             0
                                             ------------ ----------- -------------
    Total Assets                                  19,635      17,114        18,385
                                             ============ =========== =============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-32B





       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1996
           (Thousands of Dollars)


                                             Eliminations Consolidated
                                             ------------ ------------
Utility Plant, at original cost:
  Electric                                             0           52

    Less:  Accumulated provision for
            depreciation                               0           49
                                             ------------ ------------
                                                       0            3
  Construction work in progress                        0            8
                                             ------------ ------------
         Total net utility plant                       0           11
                                             ------------ ------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                      70,970            0
  Other, at cost                                       0       57,188
                                             ------------ ------------
                                                  70,970       57,188
                                             ------------ ------------
Current Assets:
  Cash                                                 0        2,843
  Receivables, net                                     0           84
  Receivables from affiliated companies            1,857            0
  Taxes receivable                                     0        1,522
                                             ------------ ------------
                                                   1,857        4,449
                                             ------------ ------------
Deferred Charges:
  Accumulated deferred income taxes                    0          130
  Other                                                0        9,935
                                             ------------ ------------
                                                       0       10,065
                                             ------------ ------------
    Total Assets                                  72,827       71,713
                                             ============ ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-32C












         (This page intentionally left blank)

       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1996
           (Thousands of Dollars)

                                                                           COE
                                             Charter Oak  Charter Oak  Development
                                             Energy, Inc. (Paris) Inc. Corporation
                                             ------------ ------------ -----------
Capitalization:
 Common stockholder's equity:
  Common stock                                         0            0           0
  Capital surplus, paid in                        87,651        1,899      21,480
  Retained earnings                              (18,126)         613     (13,295)
                                             ------------ ------------ -----------
    Total common stockholder's equity             69,525        2,512       8,185

  Long-term debt                                       0            0           0
                                             ------------ ------------ -----------
    Total capitalization                          69,525        2,512       8,185
                                             ------------ ------------ -----------
Minority Interest in Common Equity
 of Subsidiaries                                       0            0           0
                                             ------------ ------------ -----------

Current Liabilities:
  Accounts payable                                   300            0         159
  Accounts payable to affiliated
   companies                                       1,242            0         162
  Accrued taxes                                      465          275           0
  Other                                               23            0         270
                                             ------------ ------------ -----------
                                                   2,030          275         591
                                             ------------ ------------ -----------

   Total Capitalization and Liabilities           71,555        2,787       8,776
                                             ============ ============ ===========


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1996
           (Thousands of Dollars)

                                                        COE        COE
                                             COE (UK) (Gencoe) Argentina I
                                               Corp.    Corp.     Corp.
                                             -------- -------- ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                     0        0            0
  Capital surplus, paid in                     5,262      271           10
  Retained earnings                             (863)    (326)           0
                                             -------- -------- ------------
    Total common stockholder's equity          4,399      (55)          10

  Long-term debt                                   0      757            0
                                             -------- -------- ------------
    Total capitalization                       4,399      702           10
                                             -------- -------- ------------
Minority Interest in Common Equity
 of Subsidiaries                                   0        0            0
                                             -------- -------- ------------

Current Liabilities:
  Accounts payable                                 0        0            0
  Accounts payable to affiliated
   companies                                     537      151            0
  Accrued taxes                                  488        1            0
  Other                                            0        0            0
                                             -------- -------- ------------
                                               1,025      152            0
                                             -------- -------- ------------

   Total Capitalization and Liabilities        5,424      854           10
                                             ======== ======== ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-34A





       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1996
           (Thousands of Dollars)

                                                 COE
                                             Argentina II COE Tejona  COE Ave Fenix
                                                Corp.     Corporation  Corporation
                                             ------------ ----------- -------------
Capitalization:
 Common stockholder's equity:
  Common stock                                         0           0             0
  Capital surplus, paid in                        18,834      17,115        18,385
  Retained earnings                                  800          (1)            0
                                             ------------ ----------- -------------
    Total common stockholder's equity             19,634      17,114        18,385

  Long-term debt                                       0           0             0
                                             ------------ ----------- -------------
    Total capitalization                          19,634      17,114        18,385
                                             ------------ ----------- -------------
Minority Interest in Common Equity
 of Subsidiaries                                       0           0             0
                                             ------------ ----------- -------------

Current Liabilities:
  Accounts payable                                     0           0             0
  Accounts payable to affiliated
   companies                                           1           0             0
  Accrued taxes                                        0           0             0
  Other                                                0           0             0
                                             ------------ ----------- -------------
                                                       1           0             0
                                             ------------ ----------- -------------

   Total Capitalization and Liabilities           19,635      17,114        18,385
                                             ============ =========== =============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-34B




       CHARTER OAK ENERGY INCORPORATED
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1996
           (Thousands of Dollars)


                                             Eliminations Consolidated
                                             ------------ ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                         0            0
  Capital surplus, paid in                        83,258       87,651
  Retained earnings                              (13,073)     (18,126)
                                             ------------ ------------
    Total common stockholder's equity             70,185       69,525

  Long-term debt                                     757            0
                                             ------------ ------------
    Total capitalization                          70,942       69,525
                                             ------------ ------------
Minority Interest in Common Equity
 of Subsidiaries                                      28          (28)
                                             ------------ ------------

Current Liabilities:
  Accounts payable                                     0          459
  Accounts payable to affiliated
   companies                                       1,857          235
  Accrued taxes                                        0        1,229
  Other                                                0          293
                                             ------------ ------------
                                                   1,857        2,216
                                             ------------ ------------

   Total Capitalization and Liabilities           72,827       71,713
                                             ============ ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-34C












         (This page intentionally left blank)

           CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                                                         COE
                                            Charter Oak  Charter Oak  Development
                                            Energy, Inc. (Paris) Inc. Corporation
                                            ------------ ------------ -----------
Operating Revenues                                    0            0           0
                                            ------------ ------------ -----------
Operating Expenses:
  Operation                                         903            0       3,499
  Maintenance                                         1            0           0
  Depreciation                                        0            0           2
  Federal and state income taxes                   (349)         182      (1,458)
  Taxes other than income taxes                      19            0           0
                                            ------------ ------------ -----------
       Total operating expenses                     574          182       2,043
                                            ------------ ------------ -----------
Operating Loss                                     (574)        (182)     (2,043)
                                            ------------ ------------ -----------
Other Income                                       (833)         677           0
                                            ------------ ------------ -----------
      Income (loss) before
        interest charges                         (1,407)         495      (2,043)
                                            ------------ ------------ -----------
Interest Charges                                     15            0           0
                                            ------------ ------------ -----------


  Net Income (Loss)                              (1,422)         495      (2,043)
                                            ============ ============ ===========






Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a)  Not covered by auditors' report.

          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                                           COE
                                             COE (UK)    (Gencoe)   COE Argentina I
                                               Corp.       Corp.         Corp.
                                            ----------- ----------- ---------------
Operating Revenues                                   0           0               0
                                            ----------- ----------- ---------------
Operating Expenses:
  Operation                                         33           0               0
  Maintenance                                        0           0               0
  Depreciation                                     433           0               0
  Federal and state income taxes                   591           0               0
  Taxes other than income taxes                      1           0               0
                                            ----------- ----------- ---------------
       Total operating expenses                  1,058           0               0
                                            ----------- ----------- ---------------
Operating Loss                                  (1,058)          0               0
                                            ----------- ----------- ---------------
Other Income                                       910         (30)              0
                                            ----------- ----------- ---------------
      Income (loss) before
        interest charges                          (148)        (30)              0
                                            ----------- ----------- ---------------
Interest Charges                                     0          46               0
                                            ----------- ----------- ---------------


  Net Income (Loss)                               (148)        (76)              0
                                            =========== =========== ===============






Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a)  Not covered by auditors' report.

      F-36A




          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                            COE Argentina II COE Tejona  COE Ave Fenix
                                                 Corp.       Corporation  Corporation
                                            ---------------- ----------- -------------
Operating Revenues                                        0           0             0
                                            ---------------- ----------- -------------
Operating Expenses:
  Operation                                              72           2             0
  Maintenance                                             0           0             0
  Depreciation                                            0           0             0
  Federal and state income taxes                        (73)         (1)            0
  Taxes other than income taxes                           0           0             0
                                            ---------------- ----------- -------------
       Total operating expenses                          (1)          1             0
                                            ---------------- ----------- -------------
Operating Loss                                            1          (1)            0
                                            ---------------- ----------- -------------
Other Income                                            799           0             0
                                            ---------------- ----------- -------------
      Income (loss) before
        interest charges                                800          (1)            0
                                            ---------------- ----------- -------------
Interest Charges                                          0           0             0
                                            ---------------- ----------- -------------


  Net Income (Loss)                                     800          (1)            0
                                            ================ =========== =============






Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a)  Not covered by auditors' report.

      F-36B





          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)


                                            Eliminations Consolidated
                                            ------------ ------------
Operating Revenues                                    0            0
                                            ------------ ------------
Operating Expenses:
  Operation                                           0        4,510
  Maintenance                                         0            1
  Depreciation                                        0          435
  Federal and state income taxes                      0       (1,108)
  Taxes other than income taxes                       0           21
                                            ------------ ------------
       Total operating expenses                       0        3,859
                                            ------------ ------------
Operating Loss                                        0       (3,859)
                                            ------------ ------------
Other Income                                       (928)       2,452
                                            ------------ ------------
      Income (loss) before
        interest charges                           (928)      (1,407)
                                            ------------ ------------
Interest Charges                                     47           15
                                            ------------ ------------


  Net Income (Loss)                                (975)      (1,422)
                                            ============ ============






Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

(a)  Not covered by auditors' report.

      F-36C














         (This page intentionally left blank)

          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                                                         COE
                                            Charter Oak  Charter Oak  Development
                                            Energy, Inc. (Paris) Inc. Corporation
                                            ------------ ------------ -----------
Balance at beginning of period                  (16,704)         618     (11,252)
Addition:  Net income (loss)                     (1,422)         495      (2,043)
                                            ------------ ------------ -----------
                                                (18,126)       1,113     (13,295)

Deductions:
  Common stock dividend declared:                     0          500           0
                                            ------------ ------------ -----------

Balance at end of period                        (18,126)         613     (13,295)
                                            ============ ============ ===========



          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                            Charter Oak  Charter Oak  Charter Oak
                                            Energy, Inc. (Paris) Inc. Development
                                            ------------ ------------ -----------
Balance at beginning of period                   63,913        1,899      16,039

Capital contribution from
  Northeast Utilities                            23,000            0       5,441

Currency translation adjustment                     738            0           0
                                            ------------ ------------ -----------

Balance at end of period                         87,651        1,899      21,480
                                            ============ ============ ===========

Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

    (a)  Not covered by auditors' report.

          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                                           COE
                                             COE (UK)    (Gencoe)   COE Argentina I
                                               Corp.       Corp.         Corp.
                                            ----------- ----------- ---------------
Balance at beginning of period                    (715)       (250)              0
Addition:  Net income (loss)                      (148)        (76)              0
                                            ----------- ----------- ---------------
                                                  (863)       (326)              0

Deductions:
  Common stock dividend declared:                    0           0               0
                                            ----------- ----------- ---------------

Balance at end of period                          (863)       (326)              0
                                            =========== =========== ===============



          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                                           COE
                                             COE (UK)    (Gencoe)   COE Argentina I
                                               Corp.       Corp.         Corp.
                                            ----------- ----------- ---------------
Balance at beginning of period                   4,524         123              10

Capital contribution from
  Northeast Utilities                                0           0               0

Currency translation adjustment                    738         148               0
                                            ----------- ----------- ---------------

Balance at end of period                         5,262         271              10
                                            =========== =========== ===============

Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

    (a)  Not covered by auditors' report.

      F-38A





          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                            COE Argentina II  COE Tejona  COE Ave Fenix
                                                 Corp.       Corporation   Corporation
                                            ---------------- ------------ -------------
Balance at beginning of period                            0            0             0
Addition:  Net income (loss)                            800           (1)            0
                                            ---------------- ------------ -------------
                                                        800           (1)            0

Deductions:
  Common stock dividend declared:                         0            0             0
                                            ---------------- ------------ -------------

Balance at end of period                                800           (1)            0
                                            ================ ============ =============



          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                            COE Argentina II  COE Tejona  COE Ave Fenix
                                                 Corp.       Corporation   Corporation
                                            ---------------- ------------ -------------
Balance at beginning of period                       18,781           10        17,010

Capital contribution from
  Northeast Utilities                                    53       17,105         1,375

Currency translation adjustment                           0            0             0
                                            ---------------- ------------ -------------

Balance at end of period                             18,834       17,115        18,385
                                            ================ ============ =============

Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

    (a)  Not covered by auditors' report.

      F-38B






          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)


                                            Eliminations Consolidated
                                            ------------ ------------
Balance at beginning of period                  (11,598)     (16,704)
Addition:  Net income (loss)                       (975)      (1,422)
                                            ------------ ------------
                                                (12,573)     (18,126)

Deductions:
  Common stock dividend declared:                   500            0
                                            ------------ ------------

Balance at end of period                        (13,073)     (18,126)
                                            ============ ============



          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)


                                            Eliminations Consolidated
                                            ------------ ------------
Balance at beginning of period                   58,396       63,913

Capital contribution from
  Northeast Utilities                            23,975       23,000

Currency translation adjustment                     887          738
                                            ------------ ------------

Balance at end of period                         83,258       87,651
                                            ============ ============

Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

    (a)  Not covered by auditors' report.

      F-38C














         (This page intentionally left blank)

       CHARTER OAK ENERGY AND SUBSIDIARIES
    Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)

                                                                                 Charter Oak
                                                    Charter Oak    Charter Oak   Development
                                                    Energy, Inc.   (Paris) Inc.  Corporation
                                                   ------------- -------------- ------------
Operating Activities:
  Net (loss) income                                $     (1,422) $         495  $    (2,043)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                              0              0            2
    Deferred income taxes                                     0              0            0
    Other sources of cash                                    80              0          150
    Other uses of cash                                       (7)             0       (1,796)
    Changes in working capital:
      Accounts receivable                                   490              0         (840)
      Accounts payable                                      266              0       (1,165)
      Accrued taxes                                         (33)            95            0
      Other working capital (excludes cash)                   0              0          251
                                                   ------------- -------------- ------------
Net cash flows used for operating activities               (626)           590       (5,441)
                                                   ------------- -------------- ------------

Financing Activities:
  Other paid in capital                                  23,738              0        5,441
  Net increase in short-term debt                             0              0            0
  Cash dividends on common stock                              0           (500)           0
                                                   ------------- -------------- ------------
Net cash flows from (used for) financing activities      23,738           (500)       5,441
                                                   ------------- -------------- ------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                          3              0          (66)
    Other investments                                   (23,132)            (7)           0
                                                   ------------- -------------- ------------
Net cash flows (used for) from investments              (23,129)            (7)         (66)
                                                   ------------- -------------- ------------
Net (decrease) increase in cash for the period              (17)            83          (66)
Cash - beginning of period                                   93            445          976
                                                   ------------- -------------- ------------
Cash - end of period                               $         76  $         528  $       910
                                                   ============= ============== ============

Supplemental Cash Flow Information
Cash (received) paid during the year for:
  Interest, net of amounts capitalized             $          0  $           0  $         0
                                                   ============= ============== ============
  Income taxes (refund)                            $       (316) $          87  $      (620)
                                                   ============= ============== ============


Note:  Individual columns may not add to consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.
(a) Not covered by auditors' report.



F-40







       CHARTER OAK ENERGY AND SUBSIDIARIES
    Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)

                                                       COE          COE          COE
                                                       (UK)       (Gencoe)    Argentina I
                                                       Corp.        Corp.        Corp.
                                                   ------------ ------------ -------------
Operating Activities:
  Net (loss) income                                $      (148) $       (76) $          0
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                           433            0             0
    Deferred income taxes                                    0            0             0
    Other sources of cash                                  365            0             0
    Other uses of cash                                    (433)           0             0
    Changes in working capital:
      Accounts receivable                                  (34)           0             0
      Accounts payable                                    (502)          46             0
      Accrued taxes                                        448            0             0
      Other working capital (excludes cash)                  0            0             0
                                                   ------------ ------------ -------------
Net cash flows used for operating activities               129          (30)            0
                                                   ------------ ------------ -------------

Financing Activities:
  Other paid in capital                                    738          148             0
  Net increase in short-term debt                         (100)           0             0
  Cash dividends on common stock                             0            0             0
                                                   ------------ ------------ -------------
Net cash flows from (used for) financing activities        638          148             0
                                                   ------------ ------------ -------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                         0            0             0
    Other investments                                     (548)        (118)            0
                                                   ------------ ------------ -------------
Net cash flows (used for) from investments                (548)        (118)            0
                                                   ------------ ------------ -------------
Net (decrease) increase in cash for the period             219            0             0
Cash - beginning of period                                  86            0            10
                                                   ------------ ------------ -------------
Cash - end of period                               $       305  $         0  $         10
                                                   ============ ============ =============

Supplemental Cash Flow Information
Cash (received) paid during the year for:
  Interest, net of amounts capitalized             $         0  $        46  $          0
                                                   ============ ============ =============
  Income taxes (refund)                            $       (95) $         0  $          0
                                                   ============ ============ =============


Note:  Individual columns may not add to consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.
(a) Not covered by auditors' report.







       CHARTER OAK ENERGY AND SUBSIDIARIES
    Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)

                                                       COE
                                                    Argentina II     COE           COE
                                                       Corp.        Tejona        Fenix
                                                   ------------- ------------- ------------
Operating Activities:
  Net (loss) income                                $        800  $         (1) $         0
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                              0             0            0
    Deferred income taxes                                     0             0            0
    Other sources of cash                                   102             0            0
    Other uses of cash                                       (2)       (3,120)           0
    Changes in working capital:
      Accounts receivable                                   (73)           (1)           0
      Accounts payable                                        1             0            0
      Accrued taxes                                           0             0            0
      Other working capital (excludes cash)                   0             0            0
                                                   ------------- ------------- ------------
Net cash flows used for operating activities                828        (3,122)           0
                                                   ------------- ------------- ------------

Financing Activities:
  Other paid in capital                                      53        17,105        1,375
  Net increase in short-term debt                             0             0            0
  Cash dividends on common stock                              0             0            0
                                                   ------------- ------------- ------------
Net cash flows from (used for) financing activities          53        17,105        1,375
                                                   ------------- ------------- ------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                          0             0            0
    Other investments                                        96       (13,985)      (1,523)
                                                   ------------- ------------- ------------
Net cash flows (used for) from investments                   96       (13,985)      (1,523)
                                                   ------------- ------------- ------------
Net (decrease) increase in cash for the period              977            (2)        (148)
Cash - beginning of period                                   10            10          167
                                                   ------------- ------------- ------------
Cash - end of period                               $        987  $          8  $        19
                                                   ============= ============= ============

Supplemental Cash Flow Information
Cash (received) paid during the year for:
  Interest, net of amounts capitalized             $          0  $          0  $         0
                                                   ============= ============= ============
  Income taxes (refund)                            $          0  $          0  $         0
                                                   ============= ============= ============


Note:  Individual columns may not add to consolidated due to rounding
The accompanying notes are an integral part of these financial statements.
(a) Not covered by auditors' report.






       CHARTER OAK ENERGY AND SUBSIDIARIES
    Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 1996
             (Thousands of Dollars)



                                                    Eliminations  Consolidated
                                                   ------------- -------------
Operating Activities:
  Net (loss) income                                $       (973) $     (1,422)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                              0           435
    Deferred income taxes                                     0             0
    Other sources of cash                                   660            37
    Other uses of cash                                     (696)       (4,662)
    Changes in working capital:
      Accounts receivable                                 1,148        (1,606)
      Accounts payable                                     (486)         (868)
      Accrued taxes                                        (661)        1,171
      Other working capital (excludes cash)                  (1)          252
                                                   ------------- -------------
Net cash flows used for operating activities             (1,009)       (6,663)
                                                   ------------- -------------

Financing Activities:
  Other paid in capital                                  24,860        23,738
  Net increase in short-term debt                          (100)            0
  Cash dividends on common stock                           (500)            0
                                                   ------------- -------------
Net cash flows from (used for) financing activities      24,260        23,738
                                                   ------------- -------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                          0           (63)
    Other investments                                   (23,250)      (15,967)
                                                   ------------- -------------
Net cash flows (used for) from investments              (23,250)      (16,030)
                                                   ------------- -------------
Net (decrease) increase in cash for the period                0         1,045
Cash - beginning of period                                    0         1,798
                                                   ------------- -------------
Cash - end of period                               $          0  $      2,843
                                                   ============= =============

Supplemental Cash Flow Information
Cash (received) paid during the year for:
  Interest, net of amounts capitalized             $         46  $          0
                                                   ============= =============
  Income taxes (refund)                            $          0  $       (944)
                                                   ============= =============


Note:  Individual columns may not add to consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.
(a) Not covered by auditors' report.

F-41







         HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1996
           (Thousands of Dollars)

                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.    Corporation  Services L.L.C.
                                             ------------ ------------- ---------------
Utility Plant, at original cost:
  Electric                                         2,834             5               0
  Other                                            1,075             0              22
                                             ------------ ------------- ---------------
                                                   3,909             5              22
    Less:  Accumulated provision for
            depreciation                           2,119             2               3
                                             ------------ ------------- ---------------
       Total net utility plant                     1,790             3              19
                                             ------------ ------------- ---------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                          85             0               0
                                             ------------ ------------- ---------------
Current Assets:
  Cash                                               902             5             150
  Receivables, net                                 4,876             0              58
  Receivables from affiliated companies              409             0               0
  Materials and supplies, at                          63             0               0
   average cost
  Prepayments and other                               98             0               3
                                             ------------ ------------- ---------------
                                                   6,348             5             211
                                             ------------ ------------- ---------------
Deferred Charges:
  Other                                            2,348             0             478
                                             ------------ ------------- ---------------
    Total Assets                                  10,571             8             708
                                             ============ ============= ===============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

         HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1996
           (Thousands of Dollars)

                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Utility Plant, at original cost:
  Electric                                            10            0        2,850
  Other                                                0            0        1,098
                                             ------------ ------------ ------------
                                                      10            0        3,948
    Less:  Accumulated provision for
            depreciation                               4            0        2,129
                                             ------------ ------------ ------------

       Total net utility plant                         6            0        1,819
                                             ------------ ------------ ------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                           0           85            0
                                             ------------ ------------ ------------
Current Assets:
  Cash                                                 3            0        1,059
  Receivables, net                                     3            0        4,937
  Receivables from affiliated companies               68           88          389
  Materials and supplies, at                           0            0           63
   average cost
  Prepayments and other                                0            0          101
                                             ------------ ------------ ------------
                                                      74           88        6,549
                                             ------------ ------------ ------------
Deferred Charges:
  Other                                              (18)           0        2,808
                                             ------------ ------------ ------------
    Total Assets                                      62          173       11,176
                                             ============ ============ ============


Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-42A





          HEC INC.AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1996
           (Thousands of Dollars)

                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.    Corporation  Services L.L.C.
                                             ------------ ------------- ---------------
Capitalization:
 Common stockholder's equity:
  Common stock                                         0             0             250
  Capital surplus, paid in                         4,000            10               0
  Retained earnings                                 (196)           (3)           (196)
                                             ------------ ------------- ---------------
    Total common stockholder's equity              3,804             7              54

  Long-term debt                                       0             0             250
                                             ------------ ------------- ---------------
    Total capitalization                           3,804             7             304
                                             ------------ ------------- ---------------



Current Liabilities:
  Notes payable to affiliated company                475             0               0
  Accounts payable                                 4,414             0             370
  Accounts payable to affiliated
   companies                                         104             1              19
  Accrued taxes                                       73             0               0
  Other                                            1,285             0              15
                                             ------------ ------------- ---------------
                                                   6,351             1             404
                                             ------------ ------------- ---------------
Deferred Credits:
  Accumulated deferred income taxes                  416             0               0
                                             ------------ ------------- ---------------
   Total Capitalization and Liabilities           10,571             8             708
                                             ============ ============= ===============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

          HEC INC.AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1996
           (Thousands of Dollars)

                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                         0          250            0
  Capital surplus, paid in                             7           17        4,000
  Retained earnings                                   17         (183)        (196)
                                             ------------ ------------ ------------
    Total common stockholder's equity                 24           84        3,804

  Long-term debt                                       0            0          250
                                             ------------ ------------ ------------
    Total capitalization                              24           84        4,054
                                             ------------ ------------ ------------



Current Liabilities:
  Notes payable to affiliated company                  0            0          475
  Accounts payable                                     0            0        4,785
  Accounts payable to affiliated
   companies                                           0           89           36
  Accrued taxes                                        0            0           73
  Other                                               38            0        1,337
                                             ------------ ------------ ------------
                                                      38           89        6,706
                                             ------------ ------------ ------------
Deferred Credits:
  Accumulated deferred income taxes                    0            0          416
                                             ------------ ------------ ------------
   Total Capitalization and Liabilities               62          173       11,176
                                             ============ ============ ============

Note:  Individual columns may not add to
        Consolidated due to rounding.
       The accompanying notes are an integral
        part of these financial statements.

(a)  Not covered by auditors' report.

      F-43A





         HEC INC. AND SUBSIDIARIES

 Consolidating Statement of Income (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                                              HEC         Southwest
                                                         International   HEC Energy
                                              HEC Inc.   Corporation   Services L.L.C.
                                            ------------ ------------- ---------------
Operating Revenues                               42,449             0           1,180
                                            ------------ ------------- ---------------
Operating Expenses:
  Operation                                      41,170             0           1,295
  Maintenance                                        30             0               1
  Depreciation                                      412             1               2
  Federal and state income taxes                    231             1               0
  Taxes other than income taxes                     267             0              12
                                            ------------ ------------- ---------------
       Total operating expenses                  42,110             2           1,310
                                            ------------ ------------- ---------------
Operating Income                                    339            (2)           (130)
                                            ------------ ------------- ---------------
Other Income                                        133             0               3
                                            ------------ ------------- ---------------
      Income before interest charges                472            (2)           (127)
                                            ------------ ------------- ---------------
Interest Charges                                     55             0              14
                                            ------------ ------------- ---------------

Net Income (Loss)                                   417            (2)           (141)
                                            ============ ============= ===============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

<F1>(a)  Not covered by auditors' report.

         HEC INC. AND SUBSIDIARIES

 Consolidating Statement of Income (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)

                                             HEC Energy
                                             Consulting
                                            Canada, Inc. Eliminations Consolidated
                                            ------------ ------------ ------------
Operating Revenues                                  544          157       44,016
                                            ------------ ------------ ------------
Operating Expenses:
  Operation                                         471          157       42,779
  Maintenance                                         0            0           31
  Depreciation                                        4            0          419
  Federal and state income taxes                     29            0          259
  Taxes other than income taxes                       2            0          282
                                            ------------ ------------ ------------
       Total operating expenses                     506          157       43,770
                                            ------------ ------------ ------------
Operating Income                                     38            0          246
                                            ------------ ------------ ------------
Other Income                                          1         (105)         240
                                            ------------ ------------ ------------
      Income before interest charges                 39         (105)         486
                                            ------------ ------------ ------------
Interest Charges                                      4            4           69
                                            ------------ ------------ ------------

Net Income (Loss)                                    35         (109)         417
                                            ============ ============ ============


Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

<F1>(a)  Not covered by auditors' report.

      F-44A



         HEC INC. AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)


                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.   Corporation   Services L.L.C.
                                             ------------ ------------- ---------------
Balance at beginning of period                      (613)           (1)            (55)
Prior period adjustment                                0             0               0
                                             ------------ ------------- ---------------
Adjusted beginning balance                          (613)           (1)            (55)

Addition:  Net income                                417            (2)           (141)
                                             ------------ ------------- ---------------


Balance at end of period                            (196)           (3)           (196)
                                             ============ ============= ===============




         HEC INC AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)


                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.   Corporation   Services L.L.C.
                                             ------------ ------------- ---------------
Balance at beginning of period                     3,992            10               0

Currency translation adjustment                        8             0               0
                                             ------------ ------------- ---------------
Balance at end of period                           4,000            10               0
                                             ============ ============= ===============

Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

   (a)  Not covered by auditors' report.

         HEC INC. AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)


                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Balance at beginning of period                         3          (53)        (613)
Prior period adjustment                              (21)         (21)           0
                                             ------------ ------------ ------------
Adjusted beginning balance                           (18)         (74)        (613)

Addition:  Net income                                 35         (109)         417
                                             ------------ ------------ ------------


Balance at end of period                              17         (183)        (196)
                                             ============ ============ ============




         HEC INC AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1996
           (Thousands of Dollars)


                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Balance at beginning of period                         7           17        3,992

Currency translation adjustment                        0            0            8
                                             ------------ ------------ ------------
Balance at end of period                               7           17        4,000
                                             ============ ============ ============

Note: Individual columns may not add to
       Consolidated due to rounding.
      The accompanying notes are an integral
       part of these financial statements.

   (a)  Not covered by auditors' report.

      F-45A





                HEC INC. AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1996
                 (Thousands of Dollars)

                                                                            HEC       Southwest
                                                                       International  HEC Energy
                                                             HEC Inc.   Corporation  Services LLC
                                                           ----------- ------------- ------------
Operating Activities:
  Net income (loss)                                        $      417  $         (2) $      (141)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                  412             1            2
    Deferred income taxes and investment tax credits, net          14             0            0
    Other sources of cash                                        (376)            0            0
    Other uses of cash                                         (1,372)            0         (498)
    Changes in working capital:
      Receivables and accrued utility revenues                  1,421             0          (58)
      Fuel, materials, and supplies                               (63)            0            0
      Accounts payable                                           (229)           (4)         334
      Accrued taxes                                                72             0            0
      Other working capital (excludes cash)                       804             0           12
                                                           ----------- ------------- ------------
Net cash flows from (used for) operating activities             1,100            (5)        (349)
                                                           ----------- ------------- ------------


Financing Activities:
  Issuance of common shares                                         0             0          150
  Issuance of long-term debt                                        0             0          150
  Net (decrease) increase in short-term debt                   (1,200)            0            0
                                                           ----------- ------------- ------------
Net cash flows (used for) from financing activities            (1,200)            0          300
                                                           ----------- ------------- ------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                       (125)            0            0
                                                           ----------- ------------- ------------
  Net cash flows used for investments in plant                   (125)            0            0
  Notes receivable from affiliated company                        204             0            0
  Investment in subsidiaries                                      (29)            0            0
                                                           ----------- ------------- ------------
Net cash flows used for investments                                50             0            0
                                                           ----------- ------------- ------------
Net increase in cash for the period                               (50)           (5)         (50)
Cash - beginning of period                                        951            10          200
                                                           ----------- ------------- ------------
Cash - end of period                                       $      901  $          5  $       150
                                                           =========== ============= ============


Supplemental Cash Flow Information
Cash paid during the year for:
  Interest, net of amounts capitalized                     $       55  $          0  $         0
                                                           =========== ============= ============
  Income taxes                                             $      210  $          0  $         0
                                                           =========== ============= ============


Note:  Individual columns may not add to consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.
(a) Not covered by auditors' report.





                HEC INC. AND SUBSIDIARIES
        Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1996
                 (Thousands of Dollars)

                                                            HEC Energy
                                                            Consulting
                                                           Canada, Inc. Eliminations Consolidated
                                                           ------------ ------------ ------------
Operating Activities:
  Net income (loss)                                        $        35  $      (109) $       417
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                     4            0          419
    Deferred income taxes and investment tax credits, net            0            0           14
    Other sources of cash                                          384            0            8
    Other uses of cash                                               0          (22)      (1,848)
    Changes in working capital:
      Receivables and accrued utility revenues                     (71)         (83)       1,375
      Fuel, materials, and supplies                                  0            0          (63)
      Accounts payable                                            (309)          83         (291)
      Accrued taxes                                                 (4)           0           68
      Other working capital (excludes cash)                         (1)           0          813
                                                           ------------ ------------ ------------
Net cash flows from (used for) operating activities                 38         (131)         912
                                                           ------------ ------------ ------------


Financing Activities:
  Issuance of common shares                                          0          150            0
  Issuance of long-term debt                                         0            0          150
  Net (decrease) increase in short-term debt                      (196)        (196)      (1,200)
                                                           ------------ ------------ ------------
Net cash flows (used for) from financing activities               (196)         (46)      (1,050)
                                                           ------------ ------------ ------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                           0            0         (125)
                                                           ------------ ------------ ------------
  Net cash flows used for investments in plant                       0            0         (125)
  Notes receivable from affiliated company                           0          204            0
  Investment in subsidiaries                                         0          (29)           0
                                                           ------------ ------------ ------------
Net cash flows used for investments                                  0          175         (125)
                                                           ------------ ------------ ------------
Net increase in cash for the period                               (158)           0         (263)
Cash - beginning of period                                         161            0        1,322
                                                           ------------ ------------ ------------
Cash - end of period                                       $         3  $         0  $     1,059
                                                           ============ ============ ============


Supplemental Cash Flow Information
Cash paid during the year for:
  Interest, net of amounts capitalized                     $         0  $         0  $        55
                                                           ============ ============ ============
  Income taxes                                             $         0  $         0  $       210
                                                           ============ ============ ============


Note:  Individual columns may not add to consolidated due to rounding.
The accompanying notes are an integral part of these financal statements.
(a) Not covered by auditors' report.







                        NOTES TO FINANCIAL STATEMENTS


NU Reference is made to "Notes to Consolidated Financial Statements" contained on pages 29 through 43 in NU's 1996 Annual Report to Shareholders, which information is incorporated herein by reference.

CL&P Reference is made to "Notes to Consolidated Financial Statements" contained on pages 7 through 36 in CL&P's 1996 Annual Report, which information is incorporated herein by reference.

PSNH Reference is made to "Notes to Financial Statements" contained on pages 7 through 36 in PSNH's 1996 Annual Report, which information is incorporated herein by reference.

WMECO Reference is made to "Notes to Financial Statements" contained on pages 7 through 32 in WMECO's 1996 Annual Report, which information is incorporated herein by reference.

NAEC Reference is made to "Notes to Financial Statements" contained on pages 7 through 22 in NAEC's 1996 Annual Report, which information is incorporated herein by reference.










                                         F-47






                                    EXHIBITS


The following exhibits are incorporated by reference to the indicated SEC file number, unless a single asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith. A # further indicates that the exhibit is filed under cover of Form SE.


EXHIBIT
NUMBER                             DESCRIPTION

A.   ANNUAL REPORTS

     A.1  Annual Reports filed under the Securities Exchange Act of 1934

          A.1.1   1996 Annual Report on Form 10-K for NU. (File No. 1-5324)

          A.1.2   1996 Annual Report on Form 10-K for CL&P. (File No. 0-11419)

          A.1.3   1996 Annual Report on Form 10-K for PSNH. (File No. 1-6392)

          A.1.4   1996 Annual Report on Form 10-K for WMECO. (File No. 0-7624)

          A.1.5   1996 Annual Report on Form 10-K for NAEC. (File No. 33-43508)

     A.2  Annual Reports and Reports to the FERC on Form 1

     *#   A.2.1 1996 Annual Report to Shareholders of Connecticut Yankee Atomic
                     Power Company.

    *#    A.2.2 1996 FERC Form 1 of Connecticut Yankee Atomic Power Company.

          A.2.3 1996 Annual Report to Shareholders of Maine Yankee Atomic Power Company. (Exhibit A.2.a, 1996 New England Electric System (NEES) U5S, File No. 30-33)

          A.2.4 1996 FERC Form 1 of Maine Yankee Atomic Power Company. (Exhibit A.2.b, 1996 NEES U5S, File No. 30-33)

          A.2.5 1996 Annual Report to Shareholders of Vermont Yankee Nuclear Power Corporation. (Exhibit A.7.a, 1996 NEES U5S, File No. 30-33)

          A.2.6 1996 FERC Form 1 of Vermont Yankee Nuclear Power Corporation. (Exhibit A.7.b, 1996 NEES U5S, File No. 30-33)

          A.2.7 1996 Annual Report to Shareholders of Yankee Atomic Electric Company. (Exhibit A.8.a, 1996 NEES U5S, File No. 30-33)

          A.2.8 1996 FERC Form 1 of Yankee Atomic Electric Company. (Exhibit A.8.b, 1996 NEES U5S, File No. 30-33)

    *#    A.2.9       1996 Annual Report to Shareholders of New England Hydro-
                      Transmission Electric Company, Inc.

    *#    A.2.10      1996 Annual Report to Shareholders of New England Hydro-
                      Transmission Corporation.


B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

      B.1   Northeast Utilities

            B.1.1 Declaration of Trust of NU, as amended through May 24, 1988. (Exhibit B.1.1, 1988 NU Form U5S, File No. 30-246)

      B.2   The Connecticut Light and Power Company

            B.2.1 Certificate of Incorporation of CL&P, restated to March 22, 1994. (Exhibit 3.2.1, 1993 NU Form 10-K, File No. 1-5324)

            B.2.2 Certificate of Amendment to Certificate of Incorporation of CL&P, dated December 26, 1996. (Exhibit 3.2.2, 1996 NU Form 10-K, File No. 1-5324)

            B.2.3 By-laws of CL&P, as amended to January 1, 1997. (Exhibit 3.2.3, 1996 NU Form 10-K, File No. 1-5324)

      B.3   Public Service Company of New Hampshire

            B.3.1 Articles of Incorporation, as amended to May 16, 1991. (Exhibit 3.3.1, 1993 NU Form 10-K, File No. 1-5324)

            B.3.2 By-laws of PSNH, as amended to November 1, 1993. (Exhibit 3.3.2, 1993 NU Form 10-K, File No. 1-5324)

      B.4   Western Massachusetts Electric Company

            B.4.1 Articles of Organization of WMECO, restated to February 23, 1995. (Exhibit 3.4.1, 1994 NU Form 10-K, File No. 1-5324)

            B.4.2 By-laws of WMECO, as amended to February 13, 1995. (Exhibit 3.4.2, 1994 NU Form 10-K, File No. 1-5324)

      B.5   North Atlantic Energy Corporation

            B.5.1 Articles of Incorporation of NAEC dated September 20, 1991. (Exhibit 3.5.1, 1993 NU Form 10-K, File No. 1-5324)

            B.5.2 Articles of Amendment dated October 16, 1991 and June 2, 1992 to Articles of Incorporation of NAEC. (Exhibit 3.5.2, 1993 NU Form 10-K, File No. 1-5324)

            B.5.3 By-laws of NAEC, as amended to November 8, 1993. (Exhibit 3.5.3, 1993 NU Form 10-K, File No. 1-5324)

      B.6   The Quinnehtuk Company

            B.6.1 Certificate of Incorporation of The Quinnehtuk Company. (Exhibit B.7.1, September, 1966 NU U5S, File No. 30-246)

            B.6.2 Amendment to Certificate of Incorporation of The Quinnehtuk Company dated June 10, 1975. (Exhibit B.6.2, 1993 NU Form U5S, File No. 30-246)

            B.6.3 By-laws of The Quinnehtuk Company as amended to March 1, 1982. (Exhibit B.4.1, 1983 NU Form U5S, File No. 30-246)


      B.7   The Rocky River Realty Company

            B.7.1 Certificate of Incorporation, as amended, of The Rocky River Realty Company. (Exhibit 1.9, 1977 NU Form U5S, File No. 30-246)

         *  B.7.2   Certificate of Amendment to Certificate of Incorporation of
                    The Rocky River Realty Company, dated December 26, 1996.

            B.7.3 By-laws of The Rocky River Realty Company, as amended to March 1, 1982. (Exhibit B.5.1, 1983 NU Form U5S, File No. 30-246)

      B.8   Research Park, Inc.

            B.8.1 Charter of Research Park, Inc. dated July 18, 1963. (Exhibit B.6, 1983 NU Form U5S, File No. 30-246)

         *  B.8.2   Certificate of Amendment to Certificate of Incorporation of
                    Research Park, Inc., dated December 26, 1996.

         *  B.8.3   By-laws of Research Park, Inc. as amended to January 1,
                    1997.

      B.9   The City and Suburban Electric and Gas Company

            B.9.1 Charter of The City and Suburban Electric and Gas Company (Special Act No. 169, Volume XXVIII, page 193, approved May 1, 1957). (Exhibit B.8, 1983 NU Form U5S, File No. 30-246)

         *  B.9.2   Certificate of Amendment to Certificate of Incorporation of
                    The City and Suburban Electric and Gas Company, dated
                    December 26, 1996.

            B.9.3   By-laws of The City and Suburban Electric and Gas Company
                    as amended to February 15,   1952.  (Exhibit B.8.1, 1983
                    NU Form U5S, File No. 30-246)

      B.10  Electric Power, Incorporated

            B.10.1 Charter of Electric Power, Incorporated dated January 1, 1955. (Exhibit B.9, 1983 NU Form U5S, File No. 30-246)

            B.10.2 Amendment to Charter of Electric Power, Incorporated (Special Act No. 133, Volume XXXI, page 103, approved June 11, 1963). (Exhibit B.9.1, 1983 NU Form U5S, File No. 30-246)

         *  B.10.3  Certificate of Amendment to Certificate of Incorporation of
                    Electric Power, Incorporated, dated December 26, 1996.

            B.10.4 By-laws of Electric Power, Incorporated as amended to February 15, 1952. (Exhibit B.9.2, 1983 NU Form U5S, File No. 30-246)

      B.11  The Nutmeg Power Company

            B.11.1 Certificate of Organization of The Nutmeg Power Company dated July 19, 1954. (Exhibit B.11, 1983 NU Form U5S, File No. 30-246)

         *  B.11.2  Certificate of Amendment to the Certificate of
                    Incorporation of The Nutmeg Power Company, dated December 26, 1996.

         *  B.11.3  By-laws of The Nutmeg Power Company as amended to January 1,
                    1997.


      B.12  The Connecticut Steam Company

            B.12.1 Certificate of Incorporation of The Connecticut Steam Company dated May 13, 1965, including Special Act No. 325, an Act Incorporating The Connecticut Steam Company (Special Acts 1963, Senate Bill No. 704, approved June 24, 1963). (Exhibit B.12, 1983 NU Form U5S, File No. 30-246)

         *  B.12.2  Certificate of Amendment to Certificate of Incorporation of
                    The Connecticut Steam Company, dated December 26, 1996.

         *  B.12.3  By-laws of The Connecticut Steam Company as amended to
                    January 1, 1997.

      B.13    The Connecticut Transmission Corporation

            B.13.1 Charter of The Connecticut Transmission Corporation and predecessor companies as amended to May 8, 1953. (Exhibit B.13, 1983 NU Form U5S, File No. 30-246)

            B.13.2 Certificate of Amendment to Certificate of Incorporation of The Connecticut Transmission Corporation, dated December 26, 1996.

            B.13.3 By-laws of The Connecticut Transmission Corporation as amended to February 15, 1952. (Exhibit B.13.1, 1983 NU Form U5S, File No. 30-246)

      B.14    Holyoke Water Power Company

            B.14.1  Charter of Holyoke Water Power Company, as amended.
                    (Exhibit 1.8, 1977 NU     Form U5S, File No. 30-246)

            B.14.2 By-laws of Holyoke Water Power Company as amended to March 1, 1982. (Exhibit B.14.1, 1983 NU Form U5S, File No. 30-246)

      B.15  Holyoke Power and Electric Company

            B.15.1 Charter of Holyoke Power and Electric Company dated December 5, 1925. (Exhibit B.15, 1983 NU Form U5S, File No. 30-246)

            B.15.2 Chapter 147 of the Massachusetts Acts of 1926 amending the Charter of Holyoke Power and Electric Company, as recorded with the Office of the Secretary of the Commonwealth on March 29, 1926. (Exhibit B.15.1, 1983 NU Form U5S, File No. 30-246)

            B.15.3 By-laws of Holyoke Power and Electric Company as amended to March 1, 1982. (Exhibit B.15.2, 1983 NU Form U5S, File
                    No. 30-246)

      B.16  Northeast Utilities Service Company

            B.16.1 Charter of Northeast Utilities Service Company, as amended to February 20, 1974. (Exhibit B.16, 1983 NU Form U5S, File No. 30-246)

         *  B.16.2  Certificate of Amendment to Certificate of Incorporation of
                    Northeast Utilities Service Company, dated December 26,
                    1996.

         *  B.16.3  By-laws of Northeast Utilities Service Company as amended to January 1, 1997.


      B.17    Northeast Nuclear Energy Company

            B.17.1 Charter of Northeast Nuclear Energy Company as amended to April 24, 1974. (Exhibit B.17, 1983 NU Form U5S, File No. 30-246)

         *  B.17.2  Certificate of Amendment to Certificate of Incorporation of
                    Northeast Nuclear Energy Company, dated December 26, 1996.

         *  B.17.3  By-laws of Northeast Nuclear Energy Company, as amended to
                    January 1, 1997.

      B.18    HEC Inc.

            B.18.1 Articles of Organization of HEC Inc. dated June 19, 1990. (Exhibit B.19, 1990 NU Form U5S, File No. 30-246)

            B.18.2 By-Laws of HEC Inc. (Exhibit B.19.1, 1990 NU Form U5S, File No. 30-246)

      B.19    HEC International Corporation

            B.19.1 Articles of Organization of HEC International Corporation dated October 12, 1994. (Exhibit B.19.1, 1994 NU Form U5S, File No. 30-246)

            B.19.2 By-laws of HEC International Corporation dated October 12, 1994. (Exhibit B.19.2, 1994 NU Form U5S, File No. 30-246)

      B.20    HEC Energy Consulting Canada Inc.

            B.20.1  Articles of Incorporation of HEC Energy Consulting Canada
                    Inc. dated October 24,    1994.  (Exhibit B.20.1, 1994 NU
                    Form U5S, File No. 30-246)

            B.20.2 By-laws of HEC Energy Consulting Canada Inc. dated October 24, 1994. (Exhibit B.20.2, 1994 NU Form U5S, File No. 30-246)

      B.21  North Atlantic Energy Service Corporation

            B.21.1 Articles of Incorporation; Certificate of Amendment of North Atlantic Energy Service Corporation dated June 1 1992. (Exhibit B.21, 1992 NU Form U5S, File No. 30-246)

            B.21.2 By-Laws of North Atlantic Energy Service Corporation, as amended to November 8, 1993. (Exhibit B.19.2, 1993 NU Form U5S, File No. 30-246)

      B.22  Connecticut Yankee Atomic Power Company

            B.22.1 Certificate of Incorporation of Connecticut Yankee Atomic Power Company and amendments dated to November 20, 1964. (Exhibit B.20.1, 1993 NU Form U5S, File No. 30-246)

         *  B.22.2  Certificate of Amendment to Certificate of Incorporation of
                    Connecticut Yankee Atomic Power Company, dated December 26, 1996.

         *  B.22.3  By-laws of Connecticut Yankee Atomic Power Company, as amended to January 1, 1997.

      B.23  Properties, Inc.

            B.23.1 Articles of Agreement of Properties, Inc. as amended to June 1, 1983. (Exhibit B.21.1, 1993 NU Form U5S, File No. 30-246)

            B.23.2 By-laws of Properties, Inc., amended and restated as of February 7, 1996. (Exhibit B.23.2, 1995 NU Form U5S, File No. 30-246)

      B.24  New Hampshire Electric Company

            B.24.1 Articles of Agreement of New Hampshire Electric Company, as amended to June 1, 1983. (Exhibit B.22.1, 1993 NU Form U5S, File No. 30-246)

            B.24.2 By-laws of New Hampshire Electric Company, as amended to June 1, 1983. (Exhibit B.22.2, 1993 NU Form U5S, File No. 30-246)

      B.25  Charter Oak Energy, Inc.

            B.25.1 Certificate of Incorporation of Charter Oak Energy, Inc. dated September 28, 1988. (Exhibit B.16, 1989 NU Form U5S, File No. 30-246)

         *  B.25.2  Certificate of Amendment to Certificate of Incorporation of
                    Charter Oak Energy, Inc., dated December 26, 1996.

         *  B.25.3  By-laws of Charter Oak Energy, Inc., as amended to
                    January 1, 1997.

      B.26  Charter Oak (Paris) Inc.

            B.26.1 Certificate of Incorporation of Charter Oak (Paris) Inc. dated May 9, 1989. (Exhibit B.24.1, 1993 NU Form U5S, File No. 30-246)

         *  B.26.2  Certificate of Amendment to Certificate of Incorporation of
                    Charter Oak (Paris) Inc., dated December 26, 1996.

         *  B.26.3  By-laws of Charter Oak (Paris) Inc., as amended to January
                    1, 1997.

      B.27  COE Development Corporation

            B.27.1 Certificate of Incorporation of COE Development Corporation dated November 6, 1992. (Exhibit B.25.1, 1993 NU Form U5S, File No. 30-246)

         *  B.27.2  Certificate of Amendment to Certificate of Incorporation of
                    COE Development Corporation, dated December 26, 1996.

         *  B.27.3  By-laws of COE Development Corporation, as amended to
                    January 1, 1997.

      B.28  COE (UK) Corp.

            B.28.1 Certificate of Incorporation of COE (UK) Corp. dated January 6, 1993. (Exhibit B.26.1, 1993 NU Form U5S, File No.
                    30-246)

         *  B.28.2  Certificate of Amendment to Certificate of Incorporation of
                    COE (UK) Corp., dated December 26, 1996.

         *  B.28.3  By-laws of COE (UK) Corp., as amended to January 1, 1997.

      B.29  COE (Gencoe) Corp.

            B.29.1 Restated Certificate of Incorporation of COE (Gencoe) Corp. dated March 31, 1993. (Exhibit B.27.1, 1993 NU Form
                    U5S, File No. 30-246)

            B.29.2 By-laws of COE (Gencoe) Corp. dated January 7, 1993. (Exhibit B.27.2, 1993 NU Form U5S, File No. 30-246)


      B.30  COE Argentina I Corp.

            B.30.1 Certificate of Incorporation of COE Argentina I Corp. dated January 24, 1994. (Exhibit B.30.1, 1994 NU Form U5S, File No. 30-246)

         *  B.30.2  Certificate of Amendment to Certificate of Incorporation of
                    COE Argentina I Corp., dated December 26, 1996.

         *  B.30.3  By-laws of COE Argentina I Corp., as amended to January
                    1, 1997.

      B.31  COE Argentina II Corp.

            B.31.1 Certificate of Incorporation of COE Argentina II Corp. dated March 14, 1994. (Exhibit B.31.1, 1994 NU Form U5S, File
                    No. 30-246)

         *  B.31.2  Certificate of Amendment to Certificate of Incorporation of
                    COE Argentina II Corp., dated  December 26, 1996.

         *  B.31.3  By-laws of COE Argentina II Corp., as amended to January 1,
                    1997.

      B.32  COE Ave Fenix Corporation

            B.32.1  Certificate of Incorporation of COE Ave Fenix Corporation
                    dated May 19, 1995. (Exhibit B.32.1,    1995 NU Form U5S,
                    File No. 30-246)

         *  B.32.2  Certificate of Amendment to Certificate of Incorporation of
                    COE Ave Fenix Corporation, dated December 26, 1996.

         *  B.32.3  By-laws of COE Ave Fenix Corporation, as amended to January
                    1, 1997.

      B.33  COE Tejona Corporation

            B.33.1 Certificate of Incorporation of COE Tejona Corporation dated April 10, 1995. (Exhibit B.33.1, 1995 NU Form U5S, File No. 30-246)

         *  B.33.2  Certificate of Amendment to Certificate of Incorporation of
                    COE Tejona Corporation, dated December 26, 1996.

         *  B.33.3  By-laws of COE Tejona Corporation, as amended to January 1,
                    1997.

      B.34  New England Hydro-Transmission Corporation

            B.34.1 Articles of Incorporation, (Exhibit B.8a, 1986 NEES U5S, File No. 30-33); Articles of Amendment of New England Hydro-Transmission Corporation dated January 18, 1989, (Exhibit B.10a, 1988 NEES U5S, File No. 30-33).

            B.34.2 By-laws of New England Hydro-Transmission Corporation. (Exhibit B.10b, 1988 NEES U5S, File No. 30-33)

      B.35  New England Hydro-Transmission Electric Company

            B.35.1 Restated Articles of Organization of New England Hydro-Transmission Electric Company dated January 13, 1989. (Exhibit B.11a, 1988 NEES U5S, File No. 30-33)

            B.35.2 By-Laws of New England Hydro-Transmission Electric Company (Exhibit B.11b, 1988 NEES U5S File No. 30-33)

      B.36  General Partnership Agreement of Encoe Partners. (File No. 70-8084)

      B.37 Amended and Restated Limited Partnership Agreement (CL&P Capital, L.P.) among CL&P, NUSCO, and the persons who became limited partners of CL&P Capital, L.P. in accordance with the provisions thereof dated as of January 23, 1995 (MIPS). (Exhibit A.1, File No. 70-8451)

      B.38 Certificate of Formation of Southwest HEC Energy Services L.L.C., dated November 21, 1995. (Exhibit B.38, 1995 NU Form U5S, File No. 30-246)

      B.39  Mode 1 Communications, Inc.

         *  B.39.1  Certificate of Incorporation of Mode 1 Communications, Inc.
                    (formerly NU/Mode 1 Communications, Inc.), dated March 26, 1996.

         *  B.39.2  Certificates of Amendment to Certificate of
               Incorporation of Mode 1 Communications, Inc., dated December 26, 1996 and February 4, 1997.

         *  B.39.3  By-laws of Mode 1 Communications, Inc., as amended to
                    January 1, 1997.

      B.40  Select Energy, Inc.

         *  B.40.1  Certificate of Incorporation of Select Energy, Inc.
                    (formerly NUSCO Energy Partners, Inc.) dated September 26, 1996.

         *  B.40.2  Certificates of Amendment to Certificate of Incorporation
                    of Select Energy, Inc., dated December 26, 1996 and April 25, 1997.

         *  B.40.3  By-laws of Select Energy, Inc., as amended to January 1,
                    1997.

C.(a) INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
      INDENTURES

      C.1   Northeast Utilities

            C.1.1 Indenture dated as of December 1, 1991 between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Debt Securities. (Exhibit 4.1.1, 1991 NU Form 10-K, File No. 1-5324)

            C.1.2 First Supplemental Indenture, dated as of December 1, 1991 between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series A Notes.
                    (Exhibit 4.1.2, 1991 NU    Form 10-K, File No. 1-5324)

            C.1.3 Second Supplemental Indenture, dated as of March 1, 1992 between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series B Notes. (Exhibit C.1.3, 1991 NU Form U5S, File No. 30-246)

            C.1.4 Warrant Agreement dated as of June 5, 1992 between Northeast Utilities and the Service Company. (Exhibit 4.1.4, 1992 NU Form 10-K, File No. 1-5324)

            C.1.4.1 Additional Warrant Agent Agreement dated as of
                    June 5, 1992 between Northeast Utilities and State Street Bank and Trust Company. (Exhibit 4.1.4.1, 1992 NU Form 10-K, File No. 1-5324)

            C.1.4.2 Exchange and Disbursing Agent Agreement dated as
                    of June 5, 1992 among Northeast Utilities, Public Service Company of New Hampshire and State Street Bank and Trust Company. (Exhibit 4.1.4.2, 1992 Form 10-K, File No. 1-5324)

            C.1.5 Credit Agreements among CL&P, NU, WMECO, NUSCO (as Agent) and 3 Commercial Banks dated December 3, 1992 (Three-Year Facility). (Exhibit C.2.38, 1992 NU Form U5S, File No. 30-246)

            C.1.6 Credit Agreements among CL&P, WMECO, NU, Holyoke Water Power Company, RRR, NNECO and NUSCO (as Agent) and 1 Commercial Bank dated December 3, 1992 (Three-Year Facility).
                    (Exhibit C.2.39, 1992 NU Form U5S, File No. 30-246)

            C.1.7 Credit Agreement among NU, CL&P and WMECO and several commercial banks, dated as of November 21, 1996. (Exhibit No. B.1, File No. 70-8875)

      C.2   The Connecticut Light and Power Company

            C.2.1 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, Trustee, dated as of May 1, 1921. (Composite including all twenty-four amendments to May 1, 1967.) (Exhibit 4.1.1, 1989 NU Form 10-K, File No. 1-5324)

          Supplemental Indentures to the Composite May 1, 1921 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, dated as of:

            C.2.2   April 1, 1967.  (Exhibit 4.16, File No. 2-60806)

            C.2.3   January 1, 1968.  (Exhibit 4.18, File No. 2-60806)

            C.2.4   December 1, 1969.  (Exhibit 4.20, File No. 2-60806)

            C.2.5   June 30, 1982.  (Exhibit 4.33, File No. 2-79235)

            C.2.6   December 1, 1989. (Exhibit 4.1.26, 1989 NU Form 10-K,
                    File No. 1-5324)

            C.2.7   April 1, 1992.  (Exhibit 4.30, File No. 33-59430)

            C.2.8   July 1, 1992.  (Exhibit 4.31, File No. 33-59430)

            C.2.9   July 1, 1993.  (Exhibit A.10(b),  File No. 70-8249)

            C.2.10  July 1, 1993.  (Exhibit A.10(b),  File No. 70-8249)

            C.2.11  December 1, 1993.  (Exhibit 4.2.14, 1993 NU Form 10-K, File
                    No. 1-5324)

            C.2.12  February 1, 1994.  (Exhibit 4.2.15, 1993 NU Form 10-K, File
                    No. 1-5324)

            C.2.13  February 1, 1994.  (Exhibit 4.2.16, 1993 NU Form 10-K, File
                    No. 1-5324)

            C.2.14  June 1, 1994.  (Exhibit 4.2.15, 1994 NU Form 10-K, File No.
                    1-5324)

            C.2.15  October 1, 1994.  (Exhibit 4.2.16, 1994 NU Form 10-K,
                    File No. 1-5324)

            C.2.16  June 1, 1996.  (Exhibit 4.2.16, 1996 NU Form 10-K, File No.
                    1-5324)

            C.2.17  January 1, 1997.  (Exhibit 4.2.17, 1996 NU Form 10-K,
                    File No. 1-5324)


            C.2.18 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1986 Series) dated as of December 1, 1986. (Exhibit C.1.47, 1986 NU Form U5S, File No. 30-246)

                    C.2.18.1 Letter of Credit and Reimbursement Agreement (Pollution Control Bonds, 1986 Series) dated as of August 1, 1994. (Exhibit 1 (Execution
                                Copy), File No. 70-7320)

           C.2.19 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1988 Series) dated as of October 1, 1988. (Exhibit C.1.55, 1988 NU Form U5S, File No. 30-246)

                    C.2.19.1 Letter of Credit (Pollution Control Bonds, 1988 Series) dated October 27, 1988. (Exhibit 4.2.17.1, 1995 NU Form 10-K, File No. 1-5324)

                    C.2.19.2 Reimbursement and Security Agreement (Pollution Control Bonds, 1988 Series) dated as of October 1, 1988. (Exhibit 4.2.18.2, 1995 NU Form 10-K,
                                File No.1- 5324)

            C.2.20 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds) dated as of December 1, 1989. (Exhibit C.1.39, 1989 NU Form U5S, File No. 30-246)

            C.2.21 Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1992 Series A) dated as of December 1, 1992. (Exhibit C.2.33, 1992 NU Form U5S, File No. 30-246)

                    C.2.21.1 Letter of Credit and Reimbursement Agreement (Pollution Control Bonds, 1992 Series A) dated as of December 1, 1992. (Exhibit 4.2.19.1, 1995 NU Form 10-K, File No. 1-5324)

            C.2.22 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.21, 1993 NU Form 10-K, File No. 1-5324)

                  C.2.22.1 Letter of Credit and Reimbursement Agreement (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.23, 1993 NU Form 10-K, File No. 1-5324)

            C.2.23 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series B, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.22, 1993 NU Form 10-K, File No. 1-5324)

                    C.2.23.1 Letter of Credit and Reimbursement Agreement (Pollution Control Bonds - Series B, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.24, 1993 NU Form 10-K, File No. 1-5324)

            C.2.24 Amended and Restated Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Revenue Bond - 1996A Series) dated as of May 1, 1996 and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24, 1996 NU Form 10-K, File No. 1-5324)

                    C.2.24.1 Amended and Restated Indenture of Trust between Connecticut Development Authority and the Trustee (CL&P Pollution Control Revenue Bond-1996A Series), dated as of May 1, 1996 and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24.1, 1996 NU Form 10-K, File No. 1-5324)


                    C.2.24.2 Standby Bond Purchase Agreement among CL&P, Societe Generale, New York Branch and the E-21 Trustee, dated January 23, 1997. (Exhibit 4.2.24.2, 1996 NU Form 10-K, File No. 1-5324)

                    C.2.24.3 AMBAC Municipal Bond Insurance Policy issued by the Connecticut Development Authority (CL&P Pollution Control Revenue Bond-1996A Series), effective January 23, 1997. (Exhibit 4.2.24.3, 1996 NU Form 10-K, File No. 1-5324)

            C.2.25 Indenture between CL&P and Bankers Trust Company, Trustee (Series A Subordinated Debentures), dated as of Januar 1, 1995 (MIPS). (Exhibit B.1 (Execution Copy), File No. 70-8451)

            C.2.26 Payment and Guaranty Agreement of CL&P dated as of January 23, 1995 (MIPS). (Exhibit B.3 (Execution Copy), File No. 70-8451)

            C.2.27 Amended and Restated Trust Agreement, dated February 11, 1992, among State Street Bank and Trust Company, as Trustor, and Bankers Trust Company, as Trustee, and CL&P and WMECO. (Niantic Bay Fuel Trust). (Exhibit 10.23, 1991 NU Form 10-K, File No. 1-5324)

            C.2.28 See Exhibit C.8.1 below, CL&P's Guarantee of Rocky River Realty's 7-7/8% Note Agreement.

      C.3   Public Service Company of New Hampshire

            C.3.1 First Mortgage Indenture dated as of August 15, 1978 between PSNH and First Fidelity Bank, National Association, New Jersey, Trustee. (Composite including all ten amendments to May 16, 1991)(Exhibit 4.4.1, 1992 NU Form 10-K, File No. 1-5324)

            C.3.2 Amended and Restated Revolving Credit Agreement dated as of April 1, 1996. (Exhibit 4.3.2, 1996 NU Form 10-K, File No. 1-5324)

            C.3.3 Series A (Tax Exempt New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.2, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

            C.3.4 Series B (Tax Exempt Refunding) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.3, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

            C.3.5 Series C (Tax Exempt Refunding) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.4, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

            C.3.6 Series D (Taxable New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.5, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

                    C.3.6.1 First Supplement to Series D (Tax Exempt Refunding Issue) PCRB Loan and Trust Agreement dated as of December 1, 1992. (Exhibit 4.4.5.1, 1992 NU Form 10-K, File No. 1-5324)

                    C.3.6.2 Second Series D (May 1, 1991 Taxable New Issue and December 1, 1992 Tax Exempt Refunding Issue) PCRB Letter of Credit and Reimbursement Agreement dated as of May 1, 1995 (Exhibit B.4, Execution Copy, File No. 70-8036)


            C.3.7 Series E (Taxable New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.6, PSNH Current Report onForm 8-K dated February 10, 1992, File No. 1-6392)

                    C.3.7.1 First Supplement to Series E (Tax Exempt Refundimg Issue) PCRB Loan and Trust Agreement dated as of December 1, 1993. (Exhibit 4.3.8.1, 1993 NU Form 10-K, File No. 1-5324)

                    C.3.7.2 Second Series E (May 1, 1991 Taxable New Issue and December 1, 1993 Tax Exempt Refunding Issue) PCRB Letter of Credit and Reimbursement Agreement dated as of May 1, 1995. (Exhibit B.5, Execution Copy, File No. 70-8036)

      C.4   Western Massachusetts Electric Company

            C.4.1 First Mortgage Indenture and Deed of Trust between WMECO and Old Colony Trust Company (now The First National Bank of Boston), Trustee, dated as of August 1, 1954. (Exhibit 4.4.1, 1993 NU Form 10-K, File No. 1-5324)

            Supplemental Indentures thereto dated as of:

            C.4.2   March 1, 1967.  (Exhibit 2.5, File No. 2-68808)

            C.4.3   September 1, 1990.  (Exhibit 4.3.15, 1990 NU Form 10-K,
                    File No. 1-5324)

            C.4.4   December 1, 1992.  (Exhibit 4.15, File No. 33-55772)

            C.4.5   January 1, 1993.  (Exhibit 4.5.13, 1992 NU Form 10-K,
                    File No. 1-5324)

            C.4.6   March 1, 1994.  (Exhibit 4.4.11, 1993 NU Form 10-K,
                    File No. 1-5324)

            C.4.7   March 1, 1994.  (Exhibit 4.4.12, 1993 NU Form 10-K, File
                    No. 1-5324)

            C.4.8 Loan Agreement between Connecticut Development Authority and WMECO (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.4.13, 1993 NU Form 10-K, File No. 1-5324)

                    C.4.8.1 Letter of Credit and Reimbursement Agreement (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.4.14, 1993 NU Form 10-K, File No 1-5324)

            C.4.9 See Exhibits C.2.27 and C.8.1 for WMECO's interest in joint financings.

      C.5   North Atlantic Energy Corporation

            C.5.1 First Mortgage Indenture and Deed of Trust between NAEC and United States Trust Company of New York, Trustee, dated as of June 1, 1992. (Exhibit 4.6.1, 1992 NU Form 10-K, File No. 1-5324)

            C.5.2 Term Credit Agreement dated as of November 9, 1995. (Exhibit 4.5.2, 1995 NU Form 10-K, File No. 1-5324)

      C.6   Northeast Nuclear Energy Company

            C.6.1 Millstone Technical Building Note Agreement dated as of December 21, 1993 by and between The Prudential Insurance Company of America and NNECO. (Exhibit 10.28, 1993 NU Form 10-K, File No. 1-5324)

      C.7   Holyoke Water Power Company

            C.7.1 Loan Agreement between City of Holyoke, Massachusetts, acting by and through its Industrial Development Financing Authority, and Holyoke Water Power Company, dated as of November 1, 1988 (Pollution Control Bonds). (Exhibit C.4.8, 1989 NU Form U5S, File No. 30-246)

            C.7.2 Loan and Trust Agreement between Massachusetts Industrial Finance Authority and Holyoke Water Power Company, dated as of December 1, 1992. (Exhibit C.7.2, 1992 NU Form U5S, File No. 30-246)

            C.7.3 Loan Agreement between Massachusetts Industrial Finance Authority and Holyoke Water Power Company, dated as of December 1, 1990 (Pollution Control Bonds). (Exhibit C.4.3, 1990 NU Form U5S, File No. 30-246)

      C.8   The Rocky River Realty Company

            C.8.1 Note Agreement dated as of June 1, 1973 by and between The Rocky River Realty Company (RRR) and the purchasers named therein (the 7-7/8% Note Agreement), including the Several Guarantee of CL&P, HELCO, and WMECO of RRR's 7-7/8% Note Agreement. (File No.70-4637)

            C.8.2 Note Agreement dated April 14, 1992, by and between RRR and the purchasers named therein, relating to $15 million of guaranteed senior secured notes due 2007 and $28 million of guaranteed senior secured notes due 2017. (Exhibit No. 10.52, 1992 NU Form 10-K, File No. 1-5324)

                    C.8.2.1 Note Guaranty dated April 14, 1992 by Northeast Utilities relating to Exhibit C.8.2. (Exhibit 10.52.1, 1992 NU Form 10-K, File No. 1-5324)

                    C.8.2.2 Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of April 14, 1992 among RRR, NUSCO and the Trustee, securing notes sold ursuant to Exhibit C.8.2. (Exhibit 10.52.2, 1992 NU Form 10-K, File No. 1-5324)

      C.9   Southwest HEC Energy Services, L.L.C.

            C.9.1 Promissory Note of Southwest HEC Energy Services, L.L.C. to Arizona Public Service Company, dated December 7, 1995. (Exhibit C.9.1, 1995 NU Form U5S, File No. 30-246)

D. Agreement Allocating Consolidated Income Tax Liability by Northeast Utilities and Subsidiaries. (Exhibit D, 1994 NU Form U5S, File No. 30-246)

*    G.     Financial Data Schedules

            G.1     Financial Data Schedule of NU.

            G.2     Financial Data Schedule of CL&P.

            G.3     Financial Data Schedule of WMECO.

            G.4     Financial Data Schedule of PSNH.

            G.5     Financial Data Schedule of NAEC.

            G.6     Financial Data Schedule of HWP.

            G.7     Financial Data Schedule of HP&E.


*    H.     Organizational chart showing the relationship of Encoe Partners,
            Central Termica San Miguel de Tucuman, S. A., Plantas Eolicas S.A., and Ave Fenix Energia, S. A., foreign utility companies, to other
            NU System companies.

*    I.     Unaudited 1996 financial reports of the following foreign utility companies:

            - Encoe Partners
            - Central Termica San Miguel de Tucuman S.A.
            - Ave Fenix Energia S.A.
            - Plantas Eolicas S.A.

            (This information is not available at this filing date and will be subsequently provided under Form U5S/A on or before August 15, 1997.)